     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL   , 1996

                                                    REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              NORWEST CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            6711                           41-0449260
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                                 NORWEST CENTER
                              SIXTH AND MARQUETTE
                       MINNEAPOLIS, MINNESOTA 55479-1000
                                  612-667-1234
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               STANLEY S. STROUP
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                              NORWEST CORPORATION
                                 NORWEST CENTER
                              SIXTH AND MARQUETTE
                       MINNEAPOLIS, MINNESOTA 55479-1026
                                  612-667-8858
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                 ROBERT J. KAUKOL                                     EZRA G. LEVIN
                NORWEST CORPORATION                 KRAMER, LEVIN, NAFTALIS, NESSEN, KAMIN & FRANKEL
                  NORWEST CENTER                                    919 THIRD AVENUE
                SIXTH AND MARQUETTE                           NEW YORK, NEW YORK 10022-3903
         MINNEAPOLIS, MINNESOTA 55479-1026

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
TITLE OF SECURITIES                        AMOUNT      PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
TO BE                                       TO BE       OFFERING PRICE      AGGREGATE       REGISTRATION
REGISTERED                               REGISTERED        PER SHARE      OFFERING PRICE         FEE
- -----------------------------------------------------------------------------------------------------------
Common Stock (par value $1 2/3 per        2,700,000
  share)(1)...........................     Shares(2)          N/A         $82,936,075(3)       $28,596
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------

(1) Each share of the registrant's common stock includes one preferred stock purchase right.

(2) Based upon the maximum number of shares that may be issued in the transaction described herein.

(3) Represents the sum of (i) the market value of certain securities of Benson Financial Corporation ("Benson") to be acquired by the registrant as calculated in accordance with Rule 457(f)(1) and (ii) the book value of all other securities of Benson to be acquired by the registrant as calculated in accordance with Rule 457(f)(2).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              NORWEST CORPORATION

                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

       FORM S-4 ITEM                                     PROSPECTUS HEADING
       -------------                                     ------------------
  1.   Forepart of Registration Statement
       and Outside Front Cover Page of
       Prospectus......................................  Outside Front Cover Page of
                                                         Prospectus
  2.   Inside Front and Outside Back Cover
       Pages of Prospectus.............................  Available Information; Incorporation
                                                         of Certain Documents by Reference;
                                                         Table of Contents
  3.   Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information...................  Summary
  4.   Terms of the Transaction........................  The Merger; Norwest Capital Stock and
                                                         Rights; Comparison of Rights of
                                                         Holders of Benson Common Stock and
                                                         Norwest Common Stock
  5.   Pro Forma Financial Information.................  *
  6.   Material Contracts with the Company
       Being Acquired..................................  The Merger
  7.   Additional Information Required for
       Reoffering by Persons and Parties
       Deemed to be Underwriters.......................  *
  8.   Interests of Named Experts and Counsel..........  Legal Opinions
  9.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.....................................  *
 10.   Information with Respect to S-3
       Registrants.....................................  Summary; The Merger; Norwest Capital
                                                         Stock and Rights; Comparison of
                                                         Rights of Holders of Benson Common
                                                         Stock and Norwest Common Stock;
                                                         Certain Regulatory Considerations
 11.   Incorporation of Certain Information
       by Reference....................................  Incorporation of Certain Documents by
                                                         Reference; Management of Norwest and
                                                         Additional Information
 12.   Information with Respect to S-2 or S-3
       Registrants.....................................  *
 13.   Incorporation of Certain Documents
       by Reference....................................  *
 14.   Information with Respect to
       Registrants Other Than S-2 or S-3
       Registrants.....................................  *
 15.   Information with Respect to S-3 Companies.......  *

       FORM S-4 ITEM                                     PROSPECTUS HEADING
       -------------                                     ------------------
 16.   Information with Respect to
       S-2 or S-3 Companies............................  *
 17.   Information with Respect to Companies
       Other Than S-2 or S-3 Companies.................  Summary -- Selected Financial
                                                         Information; Summary -- Comparative
                                                         Per Common Share Data; Comparison of
                                                         Rights of Holders of Benson Common
                                                         Stock and Norwest Common Stock;
                                                         Information Concerning Benson
 18.   Information If Proxies, Consents
       or Authorizations Are to Be Solicited...........  Meeting Information; The Merger --
                                                         Dissenters' Rights; Management of
                                                         Norwest and Additional Information
 19.   Information If Proxies, Consents, or
       Authorizations Are Not to Be Solicited
       in an Exchange Offer............................  *

- ---------------
* Item is omitted because answer is negative or item is inapplicable.

                              [BENSON LETTERHEAD]

                                                                          , 1996

Dear Shareholder:

     A special meeting of shareholders of Benson Financial Corporation
("Benson") will be held on May   , 1996 to consider and vote upon a proposal to
approve the Agreement and Plan of Reorganization dated December 21, 1995 (as amended, the "Merger Agreement") between Benson and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will merge with and into Benson (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, Benson will become a wholly-owned subsidiary of Norwest and holders of Benson capital stock will be entitled to receive shares of Norwest common stock upon the terms and subject to the conditions set forth in the Merger Agreement.

     Benson's board of directors has unanimously approved the Merger Agreement as being advisable and in the best interests of Benson's shareholders and recommends that you vote for approval of the Merger Agreement. Hoefer & Arnett Incorporated, Benson's financial advisor in connection with the Merger, has rendered an opinion to Benson's board of directors that as of the date hereof the consideration to be received pursuant to the Merger Agreement by holders of Benson common stock is fair from a financial point of view.

     Enclosed with this letter are a notice of special meeting, which sets forth the time and location of the special meeting, and a Proxy Statement-Prospectus, which describes in more detail the terms and conditions of the Merger and discusses the background of and reasons for the Merger. Please carefully review and consider the information in the Proxy Statement-Prospectus. Additional information concerning Norwest, including its 1995 annual report on Form 10-K, may be obtained from Norwest as indicated in the Proxy Statement-Prospectus under the section entitled "Incorporation of Certain Documents by Reference."

     Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, regardless of whether you plan to attend the special meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                          R. TOM RODDY
                                          President and Chief Executive Officer

                          BENSON FINANCIAL CORPORATION
                                40 N.E. LOOP 410
                            SAN ANTONIO, TEXAS 78216
                                 (210) 340-5000
                            ------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY    , 1996
                            ------------------------

     A special meeting (the "Special Meeting") of shareholders of Benson Financial Corporation, a Texas corporation ("Benson"), will be held at
                    , on May   , 1996, at   :   .m., central time, for the
following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated December 21, 1995 (as amended, the "Merger Agreement") between Benson and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will merge with and into Benson and Benson will become a wholly-owned subsidiary of Norwest, all upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is attached as an appendix to the accompanying Proxy Statement-Prospectus.

          2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only shareholders of record on the books of Benson at the close of business on April 18, 1996 will be entitled to vote at the Special Meeting or any adjournments or postponements thereof.

     Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                          By Order of the Board of Directors

                                          JACK E. SMITH
                                          Secretary

               , 1996
- --------------------------------------------------------------------------------

     PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS AT ANY TIME BEFORE IT IS EXERCISED.

           PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.
- --------------------------------------------------------------------------------

                          BENSON FINANCIAL CORPORATION

                                PROXY STATEMENT

                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY   , 1996
                            ------------------------
                              NORWEST CORPORATION
                                   PROSPECTUS
                             SHARES OF COMMON STOCK
                            ------------------------

     This Proxy Statement-Prospectus is being provided to holders of the common stock, par value $.10 per share ("Benson Common Stock"), and Series C preferred stock, par value $100 per share ("Benson Series C Preferred Stock"), of Benson Financial Corporation, a Texas corporation ("Benson"), in connection with the solicitation of proxies by the board of directors of Benson (the "Benson Board")
for a special meeting of Benson's shareholders to be held on May   , 1996 (the
"Special Meeting").

     At the Special Meeting, Benson's shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated December 21, 1995 (as amended and including all exhibits thereto, the "Merger Agreement") between Benson and Norwest Corporation, a Delaware corporation ("Norwest"), pursuant to which a wholly-owned subsidiary of Norwest will merge with and into Benson and Benson will become a wholly-owned subsidiary of Norwest (the "Merger"). If the Merger is approved and becomes effective, holders of Benson Common Stock and holders of Benson Series C Preferred Stock will receive shares of Norwest's common stock, par value $1 2/3 per share ("Norwest Common Stock"), in exchange for their shares of Benson capital stock. Assuming the Norwest Average Price (as defined below) is between $28.50 and $36.50, inclusive, holders of Benson Common Stock will receive $20 worth of Norwest Common Stock, as measured by the Norwest Average Price, for each share of Benson Common Stock held by them. For additional information concerning the consideration to be received by holders of Benson Common Stock and certain risks due to fluctuations in the price of Norwest Common Stock, see "THE MERGER -- Merger Consideration." A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference.

     Norwest has filed a registration statement on Form S-4 (File No.
333-      ) (the "Registration Statement") with the Securities and Exchange
Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Norwest Common Stock to be issued in the Merger. In addition to serving as the proxy statement in connection with the Special Meeting, this document constitutes the prospectus of Norwest filed as part of the Registration Statement.

     Norwest Common Stock trades on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CHX") under the symbol "NOB." The closing price of
Norwest Common Stock as reported on the NYSE composite tape on             ,
1996 was $          per share. Benson Common Stock is traded in the
over-the-counter market and quoted on the Nasdaq National Market System under the symbol "BFCX." The last reported sale price of Benson Common Stock on
            , 1996 was $          per share. There is no public market for
shares of Benson Series C Preferred Stock.

     All information concerning Norwest contained in this Proxy
Statement-Prospectus has been provided by Norwest, and all information concerning Benson contained in this Proxy Statement-Prospectus has been provided by Benson.

     This Proxy Statement-Prospectus and the accompanying form of proxy are
first being mailed to shareholders of Benson on or about April   , 1996.
                            ------------------------

THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS
    ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR
       NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS.
               ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
                           ------------------------
         The date of this Proxy Statement-Prospectus is April   , 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    2
EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS.....................................    3
SUMMARY...............................................................................    4
  Parties to the Merger...............................................................    4
  Special Meeting and Vote Required...................................................    4
  The Merger..........................................................................    5
  Market Information..................................................................    7
  Comparison of Rights of Holders of Benson Common Stock and
     Norwest Common Stock.............................................................    7
  Comparative Per Common Share Data...................................................    7
  Selected Consolidated Financial Data................................................    8
MEETING INFORMATION...................................................................   12
  General.............................................................................   12
  Record Date; Voting Rights; Vote Required...........................................   12
  Voting and Revocation of Proxies....................................................   12
  Solicitation of Proxies.............................................................   13
THE MERGER
  General.............................................................................   14
  Background of and Reasons for the Merger............................................   14
  Opinion of Benson's Financial Advisor...............................................   14
  Merger Consideration................................................................   23
  Dissenters' Rights..................................................................   25
  Surrender of Certificates...........................................................   27
  Conditions to the Merger............................................................   28
  Regulatory Approvals................................................................   28
  Conduct of Business Pending the Merger..............................................   29
  No Solicitation.....................................................................   30
  Certain Additional Agreements.......................................................   30
  Termination of the Merger Agreement.................................................   30
  Amendment of the Merger Agreement...................................................   31
  Waiver of Performance of Obligations................................................   31
  Effect on Employee Benefit Plans....................................................   31
  Interests of Certain Persons in the Merger..........................................   31
  Certain U.S. Federal Income Tax Consequences........................................   32
  Resale of Norwest Common Stock......................................................   33
  Stock Exchange Listing..............................................................   34
  Accounting Treatment................................................................   34
  Expenses............................................................................   34
NORWEST CAPITAL STOCK AND RIGHTS......................................................   34
     General..........................................................................   34
     Norwest Common Stock.............................................................   35
     Norwest Preferred Stock; Norwest Preference Stock................................   35
     Rights Plan......................................................................   36
     Dividend Reinvestment and Optional Cash Payment Plan.............................   37
     Shares Registered under the Securities Act.......................................   37
COMPARISON OF RIGHTS OF HOLDERS OF BENSON COMMON STOCK AND NORWEST COMMON STOCK.......   38
     General..........................................................................   38

                                                                                        PAGE
                                                                                        ----
     Directors........................................................................   38
     Amendment of Articles or Certificate of Incorporation and Bylaws.................   38
     Shareholder or Stockholder Approval of Mergers and Asset Sales...................   39
     Appraisal Rights.................................................................   39
     Special Meetings.................................................................   40
     Action Without a Meeting.........................................................   40
     Limitation of Director Liability.................................................   40
     Indemnification of Officers and Directors........................................   41
     Dividends........................................................................   41
     Proposal of Business; Nomination of Director.....................................   42
INFORMATION CONCERNING BENSON.........................................................   43
     General..........................................................................   43
     The Banks........................................................................   43
     Nonbanking Activities............................................................   44
     Competition......................................................................   44
     Regulation and Supervision.......................................................   44
     Employees........................................................................   46
     Properties.......................................................................   47
     Legal Proceedings................................................................   47
     Description of Securities........................................................   47
     Dividends and Dividend Policy....................................................   48
     Holders..........................................................................   48
     Security Ownership of Management.................................................   49
     Management's Discussion and Analysis of Financial Condition and Results of
      Operations......................................................................   50
COMPARATIVE PER SHARE PRICES AND DIVIDENDS............................................   72
CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST...............................   73
     General..........................................................................   73
     Dividend Restrictions............................................................   73
     Holding Company Structure........................................................   73
     Capital Requirements.............................................................   75
     Federal Deposit Insurance Corporation Improvement Act of 1991....................   76
     FDIC Insurance...................................................................   77
EXPERTS...............................................................................   78
LEGAL OPINIONS........................................................................   78
MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION......................................   78
REPORT OF BENSON'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...........................  F-1
CONSOLIDATED FINANCIAL STATEMENTS OF BENSON...........................................  F-2
APPENDIX A AGREEMENT AND PLAN OF MERGER...............................................  A-1
APPENDIX B OPINION OF HOEFER & ARNETT INCORPORATED....................................  B-1
APPENDIX C TEXAS BUSINESS CORPORATION ACT, ARTICLES 5.11, 5.12 AND 5.13...............  C-1

                             AVAILABLE INFORMATION

     Norwest and Benson are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission.

     The reports, proxy statements and other information filed by Norwest and Benson with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605. Reports, proxy statements and other information concerning Benson are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, Washington, D.C. 20006.

     This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest, Benson and the shares of Norwest Common Stock offered hereby. Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached hereto as an appendix.

     No person is authorized to give any information or make any representations other than those expressly set forth in this Proxy Statement-Prospectus. Any such information or representations must not be relied upon as being authorized. The delivery of this Proxy Statement-Prospectus is neither an offer to sell or a solicitation of an offer to buy shares of Norwest Common Stock nor a solicitation of a proxy in any circumstances in which such offer to sell, solicitation of an offer to buy or solicitation of a proxy is unlawful. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities hereunder shall under any circumstances create any implication that there has been no change in the business prospects, financial condition or other affairs of Norwest or Benson since the date of this Proxy Statement-Prospectus or that the information contained herein is correct and complete as of any time subsequent to the date of this Proxy Statement-Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS AS FILED WITH THE COMMISSION (OTHER THAN EXHIBITS THERETO NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO NORWEST, TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655 OR, IN THE CASE OF DOCUMENTS RELATING TO BENSON, TO SHIRLEY R. YOAKUM, TREASURER, BENSON FINANCIAL CORPORATION, 40 N.E. LOOP 410, SAN ANTONIO, TEXAS 78216, TELEPHONE (210) 681-5100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST
SHOULD BE RECEIVED BY NORWEST OR BENSON, AS THE CASE MAY BE, BY                ,
1996 [FIVE BUSINESS DAYS PRIOR TO DATE OF MEETING].

     The following documents filed with the Commission by Norwest (File No. 1-2979) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus: (i) Norwest's Annual Report on Form 10-K for the year ended December 31, 1995; and (ii) Norwest's Current Reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended pursuant to Form 8-K/A, and February 26, 1996.

     All documents filed by Norwest and Benson with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

               EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS

     Benson is incorporated under the laws of the state of Texas and is governed by the Texas Business Corporation Act and Benson's articles of incorporation and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "TBCA," "Benson Articles" and "Benson Bylaws," respectively). Norwest is incorporated under the laws of the state of Delaware and is governed by the Delaware General Corporation Law and Norwest's restated certificate of incorporation and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "DGCL," "Norwest Certificate" and "Norwest Bylaws," respectively). The TBCA uses the term "shareholder" to refer to a holder of capital stock of a Texas corporation. The DGCL uses the term "stockholder" to refer to a holder of capital stock of a Delaware corporation. Accordingly, this Proxy Statement-Prospectus uses the term "shareholder" to refer to a holder of Benson Common Stock or Benson Series C Preferred Stock and the term "stockholder" to refer to a holder of Norwest Common Stock.

     As used in this Proxy Statement-Prospectus, unless the context otherwise requires:

          "1992 Benson Common Stock Options" mean the options granted pursuant to Benson's 1992 Nonqualified Stock Option Plan that have not been exercised as of immediately prior to the Effective Time of the Merger.

          "1994 Benson Common Stock Options" mean the options granted pursuant to Benson's 1994 Stock Option Plan that have not been exercised as of immediately prior to the Effective Time of the Merger and whose holders have agreed to cancel their options in exchange for shares of Norwest Common Stock.

          "1994 Benson Option Shares" mean the shares of Benson Common Stock issuable upon exercise of 1994 Benson Common Stock Options.

          "Benson" means Benson and its consolidated subsidiaries.

          "Norwest" means Norwest and its consolidated subsidiaries.

          "Norwest Average Price" means the average of the closing prices of a share of Norwest Common Stock as reported on the NYSE composite tape during the period of 10 trading days ending on the day immediately preceding the date of the Special Meeting at which the vote to approve the Merger Agreement is taken.

          "Norwest Measurement Price" means (i) the Norwest Average Price if the Norwest Average Price is greater than $28.50 and less than $36.50, (ii) $28.50 if the Norwest Average Price is equal to or less than $28.50 or
     (iii) $36.50 if the Norwest Average Price is equal to or greater than $36.50.

     Other capitalized terms used in this Proxy Statement-Prospectus generally are defined where they first appear.

                                    SUMMARY

     The following summary of certain information relating to the Merger is not intended to be complete and is qualified in all respects by the more detailed information contained or incorporated by reference in this Proxy Statement-Prospectus and the appendices hereto. Shareholders of Benson are urged to read this Proxy Statement-Prospectus and the appendices hereto in their entirety.

PARTIES TO THE MERGER

     Norwest. Norwest is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Norwest owns subsidiaries engaged in banking and in a variety of related businesses. Norwest provides retail, commercial and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

     At December 31, 1995, Norwest had consolidated total assets of $72.1 billion, total deposits of $42.0 billion and total stockholders' equity of $5.3 billion. Based on total assets at December 31, 1995, Norwest was the 13th largest commercial banking organization in the United States.

     Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Norwest generally does not make a public announcement of an acquisition until a definitive agreement has been signed. Norwest generally provides information concerning the aggregate asset value of, and the aggregate consideration anticipated to be paid for, its pending acquisitions in its annual and quarterly reports filed with the Commission and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

     Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Benson. Benson, a bank holding company headquartered in San Antonio, Texas, derives substantially all of its revenues and income from the operation of its two wholly-owned bank subsidiaries, Groos Bank, N.A. ("Groos Bank") and Kelly Field National Bank ("Kelly Bank," together with Groos Bank, the "Banks"). The Banks provide a full range of commercial and consumer banking services to individuals and small and middle market businesses in the metropolitan San Antonio area through five full service banking facilities and to United States military officers stationed throughout the world. In addition, Benson is the sole owner of Bancshares Life Insurance Company, an insurance company domiciled in Arizona. As of December 31, 1995, Benson had total assets of $475.5 million, total deposits of $420.9 million and total stockholders' equity of $51.3 million. At December 31, 1995, Benson and the Banks employed approximately 300 full time equivalent employees. See "Information Concerning Benson."

SPECIAL MEETING AND VOTE REQUIRED

     Special Meeting.  The Special Meeting will be held on May   , 1996 at
                              , San Antonio, Texas for the purpose of voting on
a proposal to approve the Merger Agreement. Only holders of record of Benson Common Stock and holders of record of Benson Series C Preferred Stock at the close of business on April 18, 1996 (the "Record Date")
will be entitled to receive notice of and to vote at the Special Meeting. At the
Record Date, there were outstanding           shares of Benson Common Stock and
86,947 shares of Benson Series C Preferred Stock. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

     Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Benson Common Stock and Benson Series C Preferred Stock voting as separate classes. Holders of Benson Common Stock and holders of Benson Series C Preferred Stock are entitled to one vote per share owned of record on the Record Date. If at least two-thirds of the votes eligible to be cast by the holders of Benson Common Stock and Benson Series C Preferred Stock voting as separate classes do not vote in favor of approval of the Merger Agreement, Benson will continue to act as a separate entity and a going concern. See "MEETING INFORMATION -- Record Date; Voting Rights; Vote Required."

THE MERGER

     Effect of the Merger. If the Merger Agreement is approved and the Merger becomes effective, a wholly-owned subsidiary of Norwest will merge with and into Benson and Benson, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Norwest. In the Merger, each outstanding share of Benson Common Stock and Benson Series C Preferred Stock, and each 1994 Benson Option Share, will be automatically converted into the right to receive shares of Norwest Common Stock in such amounts as is determined in accordance with the provisions of the Merger Agreement. In addition, each 1992 Benson Common Stock Option will be automatically converted into an option to receive shares of Norwest Common Stock in such amounts and at such exercise price as is determined in accordance with the provisions of the Merger Agreement. In lieu of issuing fractional shares of Norwest Common Stock, Norwest will pay cash to Benson's shareholders who would otherwise be entitled to receive fractional shares. See "THE MERGER -- Merger Consideration."

     Recommendation of Benson's Board of Directors. At a meeting of the Benson Board held on December 20, 1995, after considering the terms and conditions of the Merger Agreement and obtaining the advice of its financial advisor, the Benson Board unanimously approved the Merger Agreement. The Benson Board believes that the Merger is advisable and in the best interests of Benson and its shareholders and recommends that shareholders of Benson vote in favor of approval of the Merger Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the Benson Board in making its recommendation, see "THE MERGER -- Background of and Reasons for the Merger."

     Opinion of Benson's Financial Advisor. The Benson Board has retained Hoefer & Arnett Incorporated ("Hoefer & Arnett") to act as financial advisor in connection with the Merger. Hoefer & Arnett has delivered its written opinion to the Benson Board that as of the date of this Proxy Statement-Prospectus the consideration to be received pursuant to the Merger Agreement by holders of Benson Common Stock is fair from a financial point of view. The opinion of Hoefer & Arnett is attached as Appendix B to this Proxy Statement-Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith. For additional information, see "THE
MERGER -- Opinion of Benson's Financial Advisor."

     Conditions to the Merger; Termination of the Merger Agreement. The obligations of Norwest and Benson to effect the Merger are subject to the satisfaction or, if permissible under the Merger Agreement, waiver of a number of conditions, in addition to approval of the Merger Agreement by Benson's shareholders. The Merger Agreement is subject to termination by one or more parties at any time prior to the Effective Time of the Merger upon the occurrence of certain specified events, including termination by Benson within one business day after the Special Meeting at which a vote on the Merger Agreement is taken if the Norwest Average Price is less than $27. See "THE MERGER -- Conditions to the Merger" and "-- Termination of the Merger Agreement."

     Regulatory Approvals. The Merger is subject to the approval of the Federal Reserve Board. Norwest has filed an application with the Federal Reserve Board requesting approval of the Merger; however, there can be no assurances that the necessary regulatory approval will be obtained or as to the timing of or conditions placed on such approval. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking. See "THE
MERGER -- Regulatory Approvals."

     Effective Time and Closing of the Merger. If the Merger Agreement is approved at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the parties expect the Merger to become effective (the "Effective Time of the Merger") upon the filing with the Texas Secretary of State of articles of merger relating to the Merger (the "Articles of Merger") in accordance with the relevant provisions of the TBCA. The parties expect to file the Articles of Merger with the Texas Secretary of State as soon as practicable following approval of the Merger Agreement at the Special Meeting. The closing of the Merger (the "Closing") will be held on the date the Articles of Merger are filed with the Texas Secretary of State or on such other date as the parties may agree (the "Closing Date"). See "THE MERGER -- Conditions to the Merger" and "-- Regulatory Approvals."

     No Solicitation. Benson and its subsidiaries, and their respective directors, officers, representatives and agents, have agreed under the Merger Agreement not to directly or indirectly solicit, authorize the solicitation of or enter into any discussions with any third party concerning certain transactions involving the acquisition of Benson's capital stock or assets. See "THE MERGER -- No Solicitation."

     Interests of Certain Persons in the Merger. In the Merger, the directors and executive officers will receive the same consideration for their shares of Benson capital stock as the other shareholders of Benson will receive for their shares of the same capital stock. Certain members of the Benson Board and management, however, may be deemed to have interests in the Merger that are in addition to and separate from the interests of Benson's shareholders generally. These interests include, among others, provisions in the Merger Agreement relating to certain payments made in connection with employment agreements, continued employment or association with Benson or one or more of Norwest's subsidiaries, continuation of certain director and officer indemnification rights and acceleration of the vesting of certain stock options. See "THE MERGER -- Interests of Certain Persons in the Merger."

     Directors and Officers of Benson after the Merger. Following the Effective Time of the Merger, Norwest will be the sole shareholder of Benson and, for that reason, will be in a position to elect or appoint all of the directors and officers of Benson.

     Dissenters' Rights. Holders of Benson Common Stock and Benson Series C Preferred Stock will have the right to dissent with respect to their shares of Benson Common Stock and Benson Series C Preferred Stock. For more information concerning dissenters' rights and the procedures to be followed to exercise such rights, see "THE MERGER -- Dissenters' Rights."

     Certain U.S. Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization. Generally, no gain or loss will be recognized by Benson's shareholders, except with respect to cash received for any fractional shares. The Merger's effectiveness is conditioned upon the receipt by Benson of a written opinion of its counsel to that effect. See "THE MERGER -- Certain U.S. Federal Income Tax Consequences."

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER MAY BE DIFFERENT FOR PARTICULAR TYPES OF BENSON SHAREHOLDERS OR IN LIGHT OF EACH BENSON SHAREHOLDER'S PERSONAL INVESTMENT CIRCUMSTANCES. FOR THAT REASON, BENSON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS

CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE MERGER, AS WELL AS THE APPLICATION TO THEM OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

     Accounting Treatment. The parties anticipate that the Merger will be accounted for as a pooling of interests by Norwest under generally accepted accounting principles. The Merger Agreement provides that a condition to the Merger becoming effective is the receipt by Norwest of an opinion from Grant Thornton LLP, Benson's independent auditors, that the activities of Benson will not preclude the Merger from qualifying for pooling of interests accounting treatment. See "THE MERGER -- Conditions to the Merger" and "-- Accounting Treatment."

MARKET INFORMATION

     The following table sets forth the closing price per share of Norwest Common Stock (as reported on the NYSE composite tape) and of Benson Common Stock (as quoted on the Nasdaq National Market) and the equivalent per share price for Benson Common Stock on (i) December 20, 1995, the last business day preceding
public announcement of the Merger Agreement and (ii) April   , 1996, the last
practicable date prior to the mailing of this Proxy Statement-Prospectus. Under the terms of the Merger Agreement, if the Norwest Average Price is between $28.50 and $36.50, inclusive, holders of Benson Common Stock will receive $20 worth of Norwest Common Stock (as measured by the Norwest Average Price) for each share of Benson Common Stock held by them. The equivalent per share prices for Benson Common Stock set forth below assume that the Norwest Average Price will be the same as the closing price per share of Norwest Common Stock on the date specified. See "THE MERGER -- Merger Consideration." There is no public market for shares of Benson Series C Preferred Stock.

                                            NORWEST           BENSON        EQUIVALENT PRICE
                                          COMMON STOCK     COMMON STOCK     PER BENSON SHARES
                                          ------------     ------------     -----------------
    December 20, 1995...................     $33.25           $18.00             $ 20.00
                   , 1996...............     $  .             $  .               $ 20.00

COMPARISON OF RIGHTS OF HOLDERS OF BENSON CAPITAL STOCK AND NORWEST COMMON STOCK

     As of the date of this Proxy Statement-Prospectus, the rights of Benson's shareholders are governed by the TBCA and the Benson Articles and Benson Bylaws. At the Effective Time of the Merger, Benson's shareholders will become stockholders of Norwest. As such, their rights will thereafter be governed by the DGCL and the Norwest Certificate and Norwest Bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF BENSON CAPITAL STOCK AND NORWEST COMMON STOCK."

COMPARATIVE PER COMMON SHARE DATA

     The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Benson Common Stock on a historical and pro forma equivalent basis giving effect to the Merger using the pooling of interests method of accounting. For a description of the pooling of interests method of accounting with respect to the Merger and the related effects on the historical financial statements of Norwest, see "THE MERGER -- Accounting Treatment." The historical data for Norwest and Benson for each of the years in the three-year period ended December 31, 1995 are derived from the respective audited consolidated financial statements of Norwest and Benson, including the related notes thereto, for such three-year period. The audited consolidated financial statements of Benson are included in this Proxy Statement-Prospectus. See "CONSOLIDATED FINANCIAL STATEMENTS OF BENSON." The audited consolidated financial statements of Norwest are incorporated by reference into this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The data are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated.

                       COMPARATIVE PER COMMON SHARE DATA

                                                    NORWEST COMMON STOCK          BENSON COMMON STOCK
                                                  ------------------------     -------------------------
                                                                 PRO FORMA                    PRO FORMA
                                                  HISTORICAL     COMBINED      HISTORICAL     EQUIVALENT
                                                  ----------     ---------     ----------     ----------
BOOK VALUE (1):
     December 31, 1995..........................     14.20         14.22          11.43           8.75
DIVIDENDS DECLARED (2):
  Year Ended
     December 31, 1995..........................     0.900         0.900           0.10          0.554
     December 31, 1994..........................     0.765         0.765             --          0.471
     December 31, 1993..........................     0.640         0.640             --          0.394
NET INCOME (3):
  Year Ended
     December 31, 1995..........................      2.73          2.72           1.51           1.67
     December 31, 1994..........................      2.41          2.40           2.23           1.48
     December 31, 1993..........................      1.86          1.86           3.26           1.14

- ---------------
(1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined common stockholders' equity for Norwest and Benson divided by total pro forma common shares of the combined entities. The data assume (i) a Benson Common Stock Exchange Ratio of 0.6154, a Benson Series C Preferred Stock Exchange Ratio of 3.0769 and a Benson Option Share Exchange Ratio of 0.2077, each based on a Norwest Measurement Price of $32.50, and (ii) the issuance in the Merger of (A) an aggregate of 2,526,006 shares of Norwest Common Stock in exchange for (x) 3,634,500 shares of Benson Common Stock (which excludes 90,000 shares owned by Norwest), (y) 86,947 shares of Benson Series C Preferred Stock and (z) 1994 Benson Common Stock Options to purchase an aggregate of 105,000 shares of Benson Common Stock and (B) Post-Merger Norwest Common Stock Options (as defined below) to purchase an aggregate of 61,435 shares of Norwest Common Stock in exchange for 1992 Benson Common Stock Options to purchase an aggregate of 99,831 shares of Benson Common Stock. The actual exchange ratios used to determine the number of shares of Norwest Common Stock issuable in the Merger to the holders of Benson Common Stock, Benson Series C Preferred Stock and 1994 Benson Common Stock Options may differ from those set forth in (i) above due to fluctuations in the closing prices of Norwest Common Stock prior to the date of the Special Meeting at which the vote to approve the Merger Agreement is taken. See "THE MERGER -- Merger Consideration" and "EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS." The pro forma equivalent book value per share of Benson represents the pro forma combined book value per share multiplied by the assumed Benson Common Stock Exchange Ratio of 0.6154.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of Benson Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the assumed Benson Common Stock Exchange Ratio of 0.6154. See note (1) above.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and Benson divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Benson Common Stock represents the pro forma combined net income per share multiplied by the assumed Benson Common Stock Exchange Ratio of 0.6154. See note (1) above.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                      NORWEST CORPORATION AND SUBSIDIARIES

     The following table sets forth certain selected historical consolidated financial information for Norwest and Benson. The income statement and balance sheet data for Norwest and Benson included in the selected consolidated financial data for each of the five years in the period ended December 31, 1995 are derived from the respective audited consolidated financial statements of Norwest and Benson for such five-year period. This information should be read in conjunction with the consolidated financial statements of Norwest and Benson and the related notes thereto, included in this Proxy Statement-Prospectus in the case of Benson and incorporated herein by reference in the case of Norwest. See "CONSOLIDATED FINANCIAL STATEMENTS OF BENSON" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                  YEARS ENDED DECEMBER 31
                                                 ---------------------------------------------------------
                                                   1995        1994       1993(1)     1992(2)      1991
                                                 ---------   ---------   ---------   ---------   ---------
                                                          (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Interest income..............................  $ 5,717.3   $ 4,393.7   $ 3,946.3   $ 3,806.4   $ 4,025.9
  Interest expense.............................    2,448.0     1,590.1     1,442.9     1,610.6     2,150.3
                                                 ---------    --------    --------    --------    --------
    Net interest income........................    3,269.3     2,803.6     2,503.4     2,195.8     1,875.6
  Provision for credit losses..................      312.4       164.9       158.2       270.8       406.4
  Non-interest income..........................    1,865.0     1,638.3     1,585.0     1,273.7     1,064.0
  Non-interest expenses........................    3,399.1     3,096.4     3,050.4     2,553.1     2,041.5
                                                 ---------    --------    --------    --------    --------
    Income before income taxes.................    1,422.8     1,180.6       879.8       645.6       491.7
  Income tax expense...........................      466.8       380.2       266.7       175.6        73.4
                                                 ---------    --------    --------    --------    --------
  Income before cumulative effect of a change
    in accounting method.......................      956.0       800.4       613.1       470.0       418.3
  Cumulative effect on years prior to 1992 of
    change in accounting method................         --          --          --       (76.0)         --
                                                 ---------    --------    --------    --------    --------
         Net income............................  $   956.0   $   800.4   $   613.1   $   394.0   $   418.3
                                                 =========    ========    ========    ========    ========
PER COMMON SHARE DATA
  Net income per share:
    Primary:
      Before cumulative effect of a change in
         accounting method.....................  $    2.76   $    2.45   $    1.89   $    1.44   $    1.33
  Cumulative effect on years prior to 1992 of
    change in accounting method................         --          --          --       (0.25)         --
                                                 ---------    --------    --------    --------    --------
         Net income............................  $    2.76   $    2.45   $    1.89   $    1.19   $    1.33
                                                 =========    ========    ========    ========    ========
    Fully diluted:
      Before cumulative effect of a change in
         accounting method.....................  $    2.73   $    2.41   $    1.86   $    1.42   $    1.32
      Cumulative effect on years prior to 1992
         of change in accounting method........         --          --          --       (0.23)         --
                                                 ---------    --------    --------    --------    --------
  Net income...................................  $    2.73   $    2.41   $    1.86   $    1.19   $    1.32
                                                 =========    ========    ========    ========    ========
  Dividends declared per common share..........  $   0.900   $   0.765   $   0.640   $   0.540   $   0.470
BALANCE SHEET DATA
  At period end:
    Total assets...............................  $72,134.4   $59,315.9   $54,665.0   $50,037.0   $45,974.5
    Long-term debt.............................   13,676.8     9,186.3     6,850.9     4,553.2     3,686.6
         Total stockholders' equity............    5,312.1     3,846.4     3,760.9     3,371.8     3,192.3

- ---------------

(1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

                                                        YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------------
                                         1995        1994        1993        1992        1991
                                       ---------   ---------   ---------   ---------   ---------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Interest income....................  $  32,458   $  29,982   $  29,387   $  31,555   $  35,375
  Interest expense...................     11,416      10,201      10,341      12,852      20,095
                                       ---------   ---------   ---------   ---------   ---------
     Net interest income.............     21,042      19,781      19,046      18,703      15,280
  Provision for loan losses..........      1,130         735         280         903       1,125
                                       ---------   ---------   ---------   ---------   ---------
     Net interest income after
       provision for loan losses.....     19,912      19,046      18,766      17,800      14,155
  Noninterest income(1)..............      7,624       7,261       8,495       6,661       8,083
  Noninterest expense(2).............     19,751      20,519      21,231      20,623      19,863
  Income taxes (benefits)............      2,527         754        (498)     (3,040)         24
  Extraordinary credit, net of tax...      1,155         676          --          --          --
                                       ---------   ---------   ---------   ---------   ---------
          Net earnings...............  $   6,413   $   5,710   $   6,528   $   6,878   $   2,351
                                       =========   =========   =========   =========   =========
COMMON SHARE DATA:
  Net earnings before extraordinary
     credit(3).......................  $    1.21   $    1.96   $    3.26   $    3.56   $    1.22
  Extraordinary credit, net of tax...       0.30        0.27          --          --          --
  Book value.........................      11.43        9.64        7.60        3.69        0.15
  Weighted average common and common
     equivalent shares outstanding...  3,811,605   2,484,914   2,001,270   1,930,214   1,919,515
BALANCE SHEET DATA:
  Total assets.......................  $ 475,483   $ 460,621   $ 462,255   $ 445,180   $ 427,634
  Investments and federal funds
     sold............................    141,954     107,025     124,911     122,612      89,731
  Total loans........................    274,495     288,194     261,156     248,257     254,566
  Allowance for loan losses..........      3,177       3,673       4,310       5,363       7,489
  Total deposits.....................    420,932     407,577     411,753     403,733     395,141
  Common stockholders equity.........     42,555      35,887      15,187       7,228         290
  Total stockholders equity..........     51,263      44,609      19,928      11,974       2,341

- ---------------
(1) Noninterest income in 1993 includes litigation settlement of $958,000 recorded in the fourth quarter of 1993. Related legal fees were incurred in prior years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Includes costs related to "other real estate owned" as follows:
    1995-$514,000; 1994-$749,000; 1993-$1,758,000; 1992-$2,837,000 and
    1991-$3,397,000. Included in 1995 is the loss of $200,000 on the sale of Groos Bank's banking facility located at 246 East Commerce Street in downtown San Antonio.

(3) Earnings per share is based upon the weighted average number of common and common equivalent shares outstanding during the period.

                              MEETING INFORMATION

GENERAL

     This Proxy Statement-Prospectus is being furnished to holders of Benson Common Stock and Benson Series C Preferred Stock in connection with the solicitation of proxies by the Benson Board for use at the Special Meeting to be
held on May   , 1996 and at any adjournments or postponements thereof. At the
Special Meeting, shareholders of Benson will consider and vote upon a proposal to approve the Merger Agreement. The Benson Board is not aware as of the date of this Proxy Statement-Prospectus of any business to be acted upon at the Special Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED

     The Benson Board has fixed the close of business on April 18, 1996 as the record date for the determination of shareholders of Benson entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). On the Record
Date there were outstanding       shares of Benson Common Stock and 86,947
shares of Benson Series C Preferred Stock. Holders of Benson Common Stock and holders of Benson Series C Preferred Stock are entitled to one vote per share held of record on the Record Date. The presence in person or by proxy at the Special Meeting of the holders of a majority of the shares of Benson Common Stock and Benson Series C Preferred Stock outstanding on the Record Date counted as a single class will constitute a quorum for the transaction of business at the Special Meeting.

     Under the TBCA and the Benson Articles and Benson Bylaws, approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the shares of Benson Common Stock and Benson Series C Preferred Stock voting separately as classes. Directors and executive officers of Benson and their affiliates beneficially owned as of the Record Date an aggregate of
      , or approximately      %, of the outstanding shares of Benson Common
Stock and 86,947, or 100%, of the outstanding shares of Benson Series C Preferred Stock. Directors and executive officers of Benson intend to vote all shares of Benson Common Stock and Benson Series C Preferred Stock held in their individual capacities in favor of approval of the Merger Agreement. Norwest beneficially owned 90,000 shares of Benson Common Stock on the Record Date. If at least two-thirds of the votes eligible to be cast by the holders of Benson Common Stock and Benson Series C Preferred Stock voting as separate classes do not vote in favor of approval of the Merger Agreement, Benson will continue to act as a separate entity and a going concern. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

     Shares of Benson Common Stock and Benson Series C Preferred Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Benson Common Stock or Benson Series C Preferred Stock represented by such proxy will be voted FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the secretary of Benson prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

     A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the Merger Agreement must be approved by the holders of at least two-thirds of the shares of Benson Common Stock and Benson Series C Preferred Stock outstanding on the Record Date voting as separate classes. Because the proposal to approve the Merger Agreement requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Benson may solicit proxies from the shareholders of Benson, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Benson will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER -- Expenses."

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF BENSON. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO BENSON IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                   THE MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. Shareholders are urged to read the Merger Agreement in its entirety.

     Parenthetical references are to sections of the Merger Agreement.

GENERAL

     At the Effective Time of the Merger, Sub will be merged with and into Benson, with Benson being the surviving corporation in the Merger. Following the Merger, Benson will be a wholly-owned subsidiary of Norwest. Except with respect to fractional shares, if the Merger is approved and becomes effective, holders of Benson Common Stock, Benson Series C Preferred Stock and 1994 Benson Common Stock Options will receive shares of Norwest Common Stock for shares of Benson Common Stock and Benson Series C Preferred Stock and 1994 Benson Common Stock Options held by them immediately prior to the Effective Time of the Merger. Following the Effective Time of the Merger, Norwest will be the sole shareholder of Benson. Shares of Norwest Common Stock issued and outstanding immediately before the Effective Time of the Merger will remain issued and outstanding immediately after the Effective Time of the Merger.

BACKGROUND AND REASONS FOR THE MERGER

     Background of the Merger. In mid-summer 1995, Benson received letters from Norwest and another large super-regional bank holding company expressing preliminary indications of interest in possible business combinations. On August 2, 1995, the Benson Board met to evaluate Benson's strategic direction in light of its improved financial condition and these inquiries. The Benson Board determined to assess in a deliberate and considered fashion all available options, including whether to remain independent, to pursue growth through acquisitions of its own or to seek a merger with another banking institution. The Benson Board decided to engage an investment banking firm to assist it in evaluating its alternatives, and thereafter approved the engagement for this purpose of Hoefer & Arnett. The Benson Board noted that Hoefer & Arnett had substantial investment banking experience and significant familiarity with Benson as a result of services that it provided Benson in connection with Benson's initial public offering in the prior year.

     On August 15, 1995, Hoefer & Arnett informed the Benson Board at a special meeting that, in addition to the two banks which had contacted Benson earlier by letter, four other banking institutions had contacted Hoefer & Arnett in connection with a possible transaction. Hoefer & Arnett recommended that the interested banks be asked to complete a certain amount of due diligence off-site, in order for firm offers to be forthcoming. The Benson Board approved preliminary off-site due diligence, subject to mutual confidentiality agreements with three of the banks (including Norwest), each of which had expressed interest, appeared able to carry through on a transaction and had shares with substantial liquidity. The Benson Board also authorized management to continue pursuing other selected institutions which would be viable candidates for a business combination.

     By August 18, 1995, Benson had entered into five mutual confidentiality agreements with various banks. Norwest decided not to pursue further due diligence at that time, indicating that it would not be able to pursue a transaction with Benson at more than $19.00 per share.

     On September 12, 1995, Hoefer & Arnett informed the Benson Board at a special meeting that Benson had signed a confidentiality agreement with a sixth bank and that, after receiving preliminary due diligence materials from Benson, three of the six banks declined to pursue further a potential business combination. One bank expressed interest in a transaction in the range of $20.00 per share of Benson Common Stock. Norwest had reinitiated contact, but was still considering its future course of action. A final bank had tendered an indication of its interest at $22.02 per share in an all-cash transaction, subject to extensive due diligence. As a result of the higher price, the Benson Board decided to pursue intensive due diligence with this final bank as well as to continue to investigate other potential suitors. The Chairman of the Benson Board also noted that Benson was under no pressure to sell, and that through the evaluation process, it might conclude not to go forward with a merger or sale.

     On October 12, 1995, the Benson Board reviewed two proposals. The first proposal was for $19.00 in cash per share of Benson Common Stock, subject to various closing conditions, including a provision for substantial reserves for portions of Benson's loan portfolio and OREO property, satisfactory appraisals and an indemnity by Benson for an environmental loss. This offer was a significant (15%) decrease in the bank's prior offer of $22.02 per share. The second proposal was an indication of interest from Norwest at $20.00 per share in a tax-free stock transaction that would be subject to more extensive due diligence, among other conditions. As proposed, the pricing mechanism would be determined by an exchange ratio, fixed twenty days prior to the shareholder meeting; both parties would be protected from risks associated with price fluctuations of Norwest Common Stock by means of a fixed range or "collar" for the Norwest price per share used to determine the exchange ratio. The Benson Board considered the timing of the sale, the need for further information about Norwest, the liquidity of Norwest Common Stock and the dates for determining the pricing mechanism. The Benson Board thereafter approved the distribution of research reports on Norwest and discussion of such reports by the Benson Board, prior to commencing negotiations with Norwest toward a definitive agreement. The Chairman reiterated his view that Benson was under no pressure to sell and could continue growth independently if an acceptable price could not be achieved.

     On November 11, 1995 at a special meeting, the Benson Board discussed the materials concerning Norwest it had received for review three weeks earlier, and the quality of the Norwest stock. Norwest had submitted an offer, after due diligence, which was for a share exchange at $19.00 per share, with an adjustment to $20.00 per share if appraisals of certain real property owned by Benson exceeded $13 million. In addition, Benson Series C Preferred Stock would be exchanged either for Norwest Common Stock or some combination of Norwest Common Stock and cash. The offer also provided for current employment contracts with Benson management, subject to negotiations. The Benson Board was informed that Norwest intended to become a major presence in the regional marketplace and that such plans would ensure continuity for Benson employees. Upon discussion and review of the proposal of Norwest and financial analyses of Norwest prepared by Hoefer & Arnett and other investment banking firms, the Benson Board authorized Benson's President in conjunction with the firm of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, which it had retained as special counsel, to proceed with the preparation and negotiation of a definitive agreement with Norwest, preliminary to a presentation to the Benson Board for review and analysis.

     On December 20, 1995 at a special meeting, the Benson Board reviewed the terms of the proposed definitive agreement with Norwest and additional financial information about Norwest. The proposal provided for a non-taxable, all stock transaction whereby a share of Benson Common Stock would be valued at $20 per share and exchanged for a fractional share of Norwest Common Stock based on the average of the closing prices of a share of Norwest Common Stock as reported on the NYSE composite tape during the period of ten trading days ending on the day immediately preceding the date of the meeting at which the vote to approve the Merger Agreement would be taken. The proposal also provided for a "collar" of $28.50 and $36.50 on the price of Norwest Common Stock, and and a right for Benson to terminate the agreement if the average price of Norwest Common Stock dropped below $27.00 during the period in which the exchange ratio would be determined. The Benson Board discussed the advantages and consequences of a share exchange treated for accounting purposes as a pooling of interests and the need to consider the date on which Norwest declares its third-quarter dividend in choosing the timing of the closing of a transaction. The Benson Board noted that Benson retained the right to declare a dividend to its shareholders if the closing of the merger with Norwest occurred after the record date for Norwest's regular third quarter dividend. The Benson Board reviewed material terms of the agreement, including the fact that the Norwest offer required commitments from Benson affiliates not to sell Norwest stock for a certain period. Hoefer & Arnett then presented information about Norwest and noted that the terms of the Norwest transaction was in its view at a favorable price-earnings ratio to shareholders. Additionally, Hoefer & Arnett noted the high liquidity of Norwest Common Stock and that Norwest Common Stock in its view was a fairly valued equity. Thereafter, the Benson Board authorized the Company to enter into the definitive agreement with Norwest and to take such actions necessary to conclude the transaction.

     Benson's Reasons for the Merger. The Benson Board believes that the Merger is fair to, and in the best interests of, Benson and its shareholders. Accordingly, the Benson Board has unanimously approved the Merger Agreement and recommends that Benson shareholders vote FOR the approval and adoption of the Merger Agreement.

     In reaching its determination that the Merger is fair to, and in the best interests of, Benson and its shareholders, the Benson Board considered a number of factors, including without limitation, the following:

          (a) the current condition and growth prospects of Benson and its subsidiary banks, including historical and prospective results of operation, financial conditions, and capital conditions, were Benson to remain independent in the competitive banking climate in Texas;

          (b) the monetary value of the Norwest Common Stock offered to Benson shareholders by Norwest (i) in absolute terms, (ii) as compared to the value of offers received by Benson by qualified and informed potential acquirors, which offers were less than Norwest's offer, and (iii) as compared to recent merger and acquisition transactions involving other banks and financial institutions in the Texas and southeastern regions;

          (c) the price obtainable for Benson Common Stock at this time compared with the risk involved and possible price available at a later time;

          (d) the benefits of a merger with Norwest, including access to Norwest's financial and management resources and customer products, which could increase Benson's competitiveness and its ability to serve depositors, customers, and communities;

          (e) the results of operation and financial condition of Norwest and the increased liquidity represented by Norwest Common Stock;

          (f) Norwest's significant long-term experience and success in the acquisition of additional banking locations;

          (g) the expectation that the Merger will be a tax-free reorganization to Benson's shareholders for federal income tax purposes;

          (h) the expectation that Norwest would assimilate Benson's employees to the fullest extent possible; and

          (i) the presentation of Hoefer & Arnett and its opinion that the consideration to be received pursuant to the Merger Agreement by holders of Benson Common Stock was fair to such holders from a financial point of view.

OPINION OF BENSON'S FINANCIAL ADVISOR

     The Benson Board retained Hoefer & Arnett to render financial advisory and investment banking services in connection with the Merger. Hoefer & Arnett has rendered a written opinion (the "Fairness Opinion") to the Benson Board that the consideration to be received pursuant to the Merger Agreement by holders of Benson Common Stock is fair from a financial point of view. No limitations were imposed by the Benson Board upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering the Fairness Opinion.

     A COPY OF THE FAIRNESS OPINION, DATED AS OF THE DATE OF THIS PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY HOEFER & ARNETT, IS ATTACHED HERETO AS APPENDIX B. HOLDERS OF BENSON COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE PROCEDURES AND ANALYSIS PERFORMED, AND ASSUMPTIONS USED BY HOEFER & ARNETT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE FAIRNESS OPINION. THE FAIRNESS OPINION IS DIRECTED TO THE BENSON BOARD AND IS DIRECTED ONLY TO THE CONSIDERATION TO BE RECEIVED PURSUANT TO THE MERGER AGREEMENT BY HOLDERS OF BENSON COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BENSON SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING.

     In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following: (i) the Merger Agreement (ii) Annual Reports to Shareholders of Benson and Norwest for the years ended December 31, 1993 and 1994 and an annual report on Form 10-K for Norwest for the year ended December 31, 1994; (iii) Quarterly Reports on Form 10-Q of Benson and Norwest for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (iv) certain other publicly available financial and other information concerning Benson and Norwest and the trading markets for the publicly traded securities of Benson and Norwest; (v) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Hoefer & Arnett believed relevant to its inquiry; and (vi) evaluations and analyses prepared and presented to the Benson Board or a committee thereof in connection with this business combination with Norwest. Hoefer & Arnett held discussions with senior management of Benson and of Norwest concerning their past and current operations, financial condition and prospects.

     Hoefer & Arnett reviewed with senior management of Benson earnings projections for the years 1996 through 2000 for Benson as a stand-alone entity, assuming the Merger does not occur, prepared by Hoefer & Arnett. Hoefer & Arnett reviewed earnings projections prepared by several independent research analysts of major Wall Street investment firms through the year 1997 for Norwest as a stand-alone entity, assuming the Merger does not occur. Certain pro forma financial projections for the years 1996 through 2000 for the combined entity were derived by Hoefer & Arnett based partially upon the projections discussed above, as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions.

     In conducting its review and in arriving at the Fairness Opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and has not assumed any responsibility for independent verification of the same. Hoefer & Arnett relied upon the management of Benson as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and has assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management. Hoefer & Arnett also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for Benson and Norwest are adequate to cover such losses. Hoefer & Arnett has not made or obtained any evaluations or appraisals of the property of Benson or Norwest, nor examined any individual loan credit files. For purposes of the Fairness Opinion, Hoefer & Arnett assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interests) described in the Merger Agreement and assumed the accuracy of the disclosures set forth in the Merger Agreement. The Fairness Opinion is limited to the fairness, from a financial point of view, of the consideration to be received pursuant to the Merger Agreement by holders of Benson Common Stock and does not address Benson's underlying business decision to proceed with the Merger.

     As more fully discussed below, Hoefer & Arnett considered such financial and other factors as Hoefer & Arnett deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Benson and Norwest, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, noninterest income, noninterest expense, earnings, dividends, internal capital generation, tangible book value, intangible assets, return on assets, return on shareholders equity, capitalization, the amount and type of nonperforming assets, loan losses and the allowance for loan losses, all as set forth in the financial statements for Benson and for Norwest; (ii) the assets and liabilities of Benson and Norwest, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. Hoefer & Arnett also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Fairness Opinion is necessarily based upon conditions as they existed and could be evaluated on the date of its opinion and the information made available to it through that date.

     In connection with rendering the Fairness Opinion to the Benson Board, Hoefer & Arnett performed certain financial analyses, which are summarized below. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Benson and Norwest. Any estimates contained in Hoefer & Arnett's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by Hoefer & Arnett was assigned a greater significance by Hoefer & Arnett than any other.

     The financial forecasts and projections of Benson and Norwest prepared by Hoefer & Arnett were based on projections provided by Benson and projections prepared by several independent research analysts of major Wall Street investment firms through the year 1997 for Norwest as well as Hoefer & Arnett's own assessment of general economic, market and financial conditions. Benson does not publicly disclose internal management financial forecasts and projections of the type provided to Hoefer & Arnett in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections prepared by Hoefer & Arnett were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

     Set forth below is a brief summary of the analyses performed by Hoefer & Arnett in rendering the Fairness Opinion. Unless otherwise noted in this summary, Hoefer & Arnett used 0.7018 and 0.5480 Benson Common Stock Exchange Ratios. The 0.7018 Exchange Ratio represents the ratio derived by dividing $20 by a Norwest Measurement Price of $28.50 the lowest Norwest Measurement Price which can be used to calculate the Benson Common Stock Exchange Ratio as set forth in the Merger Agreement. The 0.5480 Benson Common Stock Exchange Ratio represents the ratio derived by dividing $20 by a Norwest Measurement Price of $36.50, the highest Norwest Measurement Price which can be used to calculate the Benson Common Stock Exchange Ratio as set forth in the Merger Agreement.

     Although the 0.7018 and 0.5480 Benson Common Stock Exchange Ratios reflect the highest and lowest possible Benson Common Stock Exchange Ratios under the terms of the Merger Agreement, there can be no assurance that a share of Benson Common Stock will be accorded a value equal to $20.00 or that the Benson Common Stock Exchange Ratio will reflect the actual values of Norwest and Benson Common Stock, relative to one another. The analysis also focused on core financial and operating projections and statistics which were not specifically adjusted for non-recurring charges, unless otherwise stated.

     Pro Forma Merger and Contribution Analysis. Hoefer & Arnett compared the changes in the amount of earnings, tangible book value and dividends attributable to one share of Benson Common Stock before the Merger with the amounts attributable to the shares of Norwest Common Stock for which such shares of Benson would be exchanged under the Merger Agreement. The following assumptions regarding earnings and dividends underlie the pro forma results.

     After reviewing earnings projections for Norwest and Benson and Merger-related possible operating cost savings, Hoefer & Arnett performed a pro forma merger analysis. In addition, Hoefer & Arnett analyzed certain pro forma merger scenarios in order to assess the impact on Benson of some levels of volatility in Norwest's and Benson's projected earnings as well as the range of variability for the Benson Common Stock Exchange Ratio.

     The impact on Benson of volatility in Norwest's earnings was shown by calculating pro forma results assuming Norwest's earnings as projected, as well as 75% and 125% of Norwest's projected earnings. In order to measure the impact on Benson of volatility of Benson's earnings to the pro forma results, Hoefer & Arnett also examined the earnings impact on Benson resulting at those levels of Norwest earnings if Benson achieved 75% and 125% of its projected earnings. The Benson Common Stock Exchange Ratios of 0.7018 and 0.5480 were used to make the calculations in each case.

     Hoefer & Arnett determined that variability of the Benson Common Stock Exchange Ratio does not affect the conclusions of the analysis, although changes in earnings, tangible book value and indicated dividends attributable to one share of Benson Common Stock as a result of the Merger are less favorable using the Benson Common Stock Exchange Ratio of 0.5480 than those shown for the analysis assuming the Benson Common Stock Exchange Ratio of 0.7018. Hoefer & Arnett found that, despite the variability of the Benson Common Stock Exchange Ratio as set forth in the Merger Agreement, the consideration to be received pursuant to the Merger Agreement by the holders of Benson Common Stock is fair from a financial point of view.

     Hoefer & Arnett concluded that changes in earnings per share, dividends and tangible book value attributable to ownership of Norwest Common Stock as a result of the Merger are fair from a financial point of view when compared to the attributes of ownership of shares of Benson Common Stock as a stand-alone entity.

     The following table presents the results of an analysis of differences in earnings, tangible book value and dividends attributable to one share of Benson Common Stock before the Merger and the portion of a share of Norwest Common Stock for which such shares of Benson Common Stock would be exchanged, under the above described methodologies:

             PROJECTED CHANGES IN BOOK VALUE AND EARNINGS PER SHARE
                   (COMPARATIVE CHANGES IN PROJECTED EARNINGS
              AND TANGIBLE BOOK VALUES STAND ALONE VS. PRO FORMA)
                  (BENSON COMMON STOCK EXCHANGE RATIO 0.7018)

NORWEST/BENSON                                        1997       1998        1999        2000
- --------------                                       ------     -------     -------     -------
100%/100%
  Change in EPS....................................   69.02%      81.41%      94.07%     107.74%
  Change in Tangible Book Value....................  -13.49%      -7.12%      -0.59%       6.15%
75%/125%
  Change in EPS....................................   61.01%      64.15%      66.64%      69.93%
  Change in Tangible Book Value....................  -14.20%      -9.16%      -4.56%      -0.32%
125%/75%
  Change in EPS....................................   77.97%     100.44%     125.35%     153.77%
  Change in Tangible Book Value....................  -12.79%      -5.03%       3.58%      13.13%

                  (BENSON COMMON STOCK EXCHANGE RATIO 0.5480)

NORWEST/BENSON                                        1997       1998        1999        2000
- --------------                                       ------     -------     -------     -------
100%/100%
  Change in EPS....................................   32.61%      42.11%      51.88%      62.74%
  Change in Tangible Book Value....................  -32.33%     -27.34%     -22.24%     -16.96%
75%/125%
  Change in EPS....................................   25.87%      27.93%      30.32%      32.82%
  Change in Tangible Book Value....................  -32.88%     -28.94%     -25.34%     -22.03%
125%/75%
  Change in EPS....................................   38.94%      56.59%      76.13%      98.75%
  Change in Tangible Book Value....................  -31.78%     -25.71%     -18.98%     -11.50%

     Analysis of Other Merger Transactions. Hoefer & Arnett analyzed 164 other bank and bank holding company merger and acquisition transactions in Texas for the period from January 1, 1990 to December 19, 1995. Hoefer & Arnett also analyzed twenty-four Norwest and other bank holding company merger and acquisition transactions for the period from January 1, 1994 to December 19, 1995. Hoefer & Arnett also compared price/earnings and price/tangible book value multiples of the Benson Common Stock Exchange Ratio to the high, median and low multiples of all transactions. Hoefer & Arnett assumed a Norwest Common Stock price per share of $33.25 (the closing market price at December 20, 1995) and Benson's twelve months' earnings for, and tangible book value at, the period ended September 30, 1995.

     Set forth below is certain information relating to the Benson Common Stock Exchange Ratio described above, and the high, median and low transaction multiples summarized above:

                                            NORWEST TRANSACTIONS      TEXAS TRANSACTIONS FROM
                                              FROM JUNE 1, 1994           JANUARY 1, 1990        PROPOSED
                                            TO DECEMBER 11, 1995       TO DECEMBER 11, 1995      NORWEST
                                           -----------------------    -----------------------     BENSON
                                           HIGH     MEDIAN    LOW     HIGH     MEDIAN    LOW      MERGER
                                           -----    ------    ----    -----    ------    ----    --------
Price to Earnings.......................   18.06    12.15     6.87    51.73    10.44     2.63      15.04
Price to Tangible Book Value............    2.89     1.71     1.16     2.63     1.41     0.55       1.92

     No other company or transaction used in the above analysis as a comparison is identical to Benson, Norwest or the Merger. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the companies and transactions to which Benson, Norwest and the Merger are being compared.

     Discounted Cash Flow Analysis. Hoefer & Arnett examined the results of a discounted cash flow analysis designed to compare the present value, under certain assumptions, of cash flows that would be attained if Benson remained independent through the year 2000, with the present value of the earnings projected to be achieved by the combined entities during the same period. The results produced in the analysis did not purport to be indicative of actual values or expected values of Benson or the shares of Benson Common Stock.

     In calculating the present values through the discounted cash flow analysis, Hoefer & Arnett analyzed the effect of possible earnings variability and possible Merger-related operating cost savings variability, among other items, by assuming varying levels of projected earnings for Benson and Norwest. The three cases examined were: Benson earnings as projected and Norwest earnings as projected; Benson earnings at 75% of projected earnings and Norwest earnings at 125% of projected earnings; and Benson earnings at 125% of projected earnings and Norwest earnings at 75% of projected earnings. Pro forma combined cash flows were calculated assuming the combinations of the cash flows in each of these cases, and were compared to the cash flows of Benson on a stand-alone basis as well as to the cash flows of Benson acquired in the year 2000 by a larger financial institution. All cases were analyzed assuming realization of the possible operating cost savings, projected by Hoefer & Arnett, in the amounts and time periods previously indicated, unless otherwise stated.

     The discount rates used ranged from 8.0% to 12.0%, which Hoefer & Arnett believes to be the range of investor return for an investment having the risk profile associated with this type of investment. For Benson on a stand-alone basis, the terminal value multiples applied to year-end 2000 estimated earnings per share ranged from 9.0x to 17.0x. Lower levels of terminal value reflected an estimated future trading range of Benson, while the higher levels of terminal value were more indicative of a future sale of Benson s stock to a larger financial institution. For the pro forma combined analyses, the terminal price to earnings multiples also ranged from 9.0x to 17.0x.

     For Benson on a stand-alone basis, the cash flows were comprised of the projected stand alone dividends per share in years 1997 through 2000 plus the terminal value of Benson Common Stock at year-end 2000 (calculated by applying each one of the assumed terminal price to earnings per share multiples as stated above to year-end 2000 projected Benson earnings per share). For the pro forma combined analyses, the cash flows were comprised of the projected pro forma combined dividends per share in years 1997 through 2000 plus the terminal value of the pro forma combined entity's stock at year-end 2000 (calculated by applying each one of the assumed terminal price to earnings per share multiples as stated above to the year-end 2000 projected pro forma combined earnings per share). The discount rates described above were then applied to these cash flows to obtain the present values per share of Benson Common Stock.

     The following table presents the results of the discounted cash flow analysis described above using a discount rate of 10%, the mid-point of the range of discount rates employed in the analysis:

                PROJECTED PRESENT VALUE OF DISCOUNTED CASH FLOWS
           (COMPARATIVE STAND ALONE VS. PRO FORMA, 10% DISCOUNT RATE,
                   0.7018 BENSON COMMON STOCK EXCHANGE RATIO)

NORWEST/BENSON                                               12.0X EARNINGS     17.0X EARNINGS
- --------------                                               --------------     --------------
100%/100%
  Benson Stand Alone......................................       $12.13            $  22.57
  Merger Pro Forma........................................       $27.04            $  48.74
  % Change in Benson......................................       122.92%             115.95%
75%/125%
  Benson Stand Alone......................................       $12.98            $  24.17
  Merger Pro Forma........................................       $23.82            $  42.83
  % Change in Benson......................................        83.51%              77.20%
125%/75%
  Benson Stand Alone......................................       $11.31            $  21.04
  Merger Pro Forma........................................       $30.65            $  55.35
  % Change in Benson......................................       171.00%             163.07%

           (COMPARATIVE STAND ALONE VS. PRO FORMA, 10% DISCOUNT RATE,
                   0.5480 BENSON COMMON STOCK EXCHANGE RATIO)

NORWEST/BENSON                                               12.0X EARNINGS     17.0X EARNINGS
- --------------                                               --------------     --------------
100%/100%
  Benson Stand Alone......................................       $12.13            $  22.57
  Merger Pro Forma........................................       $21.18            $  38.18
  % Change in Benson......................................        74.61%              69.16%
75%/125%
  Benson Stand Alone......................................       $12.98            $  24.17
  Merger Pro Forma........................................       $18.62            $  33.48
  % Change in Benson......................................        43.45%              38.52%
125%/75%
  Benson Stand Alone......................................       $11.31            $  21.04
  Merger Pro Forma........................................       $24.01            $  43.35
  % Change in Benson......................................       112.29%             106.04%

     The analysis showed that use of a higher (lower) level of projected Norwest earnings raised (lowered) the resulting present value for a given level of Benson earnings, on a pro forma combined basis. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price to earnings per share multiple raised (lowered) the calculated present values. In all cases, for a given discount rate and a given price to earnings per share multiple, the analysis showed that the financial terms of the Merger offered a higher present value per share of Benson Common Stock than if Benson remained independent through the year 2000 or was acquired in the year 2000 by a larger financial institution. However, the examples shown above do not necessarily indicate that a direct comparison of the present values obtained using the same terminal price to earnings per share multiple and/or discount rate for the Benson stand-alone, Benson acquired in the year 2000 by a larger financial institution, and pro forma combined entity cash flows are the only comparisons which can be made.

     Comparable Company Analysis. Hoefer & Arnett examined recent historical data on Benson and Norwest based upon information from their respective 1994 Annual Reports to Stockholders and subsequent quarterly information through September 30, 1995. Hoefer & Arnett analyzed certain credit and operating statistics for Benson and Norwest, comparing these statistics to data for a peer group of Texas banks and bank holding companies using the Hoefer & Arnett Bank Universe West and Southwest Coverage Area (the "Universe"), a publication reporting financial statistics of 15 publicly traded Texas financial institutions including Benson. The comparisons made are as of or for the quarter ended September 30, 1995 unless otherwise noted. The following table presents the results of the comparable company analysis described above:

                                                                                    UNIVERSE
                                                         NORWEST        BENSON      TX MEDIAN
                                                       -----------     --------     ---------
Total Assets........................................   $71,411,900     $467,112     $430,727
Market Capitalization(1)............................    10,772,252       61,453       53,388
Price to Tangible equity per share(1)...............          2.32x        1.50x        1.50 x
Price to last 12 months earnings per share..........         12.12x       10.78x       10.89 x
Tangible equity to tangible assets..................         6.92%         8.78%        8.74 %
Nonperforming assets to total assets(2).............         0.37%         1.18%        0.55 %
Loan loss reserve to nonperforming loans(2).........       218.85%       166.57%      172.05 %
Return on average assets............................         1.45%         1.23%        1.27 %
Return on average common equity.....................        20.76%        14.24%       14.55 %
Efficiency Ratio....................................        66.00%        63.72%       65.63 %

- ---------------

(1) Statistics calculated based on bid prices at November 21, 1995, the latest available prices prior to publishing the third quarter 1995 Universe.

(2) Nonperforming assets include loans which are 90 days past due and still accruing in addition to nonaccrual and restructured loans and other real estate owned.

     Hoefer & Arnett concluded based on the analyses described above that the consideration to be received pursuant to the Merger Agreement by holders of Benson Common Stock is fair from a financial point of view.

     Hoefer & Arnett is an investment banking firm continually engaged in the valuation of businesses and securities, including financial institutions and their securities, in connection with mergers and acquisitions, underwritings, private offerings of securities, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes.

     As a normal part of its business, Hoefer & Arnett analyzes securities of financial institutions for the purposes of providing, among other things, transactional advice and assistance, investment research and capital financing activities. Hoefer & Arnett currently conducts dealer markets in the shares of more than 120 independent financial institutions, including Benson. In addition, the principals of Hoefer & Arnett have substantial experience in investment and commercial banking, some of which may be deemed applicable to the Fairness Opinion.

     Financial Advisory Fee In consideration for the rendering of financial advice and the Fairness Opinion, Benson has agreed to pay Hoefer & Arnett a fee equal to (i) $250,000 plus 7.0% of any amount paid to the holders of Benson Common Stock in excess of $18.50 per share. No portion of the fee is contingent upon the conclusions reached in the Fairness Opinion.

MERGER CONSIDERATION

 Holders of Benson Common Stock, Benson Series C Preferred Stock and 1994 Benson Common Stock Options

     Shares of Norwest Common Stock. Except with respect to fractional shares as described below and shares as to which dissenters' rights have been exercised, if the Merger Agreement is approved and the Merger becomes effective, each share of Benson Common Stock and Benson Series C Preferred Stock outstanding immediately prior to the Effective Time of the Merger, and each 1994 Benson Option Share, will be automatically converted into the number of shares or fraction of a share, as the case may be, of Norwest Common Stock determined in accordance with the applicable exchange ratio set forth below. (Section 1(a))

     Benson Common Stock Exchange Ratio. The "Benson Common Stock Exchange Ratio" will equal the quotient obtained by dividing $20 by the Norwest Measurement Price.

     Benson Series C Preferred Stock Exchange Ratio. The "Benson Series C Preferred Stock Exchange Ratio" will equal the quotient obtained by dividing the Redemption Price Per Share (as defined below) by the Norwest Measurement Price. The "Redemption Price Per Share" means the par value per share ($100) plus accrued but unpaid dividends as of immediately prior to the Effective Time of the Merger.

     Benson Option Share Exchange Ratio. The "Benson Option Share Exchange Ratio" will equal the product obtained by multiplying the Benson Common Stock Exchange Ratio by 0.3375. (For purposes of the foregoing calculation, 0.3375 represents the quotient obtained by dividing (i) the difference between (A) the fair market value per share of Benson Common Stock and (B) the exercise price per share of the 1994 Benson Common Stock Options by (ii) the fair market value per share of Benson Common Stock, where the exercise price per share of the 1994 Benson Common Stock Options is $13.25 and the fair market value per share of Benson Common Stock is assumed to be $20.)

     Cash in lieu of Fractional Shares. Norwest will not issue any fractional shares of Norwest Common Stock in the Merger. Norwest will pay cash to each holder of Benson Common Stock, Benson Series C Preferred Stock or 1994 Benson Stock Option who would otherwise be entitled to receive a fractional share of Norwest Common Stock. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the Norwest Measurement Price. (Section 1(d))

  Holders of 1992 Benson Stock Options

     If the Merger Agreement is approved and the Merger becomes effective, each 1992 Benson Common Stock Option will be automatically converted into an option (each, a "Post-Merger Norwest Common Stock Option") to purchase shares of Norwest Common Stock in an amount and at an exercise price determined as follows: (i) the number of shares of Norwest Common Stock issuable upon exercise of a Post-Merger Norwest Common Stock Option will equal the number calculated by multiplying the number of shares of Benson Common Stock subject to the 1992 Stock Option by the Benson Common Stock Exchange Ratio, provided that any fractional share of Norwest Common Stock that would otherwise be issuable as a result of such multiplication will be rounded down to the nearest whole share; and (ii) the exercise price per share of Norwest Common Stock under a Post-Merger Norwest Common Stock Option will equal the number calculated by dividing the exercise price per share of Benson Common Stock under the 1992 Benson Common Stock Option by the Benson Common Stock Exchange Ratio, provided that such exercise price will be rounded up to the nearest cent.

     Shares of Norwest Common Stock issuable upon exercise of each Post-Merger Norwest Common Stock Option will be subject to such forfeiture restrictions and other terms and conditions of Benson's 1992 Nonqualified Stock Option Plan as if such shares of Norwest Common Stock were shares of Benson Common Stock. (Section 1(b))

  Risk Due to Fluctuations in the Price of Norwest Common Stock

     Before the Special Meeting. The market price of Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the date of the Special Meeting at which the vote to approve the Merger Agreement is taken. If the Norwest Average Price is between $28.50 and $36.50, inclusive, holders of Benson Common Stock will receive $20 worth of Norwest Common Stock (as measured by the Norwest Average Price) for each share of Benson Common Stock held by them. If the Norwest Average Price is less than $28.50, holders of Benson Common Stock will receive less than $20 worth of Norwest Common Stock (again as measured by the Norwest Average Price) for each share of Benson Common Stock held by them. Shareholders should consider this in deciding whether to vote by proxy in advance of the Special Meeting. Shareholders who vote by proxy in advance of the Special Meeting may revoke their proxies at any time before the proxies are voted.

     After the Special Meeting. The Norwest Measurement Price will be calculated at the end of the day immediately preceding the Special Meeting at which the vote to approve the Merger Agreement is taken. Because the Benson Common Stock Exchange Ratio (and thus the number of shares of Norwest Common Stock to be received in the Merger by holders of Benson Common Stock) will not be adjusted to reflect changes in the market price of Norwest Common Stock after such Special Meeting, holders of Benson Common Stock are subject to the risk of decreases in the market price of Norwest Common Stock from the time the Norwest Measurement Price is determined through the Effective Time of the Merger.

     The Norwest Measurement Price will also be used to determine the number of shares of Norwest Common Stock to be received in the Merger by holders of Benson Series C Preferred Stock and 1994 Benson Common Stock Options and the number and purchase price of shares issuable upon exercise of the Post-Merger Norwest Common Stock Options to be received in the Merger by holders of 1992 Benson Common Stock Options. For that reason, holders of Benson Series C Preferred Stock, 1994 Benson Common Stock Options and 1992 Benson Common Stock Options are subject to the same risks of fluctuations in the market price of Norwest Common Stock as described above with respect to the holders of Benson Common Stock.

DISSENTERS' RIGHTS

     The following is a summary of the rights of dissenting shareholders pursuant to Texas law and does not purport to be a complete statement thereof. The summary is qualified in its entirety by reference to Articles 5.11 through
5.13 of the TBCA, copies of which are set forth in full in Appendix C to this Proxy Statement-Prospectus.

     The TBCA provides that a shareholder does not have the right to dissent from any plan of merger in which there is single surviving corporation if (i) the shares held by the shareholder are part of a class of shares which either are (A) listed on a national securities exchange or (B) held of record by not less than 2,000 holders on the record date fixed to determine the shareholders entitled to vote on the plan of merger and (ii) the shareholder is not required by the plan of merger to accept for his or her shares any consideration other than cash in lieu of fractional shares and shares of a corporation that, immediately after the effective time of the merger, will be part of a class or series of shares that either are (A) listed or authorized for listing on a national securities exchange or (B) held of record by not less than 2,000 holders. Because Benson Common Stock and Benson Series C Preferred Stock are neither listed on a national securities exchange nor held by not less than 2,000 holders, holders of Benson Common Stock and Benson Series C Preferred Stock will have the right to dissent with respect to their shares of Benson Common Stock and Benson Series C Preferred Stock.

     Record holders of Benson Common Stock and Benson Series C Preferred Stock will have the right under the TBCA to dissent with respect to the Merger and, subject to certain conditions, receive a cash payment equal to the fair value of their shares. ANY SHAREHOLDER WHO WISHES TO ASSERT HIS OR HER DISSENTER'S RIGHTS MUST CAUSE BENSON TO RECEIVE, BEFORE THE VOTE ON THE MERGER AGREEMENT IS TAKEN, WRITTEN NOTICE OF HIS OR HER INTENT TO DEMAND PAYMENT FOR HIS OR HER SHARES IF THE MERGER IS EFFECTED AND MAY NOT VOTE ANY OF HIS OR HER SHARES IN FAVOR OF THE MERGER AGREEMENT. VOTING AGAINST THE MERGER AGREEMENT IS NOT SUFFICIENT, IN AND OF ITSELF, FOR A SHAREHOLDER TO ASSERT HIS OR HER DISSENTER'S RIGHTS.

     In the event Benson's shareholders approve the Merger Agreement at the Special Meeting, Benson is required to deliver or mail a written notice to all shareholders who are entitled to demand payment for their shares no later than 10 days after the Effective Time of the Merger. Any shareholder to whom a notice is sent by Benson and who desires to exercise his or her dissenter's rights must, within 10 days from the delivery or mailing of Benson's notice, make written demand on Benson for the payment of the fair value of his or her shares. Pursuant to the TBCA, the fair value of the shares is the value thereof as of the day immediately preceding the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. The demand must state the number of shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder who does not demand payment for his or her shares within the 10 day period is bound by the Merger. Upon receiving a demand for payment from a dissenting shareholder, Benson must make an appropriate notation of the demand in its shareholder records. Within 20 days after making such demand, the dissenting shareholder must submit his or her share certificates to Benson for notation thereon that demand has been made.

     Within 20 days after Benson's receipt of a demand from a dissenting shareholder, it must deliver or mail to the shareholder a written notice that either accepts the amount claimed in the shareholder's demand as the fair value of the shares or sets forth Benson's estimate of the fair value of the shares. If the shareholder's amount is accepted, the notice must state that Benson will pay that amount to the shareholder within 90 days after the date the Merger was effected, upon surrender of the certificates for the shareholder's shares, duly endorsed. If the notice includes Benson's estimate of the fair value of the shares, such notice must also include an offer to pay the amount of that estimate to the shareholder within 90 days after the date the Merger was effected, upon receipt of notice within 60 days after that date from the shareholder that he or she agrees to accept that amount and surrenders the certificates for the shareholder's shares. The failure of a dissenting shareholder to submit his or her share certificates for notation terminates such shareholder's right to dissent, at the option of Benson, unless a court of competent jurisdiction for good and sufficient cause otherwise directs.

     If, within 60 days after the date on which the Merger was effected, the value of the shares is agreed upon by Benson and the dissenting shareholder, then payment for the shares must be made by Benson to the shareholder within 90 days after the date on which the Merger was effected, upon the shareholder's surrender of the certificates, duly endorsed. Upon payment of the agreed value, the shareholder ceases to have any interest in the shares or Benson.

     If, however, within 60 days after the date on which the Merger was effected, the dissenting shareholder and Benson do not agree upon the value of the shares, then either may, within an additional 60 days after the expiration of the first 60 day period, file a petition in any court of competent jurisdiction in Bexar County, Texas, asking the court to determine the fair value of the shareholder's shares. If the petition is filed by the shareholder, Benson must, within 10 days after service of the petition upon it, file in the office of the clerk of the court a list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Benson. If the petition is filed by Benson, then the petition must be accompanied by such list. The clerk of the court then gives notice of the time and place fixed for the hearing by the court of the petition by registered mail to Benson and each of the shareholders named on the list at the addresses stated therein, and the shareholders as notified and Benson are bound by the final judgment of the court.

     After the hearing of the petition, the court determines the shareholders who have complied with the foregoing procedure and become entitled to the valuation of and payment for their shares and appoints one or more appraisers to determine that value. The appraisers may examine the books and records of Benson and are required to afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares. The appraisers then determine the fair value of the shares of all of the shareholders entitled to payment for their shares and file their report of that value in the office of the clerk of the court, who gives notice of such filing to the parties in interest. After hearing any exceptions to the report, the court then determines the fair value of the shares of all the shareholders entitled to payment and directs Benson to pay that value, together with interest thereon, beginning 91 days after the date on which the Merger was effected until the date of the judgment, to the shareholders entitled to payment, upon surrender of the certificates for their shares, duly endorsed. Upon payment of the judgment, the dissenting shareholders cease to have any interest in those shares or Benson. The court allows the appraisers a reasonable fee as court costs, and all court costs are allotted between the parties in a manner as the court determines to be fair and equitable.

     Any shareholder who has demanded payment for his or her shares may withdraw such demand at any time before payment for the shares or before any petition is filed seeking a determination of the fair value of the shares and, with the consent of Benson, after any such petition is filed. If (i) the demand is withdrawn, (ii) Benson has terminated the shareholder's rights under Article
5.12 because of the failure of the shareholder to submit the certificates for his or her shares for notation of demand, (iii) no petition is timely filed, or
(iv) after hearing the petition, the court determines the shareholder is not entitled to the relief provided by Article 5.12, then the shareholder is conclusively presumed to have approved the Merger and is bound thereby, and his or her status as a shareholder is restored and he or she is entitled to receive any dividends paid to shareholders in the interim.

     In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the proposed Merger is the exclusive remedy for the recovery of the value of his or her shares and, if Benson complies with Article 5.12, then any shareholder who fails to comply with the requirements of Article
5.12 is not entitled to bring suit for the recovery of the value of his or her shares or money damages to the shareholder with respect to the Merger.

SURRENDER OF CERTIFICATES

     Promptly following the Effective Time of the Merger, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each holder of record of shares of Benson Common Stock or Benson Series C Preferred Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

     SHAREHOLDERS OF BENSON SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of one or more certificates for Benson Common Stock or Benson Series C Preferred Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, if applicable, a check for the amount representing any fractional share (without interest). A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

     All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time of the Merger will be paid to the former shareholders of Benson entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of Benson Common Stock or Benson Series C Preferred Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

CONDITIONS TO THE MERGER

     Conditions to the Obligations of Norwest and Benson. The obligations of both Norwest and Benson to effect the Merger are subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Merger Agreement, waiver of a number of conditions, including, among others, the following: (i) the approval of the Merger Agreement by the requisite vote of Benson's shareholders; (ii) the receipt of all requisite regulatory approvals;
(iii) the absence of any order issued by any court or governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger; and (iv) the effectiveness of the Registration Statement. (Sections 6 and 7)

     Conditions to the Obligation of Benson. The obligation of Benson to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Merger Agreement, waiver of certain additional conditions, including, among others, the following: (i) the performance by Norwest in all material respects of the agreements made by Norwest in the Merger Agreement and the truthfulness in all material respects of the representations made by Norwest in the Merger Agreement; (ii) the approval for listing on the NYSE and CHX of the shares of Norwest Common Stock to be issued in the Merger; and (iii) the receipt of an opinion of counsel to Benson at the Closing regarding certain federal income tax consequences of the Merger. (Section 6) See "-- Certain U.S. Federal Income Tax Consequences."

     Conditions to the Obligation of Norwest. The obligation of Norwest to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Merger Agreement, waiver of certain additional conditions, including, among others, the following (i) the performance by Benson in all material respects of the agreements made by Benson in the Merger Agreement and the truthfulness in all material respects of the representations made by Benson in the Merger Agreement; (ii) the absence of any condition or requirement in any approval, license or consent relating to the Merger that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest; (iii) the Merger shall qualify for pooling of interests accounting treatment and Norwest shall have received an opinion from Grant Thornton LLP that the activities of Benson will not preclude the Merger from being accounted for as a pooling of interests; (iv) at any time since December 21, 1995 (the date of the Merger Agreement) the total number of shares of Benson Common Stock and Series C Preferred Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share equivalents constitute Benson Common Stock) of all warrants, options, conversion rights (including equity securities convertible into Benson Common Stock), phantom shares or other share equivalents shall not have exceeded 3,929,820 in the case of Benson Common Stock and 86,947 in the case of Benson Series C Preferred Stock; (v) the Roddy Employment Agreement (as defined below) shall have been amended as required under the Merger Agreement; and (vi) the Landfill (as defined below) shall have been sold in accordance with the terms of the Merger Agreement. (Section 7) See "-- Certain Additional Agreements."

     See Sections 6 and 7 of the Merger Agreement for additional conditions to the Merger becoming effective.

REGULATORY APPROVALS

     The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act. Norwest has filed an application with the Federal Reserve Board requesting approval of the Merger; however, there can be no assurances that the necessary regulatory approval will be obtained or as to the timing of or conditions placed on such approval. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking.

     The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

     Norwest and Benson are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the Special Meeting. The receipt of all necessary regulatory approvals is a condition to effecting the Merger. See "-- Conditions to the Merger" and "-- Termination of the Merger Agreement."

CONDUCT OF BUSINESS PENDING THE MERGER

     By Benson. Benson and its subsidiaries are required to maintain their corporate existence in good standing, maintain the general character of their businesses and conduct their businesses in the ordinary and usual manner. In addition, without the prior written consent of Norwest, neither Benson nor any of its subsidiaries may (i) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of the Merger Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $1,000,000; (ii) enter into any material agreement, contract or commitment exceeding $25,000 (other than banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Merger Agreement); (iii) make any investments except investments by banking subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (iv) sell or otherwise dispose of any shares of the capital stock of any of its subsidiaries; (v) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; (vi) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock (other than a dividend declared by a subsidiary's board of directors in accordance with applicable law and regulation and other than semiannual dividends on the Series C Preferred Stock in an amount equal to 7.5% per annum consistent with past practices), provided that if the Effective Time of the Merger is after the record date for the regular cash dividend, if any, declared on Norwest Common Stock for the third quarter of 1996, Benson may declare and pay cash dividends on Benson Common Stock immediately prior to the Closing Date in an amount not to exceed, in the aggregate, the amount that shareholders of Benson would have received on the Norwest Common Stock to be issued in the Merger if the Effective Time of the Merger had occurred immediately prior to such record date; (vii) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Benson, except that Benson may redeem prior to the Effective Time of the Merger up to 100% of the outstanding shares of Benson Series C Preferred Stock in accordance with the terms thereof; or (viii) increase the compensation of any director, officer or executive employee of Benson, except increases granted pursuant to existing compensation plans and practices and any year-end bonuses awarded in conformity with existing bonus award programs. (Section 4) For information concerning the terms upon which Benson may redeem the Benson Series C Preferred Stock, see "-- Interests of Certain Persons in the Merger."

     By Norwest. Norwest is required to conduct and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (Section 5)

     See Sections 4 and 5 of the Merger Agreement for additional restrictions on the conduct of business by Benson and Norwest pending the Merger.

NO SOLICITATION

     Benson and its subsidiaries, and their respective directors, officers, representatives and agents, have agreed under the Merger Agreement not to directly or indirectly solicit, authorize the solicitation of or enter into any discussions with any third party concerning any offer or possible offer to (i) purchase (A) any shares of common stock, (B) any option or warrant to purchase shares of common stock, (C) any security convertible into shares of common stock or (D) any other equity security of Benson or any of its subsidiaries; (ii) make a tender or exchange offer for any shares of common stock or other equity security of Benson or any of its subsidiaries; (iii) purchase, lease or otherwise acquire the assets of Benson or any of its subsidiaries except in the ordinary course of business; or (iv) merge, consolidate or otherwise combine with Benson or any of its subsidiaries. (Section 4(h)) If any third party makes an offer or inquiry to Benson or any of its subsidiaries concerning any of the foregoing, Benson or the subsidiary, as applicable, is required to promptly disclose such offer or inquiry (including the terms thereof) to Norwest. (Section 4(h))

CERTAIN ADDITIONAL AGREEMENTS

     Benson. Benson has also agreed under the Merger Agreement to (i) if requested by Norwest, terminate or amend, effective as of the Effective Time of the Merger, certain employee benefit plans of Benson and its subsidiaries; (ii) establish such additional accruals and reserves as may be necessary to conform Benson's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Benson's business after the Effective Time of the Merger and to provide for costs and expenses related to effecting the transactions contemplated by the Merger Agreement;
(iii) obtain and deliver environmental assessment reports on certain properties;
(iv) obtain and deliver title commitments and boundary surveys for each of its bank facilities; (v) take all necessary action to (A) terminate Benson's 1994 Stock Option Plan, (B) accelerate the vesting of the 1994 Benson Common Stock Options to permit such options to be immediately exercisable, and (C) terminate the 1994 Benson Common Stock Options; (vi) obtain the written consent or acknowledgment of the holders of the 1994 Benson Common Stock Options to such termination in exchange for shares of Norwest Common Stock as provided in the Merger Agreement; (vii) use its best efforts to amend the Roddy Employment Agreement (as defined below); (viii) sell certain real property commonly known as the Old Southeast Landfill or the Riley Landfill (the "Landfill"); and (ix) take all action necessary to terminate any registration rights of the holders of Series C Preferred Stock. (Section 4)

     Norwest. Norwest has agreed under the Merger Agreement to (i) take certain action to maintain Benson's directors' and officers' liability insurance policies in effect as of the date of the Merger Agreement; and (ii) for a period of up to 15 days prior to the Closing, permit Benson and its representatives to examine the books, records and properties of Norwest and to interview officers, employees and agents of Norwest. (Section 5) For more information concerning the directors' and officers' liability insurance policies, see "-- Interests of Certain Persons in the Merger."

     For information concerning additional agreements and covenants of Benson and Norwest, see Sections 4 and 5 of the Merger Agreement.

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger has not become effective by August 31, 1996, unless such failure of the Merger to become effective is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger

Agreement; (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; or (iv) by Benson within one business day after the Special Meeting at which the vote on the Merger Agreement is taken if the Norwest Average Price is less than $27. (Section 9)

AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Merger Agreement by Benson's shareholders, provided that, after the Merger Agreement is approved by Benson's shareholders, no amendment can be made to the Merger Agreement that changes in a manner materially adverse to Benson's shareholders the consideration to be received by Benson's shareholders in the Merger. (Section 17)

WAIVER OF PERFORMANCE OF OBLIGATIONS

     Any of the parties to the Merger Agreement may, by a signed writing, give any consent, take any action with respect to the termination of the Merger Agreement or otherwise, or waive any of the inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Merger Agreement. (Section 16)

EFFECT ON EMPLOYEE BENEFIT PLANS

     The Merger Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Benson shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Merger Agreement. The eligible employees of Benson shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Time of the Merger. Benson's employees will generally continue to participate in welfare and retirement plans maintained by Benson until entering Norwest's plans. Eligible Benson employees will receive credit for past service for the purpose of determining certain benefits under certain but not all of Norwest's benefit plans. (Section 8)

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Benson's management and the Benson Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Benson generally. The Benson Board was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the transactions contemplated thereby.

     Employment Agreement. As a condition to the Merger Agreement, Benson has agreed to negotiate with R. Tom Roddy, President and Chief Executive Officer of Benson, to make certain revisions to his employment agreement (the "Roddy Employment Agreement"). These revisions are that the severance payment, due under the Roddy Employment Agreement upon a change of control, will not exceed the amount deductible for income tax purposes under the Internal Revenue Code and that Benson will agree to pay Mr. Roddy $25,000 if he remains employed by Benson until December 31, 1996.

     Indemnification, Insurance. In the Merger Agreement, Norwest has agreed that all rights to indemnification and all limitations of liability in the Benson Articles or Benson Bylaws, existing in favor of any person who is, has been or becomes prior to the Effective Time of the Merger, a director or officer of Benson or any Benson subsidiary, shall survive the Merger and continue in full force and effect. These rights to indemnification and limitations of liability are to survive with respect to all claims arising from (i) facts or events that occurred before the Effective Time of the Merger, or (ii) the Merger Agreement or the transaction contemplated thereby.

     Norwest has also agreed, for a period of three years after the Effective Time of the Merger, to use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Benson (provided that Norwest may substitute therefor policies of at least the same coverage and amounts, containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger. However, Norwest is not obligated to expend, in order to maintain such insurance coverage, an amount per year in excess of 150% of the amount of the annual premiums paid as of the date hereof by Benson (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest is obligated to use reasonable efforts to obtain as much comparable insurance as can be obtained for the Maximum Amount.

     Stock Options. The Benson 1994 Stock Option Plan provides that, in the event of a change of control, including one that will occur upon consummation of the Merger, each optionee may exercise his stock options with respect to the full number of shares without regard to any vesting period provisions contained in the optionee's agreement. Pursuant to the Merger Agreement, Benson has agreed to terminate its 1994 Option Plan and cause persons holding unexpired options issued thereunder to exchange such options for shares of Norwest Common Stock. The persons and the number of potential 1994 Benson Option Shares affected by the acceleration of the vesting schedule are: Messrs. Tom Benson (50,000 shares), Roddy (20,000 shares), McCandless (11,250 shares), Oveland (11,250 shares), Larry Benson (5,000 shares), Jerome Benson (2,500 shares), Gillaspia (800 shares), Seal (700 shares), Goff (800 shares), Urps (725 shares) and Peterson (500 shares), and Ms. Yoakum (800 shares) and Ms. Watson (675 shares).

     Redemption of Series C Preferred Stock. Under the terms of the Merger Agreement, Benson may redeem prior to the Effective Time of the Merger up to 100% of the outstanding shares of Benson Series C Preferred Stock for a per share amount in cash equal to the par value per share of $100, plus accrued and unpaid dividends. Management of Benson anticipates that Benson will redeem more than 50% of such shares prior to the Effective Time of the Merger. As of the Record Date, there were 86,947 shares of Benson Series C Preferred Stock outstanding, all of which were owned by Tom Benson.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of certain federal income tax consequences of the Merger that are generally applicable to Benson's shareholders. The discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated and proposed thereunder, published Internal Revenue Service rulings and pronouncements and court decisions as in effect on the date hereof. All of the above authorities are subject to change (possibly retroactive) by legislative, administrative or judicial action. Any such change could alter the tax consequences described herein. The following discussion is intended only as a summary of certain principal federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

     The parties expect the Merger to qualify as a reorganization under Section 368(a) of the Code. Except for cash received in lieu of a fractional share interest in Norwest Common Stock, holders of shares of Benson Common Stock and Benson Series C Preferred Stock will recognize no gain or loss on the receipt of Norwest Common Stock in exchange therefor. The Merger's effectiveness is conditioned upon the receipt by Benson of a written opinion of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, counsel to Benson, substantially to the effect that, for U.S. federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Benson Common Stock or Benson Series C Preferred Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; and
(iii) the basis of the

Norwest Common Stock received by the shareholders of Benson will be the same as the basis of the Benson Common Stock or Benson Series C Preferred Stock exchanged therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Benson will include the holding period of the Benson Common Stock or Benson Series C Preferred Stock exchanged therefor, provided such shares were held as a capital asset as of the Effective Time of the Merger.

     The opinion of counsel, which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement. The foregoing discussion is only a summary of the tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither Benson nor Norwest has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

     The foregoing tax consequences may not be applicable to Benson shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt entities, non-United States persons, and stockholders who acquired Benson stock pursuant to the exercise of Benson options or otherwise as compensation.

     THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO BENSON SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH BENSON SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

RESALE OF NORWEST COMMON STOCK

     The shares of Norwest Common Stock issuable to shareholders of Benson upon the Merger becoming effective have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Benson or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of Benson who are deemed to be "affiliates" of Benson may be resold without registration as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Benson generally include individuals or entities that control, are controlled by or are under common control with, Benson and may include the executive officers and directors of Benson as well as certain principal shareholders of Benson. In the Merger Agreement, Benson has agreed to use its best efforts to cause each shareholder who, in the opinion of counsel to Benson, is an affiliate of Benson to enter into an agreement with Norwest providing that such affiliate will not
(i) offer to sell, transfer or otherwise dispose of, during the 30 days immediately prior to the Effective Time of the Merger, any shares of Benson Common Stock; (ii) sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder or (iii) sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by such persons in the Merger or in any way reduce such shareholder's risk relative to such shares until such time as financial results covering at least 30 days of post-Merger combined operations of Benson and Norwest have been published. (Section 4(l)) This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Benson.

STOCK EXCHANGE LISTING

     The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon the Merger becoming effective. Consummation of the Merger is conditioned on the authorization for listing of such shares on the NYSE and CHX. (Section 6)

ACCOUNTING TREATMENT

     The parties anticipate that the Merger will qualify for pooling of interests accounting treatment. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Norwest and Benson will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the shareholders' equity accounts of Benson will be combined with Norwest's stockholder equity accounts on Norwest's consolidated balance sheet. Income and other financial statements of Norwest will not be restated retroactively because the Merger is not material to the financial statements of Norwest.

     In order for the Merger to qualify for pooling of interests accounting treatment, among other things, at least 90% of the outstanding Benson Common Stock must be exchanged for Norwest Common Stock. Benson and Norwest have each agreed not to take any action that would disqualify the Merger from pooling of interests accounting treatment by Norwest.

     The unaudited pro forma data included in this Proxy Statement-Prospectus for the Merger have been prepared using the pooling of interests method of accounting. See "SUMMARY -- Comparative Per Common Share Data."

EXPENSES

     Except as otherwise provided in the Merger Agreement, Norwest and Benson will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel.

                        NORWEST CAPITAL STOCK AND RIGHTS

     The following description of certain aspects of the capital stock of Norwest and certain rights of Norwest's stockholders is not intended to be complete and is qualified in its entirety by reference to Article FOURTH of the Norwest Certificate and other documents incorporated by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "COMPARISON OF RIGHTS OF HOLDERS OF BENSON COMMON STOCK AND NORWEST COMMON STOCK."

GENERAL

     Norwest is authorized to issue a total of 509,000,000 shares of capital stock, consisting of 500,000,000 shares of Norwest Common Stock, 5,000,000 shares of preferred stock without par value ("Norwest Preferred Stock") and 4,000,000 shares of preference stock without par value ("Norwest Preference Stock"). As of December 31, 1995, Norwest had issued (i) 358,332,153 shares of Norwest Common Stock, of which 352,760,457 shares were outstanding and 5,571,696 shares were held as treasury shares, and (ii) 2,119,681 shares of Norwest Preferred Stock, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 980,000 shares of Cumulative Tracking Preferred Stock (of which 25,000 shares are held by a subsidiary of Norwest), 12,984 shares of ESOP Cumulative Convertible Preferred Stock and 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock. On January 2, 1996, all of the outstanding shares of 10.24% Cumulative Preferred Stock and related depositary shares were redeemed at the $100 stated value. On February 27, 1996, Norwest issued 59,000 shares of 1996 ESOP Cumulative Convertible Preferred Stock. Norwest had not issued any shares of Norwest Preference Stock as of the date of this Proxy Statement-Prospectus.

     Norwest's board of directors (the "Norwest Board") has designated 1,250,000 shares of Norwest Preferred Stock as Series A Junior Participating Preferred Stock (the "Norwest Junior Preferred Shares") and reserved the Norwest Junior Preferred Shares for issuance pursuant to a rights agreement dated November 22, 1988 between Norwest and Citibank, N.A., as the rights agent. See "-- Rights Plan." Norwest had not issued any Norwest Junior Preferred Shares as of the date of this Proxy Statement-Prospectus.

NORWEST COMMON STOCK

     Each share of Norwest Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. Holders of Norwest Common Stock do not have any cumulative voting rights. For that reason, holders of a majority of the shares of Norwest Common Stock entitled to vote in any election of directors of Norwest may elect all of the directors standing for election. Holders of Norwest Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Norwest Board out of funds legally available therefor, subject to (i) preferential dividend rights of all then outstanding shares of Norwest Preferred Stock and Norwest Preference Stock, (ii) certain legal restrictions on the ability of Norwest's banking and savings association subsidiaries to distribute funds to Norwest and (iii) such restrictions as may be imposed on Norwest from time to time pursuant to debt or credit facilities or otherwise. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST." Holders of Norwest Common Stock do not have any preemptive rights to purchase additional securities issued by Norwest or rights to convert their shares of Norwest Common Stock into other securities of Norwest. Upon the liquidation, dissolution or winding up of Norwest, subject to the prior rights of all then outstanding shares of Norwest Preferred Stock and Norwest Preference Stock, holders of Norwest Common Stock are entitled to receive ratably the assets of Norwest available after the payment of all debts and other liabilities. All outstanding shares of Norwest Common Stock are duly authorized, validly issued and nonassessable. Norwest Bank Minnesota, National Association, a subsidiary of Norwest, is the transfer agent and registrar for shares of Norwest Common Stock.

     Each share of Norwest Common Stock includes, and each share of Norwest Common Stock issued in the Merger will include, a right to purchase one four-hundredth of a Norwest Junior Preferred Share. See "-- Rights Plan"

     The rights, preferences and privileges of holders of Norwest Common Stock are subject to, and may be adversely affected by, the rights of holders of Norwest Preferred Stock or Norwest Preference Stock. See "-- Norwest Preferred Stock; Norwest Preference Stock."

NORWEST PREFERRED STOCK; NORWEST PREFERENCE STOCK

     The Norwest Board is authorized to issue shares of Norwest Preferred Stock and Norwest Preference Stock in one or more series and to fix the relative rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, and the designation of any series and the number of shares constituting such series, all without any vote or other action on the part of stockholders; provided, however, that holders of Norwest Preference Stock will not be entitled to more than one vote per share. The Norwest Board may issue shares of Norwest Preferred Stock and Norwest Preference Stock at any time and from time to time without any vote or other action on the part of stockholders.

     The ability of the Norwest Board to issue shares of Norwest Preferred Stock or Norwest Preference Stock, although providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of Norwest. For a discussion of other provisions of the Norwest Certificate or Norwest Bylaws that may delay, deter or prevent a tender offer or other takeover attempt, see "-- Rights Plan."

RIGHTS PLAN

     Norwest has in effect a rights plan (the "Rights Plan") pursuant to which each share of Norwest Common Stock now outstanding, and each share of Norwest Common Stock to be issued in the Merger, have attached to it one Preferred Stock purchase right (a "Right") entitling the holder thereof to purchase one four-hundredth of a Norwest Junior Preferred Share at a price of $175.00, subject to customary antidilution adjustment. The Rights are not separable from, and trade automatically with, the shares of Norwest Common Stock to which they are attached. No separate certificates for the Rights will be issued. The Rights are exercisable only upon the occurrence of certain specified events as described below. All rights expire November 23, 1998, unless earlier exercised by the holders thereof or redeemed or extended by Norwest. Until exercised, the Rights in and of themselves do not confer any rights on their holders as stockholders of Norwest, including but not limited to the right to vote or receive dividends. Subject to certain limited exceptions, the Norwest Board may amend or otherwise modify the provisions of the Rights and the Rights Plan without any vote or other action on the part of the holders of the Rights.

     The Rights are exercisable only if a person or group acquires or announces an offer to acquire 25% or more (the "Triggering Percentage") of the outstanding shares of Norwest Common Stock. The Norwest Board may, without any vote or other action on the part of stockholders, reduce the Triggering Percentage to no less than 15% at any time prior to the Rights becoming exercisable. The Rights have certain additional rights that will be triggered upon the occurrence of specified events:

          (1) If a person or group acquires at least the Triggering Percentage of Norwest Common Stock, the Rights permit the holders thereof, other than such person or group, to acquire shares of Norwest Common Stock at 50% of such shares' market value at the time. This feature will not apply, however, if a person or group that owns less than the Triggering Percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding shares of Norwest Common Stock.

          (2) After a person or group acquires at least the Triggering Percentage of Norwest Common Stock but before such person or group acquires 50% of the outstanding shares of Norwest Common Stock, the Norwest Board may exchange each Right, other than Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

          (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit the holders thereof to purchase the stock of the acquiror at 50% of such shares' market value.

     Each Junior Preferred Share will have 400 votes, voting together with shares of Norwest Common Stock. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of a merger, consolidation or other transaction in which Norwest Common stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. In the event of liquidation of Norwest, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400 per share and will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. The Junior Preferred Shares will not be redeemable. The rights of the Junior Preferred Shares are protected by customary antidilution provisions.

     The Norwest Board may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price") at any time prior to the acquisition by a person or group of at least the Triggering Percentage of the outstanding shares of Norwest Common Stock. The Norwest Board may effect the redemption at such time, upon such terms and subject to such conditions as the Norwest Board in its sole discretion may deem necessary or advisable. Immediately upon redemption of the Rights, all rights of the holders thereof (including the right to exercise the Rights) will terminate except for the right to receive the Redemption Price.

     The operation of the Rights Plan may result in immediate substantial dilution to, or otherwise materially adversely affect, any person or group that acquires the Triggering Percentage of Norwest Common Stock or otherwise triggers a provision of the Rights Plan. For that reason, the existence of the Rights Plan may have the effect of delaying, deterring or preventing a takeover of Norwest.

     The foregoing discussion of the Rights Plan is qualified in its entirety by reference to the rights agreement dated November 22, 1988 between Norwest and Citicorp., N.A., as rights agent.

DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

     Norwest has in effect an automatic Dividend Reinvestment and Optional Cash Payment Plan that entitles participants to reinvest dividends on Norwest Common Stock held by them in additional shares of Norwest Common Stock and, subject to certain dollar limits, purchase additional shares of Norwest with voluntary cash payments. The price at which shares of Norwest Common Stock are purchased under the plan is equal to the fair market value of the Norwest Common Stock (as calculated in accordance with the provisions of the plan) at the time of purchase. All stockholders of Norwest (including former shareholders of Benson who receive shares of Norwest Common Stock in the Merger) are entitled to participate in the plan as currently in effect.

SHARES REGISTERED UNDER THE SECURITIES ACT

     Pursuant to shelf registration statements filed with the Commission, Norwest has registered under the Securities Act an indeterminate number of securities (the "Shelf Securities"), which Norwest may issue as, among other securities, Norwest Preferred Stock or securities convertible into Norwest Common Stock or Norwest Preferred Stock. As of March 31, 1996, Norwest had available for issuance Shelf Securities having an aggregate initial public offering price of up to $1.35 billion. On March 15, 1996, Norwest filed a registration statement for an additional $5 billion of Shelf Securities. Approval by the Commission of this shelf registration statement is pending as of the date of this Proxy Statement-Prospectus. The Norwest Board may issue the Shelf Securities at any time and from time to time without any vote or other action on the part of stockholders.

     No prediction can be made as to the effect, if any, that future sales of shares of Norwest's capital stock will have on the market price of the Norwest Common Stock prevailing from time to time. Sales of substantial amounts of capital stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of Norwest Common Stock. Future sales of Norwest's capital stock may result in dilution to existing stockholders.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                  BENSON COMMON STOCK AND NORWEST COMMON STOCK

GENERAL

     Benson is incorporated under the laws of the state of Texas. Norwest is incorporated under the laws of the state of Delaware. The rights of Benson's shareholders are currently governed by the TBCA and the Benson Articles and Benson Bylaws. If Benson's shareholders approve the Merger Agreement and the Merger becomes effective, shareholders of Benson will become stockholders of Norwest. For that reason, after the Effective Time of the Merger, their rights will be governed by the DGCL and the Norwest Certificate and Norwest Bylaws.

     The following is a comparison of certain rights of holders of Benson Common Stock with the rights of holders of Norwest Common Stock. It is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the laws and documents discussed below. For additional information concerning the rights of holders of Norwest Common Stock and Benson Common Stock, see "NORWEST CAPITAL STOCK AND RIGHTS" and "INFORMATION CONCERNING BENSON."

DIRECTORS

     Benson. The Benson Bylaws provide that the Benson Board shall consist of not less than one nor more than ten directors, as may be fixed from time to time to in accordance with the Benson Articles, the Benson Bylaws or by resolution of the Benson Board. The Benson Articles currently set the number of directors at six and divide the Benson Board into three classes of directors, with the term of office of one class expiring each year; shareholders may remove a director only for cause. The Benson Articles and Benson Bylaws provide that vacancies on the Benson Board may be filled exclusively by the affirmative vote of a majority of the remaining directors, although that number may be less than a quorum.

     Norwest. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving for a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 14. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors. See "NORWEST CAPITAL STOCK AND RIGHTS -- Common Stock."

AMENDMENT OF ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS

     Benson. Under the TBCA, certain amendments to the articles of incorporation require the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon. The Benson Bylaws provide that the Bylaws may be amended by a majority of the Benson Board.

     Norwest. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest Preferred Stock and Norwest Preference Stock currently authorized in the Norwest Certificate may be issued by the

Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's stockholders. See "NORWEST CAPITAL STOCK AND
RIGHTS -- Preferred Stock and Preference Stock."

SHAREHOLDER OR STOCKHOLDER APPROVAL OF MERGERS AND ASSET SALES

     In addition to being subject to the laws of Texas and Delaware, respectively, both Benson and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

     Benson. The TBCA requires certain mergers to be approved by holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of each class of stock entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote; provided that the articles of incorporation may require a vote of a different number, not less than a majority, of the shares outstanding. The Benson Articles do not provide for a different number of shares for approval of a merger or permit the shares of any class or series to vote thereon. However, as described above, the affirmative vote of two-thirds of the Common Stock and Series C Preferred Stock is required for a merger with Norwest and at least two-thirds of the total outstanding shares otherwise entitled to vote thereon.

     Norwest. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (i) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger, and (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

APPRAISAL RIGHTS

     Benson. Shareholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of the corporation, and with the exception discussed below, a merger or consolidation. Under Section 5.11 of the TBCA, however, shareholders do not have dissenters' rights if, in connection with a merger, the stock of the corporation held by the shareholder is either listed on a national securities exchange or is held of record by more than 2,000 shareholders and, pursuant to the plan of merger, such shareholder is not required to accept for his shares any consideration other than (a) shares of stock of a corporation which, immediately after the effective date of the merger, (i) are listed on a national securities exchange or (ii) are held of record by not less than 2,000 shareholders, and (b) cash in lieu of fractional shares otherwise entitled to be received. A Benson shareholder will receive merger consideration that satisfies the provisions of subsections (a) and (b) above; however, because the Benson Common Stock is not listed on a national securities exchange and is held of record by fewer than 2,000 holders, dissenters rights will be available to Benson shareholders.

     Norwest. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the NYSE and the CHX and currently held by more than 2,000 stockholders. For these reasons, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

SPECIAL MEETINGS

     Benson. Under the TBCA, a special meeting of shareholders of a Texas corporation may be called by either (a) the president, the board of directors, or such other person or persons as authorized by the articles of incorporation or the bylaws, or (b) the holders of shares entitled to cast not less than ten percent (10%) of all shares entitled to vote at the meeting, unless a different percentage, not to exceed fifty percent (50%), is provided for in the articles of incorporation. The Benson Articles provide that (1) any action required or permitted to be taken by Benson's shareholders must be effected at a duly called annual or special meeting of shareholders, and (2) any special meeting of shareholders of Benson may be called only by a majority of the Benson Board, the Chairman of the Board or the President.

     Norwest. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President or a majority of the Norwest Board. As such, holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

ACTION WITHOUT A MEETING

     Benson. Under the TBCA, shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders; provided, however, that the articles of incorporation may provide that the shareholders may not take action without a meeting. The Benson Articles prohibit shareholders from taking an action by means of a consent in writing rather than a duly called meeting.

     Norwest. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

LIMITATION OF DIRECTOR LIABILITY

     Benson. The TBCA permits a corporation to set limits on the extent of a director's liability. The Benson Articles limit, to the fullest extent now or hereafter permitted by the TBCA, liability of Benson's directors to Benson or its shareholders for monetary damages for a breach of such director's fiduciary duty. This provision presently limits a director's liability except for (1) a breach of duty of loyalty to Benson or its shareholders, (2) a failure to act in good faith or where a director engages in intentional misconduct or knowingly violates the law, (3) a transaction from which the director obtains an improper personal benefit, and (4) an act or omission for which liability is expressly provided for by statute.

     Norwest. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of the director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Benson. TBCA provides that a corporation may indemnify an individual only if the individual (i) acted in good faith, (ii) in a manner he reasonably believed, in the case of conduct in his official capacity, was in the corporation's best interests and, in all other cases, that his conduct was at least not opposed to the corporation's interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Benson Articles provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by law, including (upon receipt of an undertaking to repay such advances if the officer or director is found to have not met the required standard of conduct) payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding, other than in the case of an action, suit or proceeding brought about by Benson on its own behalf against an officer. See "-- Interests of Certain Persons in the Merger."

     Norwest. The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

DIVIDENDS

     In addition to restrictions imposed under Texas and Delaware law, respectively, Norwest and Benson are subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

     Benson. Under the TBCA, a Texas corporation may make distributions only out of surplus. Holders of Benson Common Stock are entitled to receive dividends ratably when, as and if declared by the Benson Board from assets legally available therefrom, after payment of all dividends on

Benson preferred stock. Holders of shares of Series C Preferred Stock are entitled to receive semi-annual dividends at the rate of 7.5% of the par value per share.

     Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

PROPOSAL OF BUSINESS, NOMINATION OF DIRECTORS

     Benson. The Benson Bylaws provide detailed advance notice and informational procedures which shareholders must follow in order to nominate a candidate to serve as a director or to propose an item of business for consideration at a meeting of Benson shareholders. No shareholder nomination or proposal shall be effective unless made in accordance with these detailed procedures.

     Norwest. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

                         INFORMATION CONCERNING BENSON

GENERAL

     Benson is a Texas bank holding company, incorporated in 1986. Benson maintains its principal office at 40 N.E. Loop 410, San Antonio, Texas, 78216. Its telephone number is (210) 340-5000.

     Benson derives substantially all of its revenues and income from the operation of the Banks. The Banks provide a full range of commercial and consumer banking services to individuals and small and middle market businesses in the metropolitan San Antonio area through five full service banking facilities. The Banks also provide consumer banking services to United States military officers stationed in the United States and throughout the world. Management believes Benson currently ranks as the third largest bank holding company headquartered in the metropolitan San Antonio area (based upon total deposits as of December 31, 1995).

     In addition to the two wholly-owned subsidiary banks, Benson also owns Bancshares Life Insurance Company ("BLIC"), which operates principally as a "captive" credit life, accident and health reinsurer. BLIC reinsures insurance risks underwritten by Mayflower National Life Insurance of Indianapolis, Indiana ("Mayflower National") and Union Fidelity Life Insurance Company of Chicago, Illinois ("Union Fidelity").

THE BANKS

     The Banks conduct a general commercial and consumer banking business, which includes the acceptance of deposits from consumers and the origination of commercial, real estate, installment and other loans. The Banks also provide trust services to their customers. Deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing checking accounts, savings accounts and money market accounts. Loans consist of commercial loans directed to small and middle market businesses, loans to individuals, loans to United States military officers (including retired military officers) and commercial real estate loans, residential mortgages and construction loans.

     Although the Banks provide a full range of commercial and consumer banking services, each Bank also seeks to distinguish itself in the products and services it offers. Groos Bank, with three full service banking facilities, 26 drive-through lanes and three ATMs located in San Antonio, has historically provided banking services to small and middle market businesses and individuals. With origins in 1854, Groos Bank has developed a strong community identity and name recognition. As part of its community focus, Groos Bank has implemented certain banking programs specially tailored to the needs of its customers. For senior citizens, Groos Bank provides, among other things, credit card protection and accidental death insurance and sponsors seminars and trips of interest. For graduate students and alumni of a local college, Groos Bank has introduced a banking program which provides, among other things, credit card services and favorable interest rates on automobile loans. Groos Bank has also developed a particular market niche related to the purchase of installment loans (or "indirect dealer paper") originated by automobile dealers. As of December 31, 1995, this indirect dealer paper portfolio amounted to $62.7 million or 41.13% of Groos Bank's total loans outstanding. This type of installment financing is attractive due to its favorable average yield as well as its relatively short maturity (generally three to six years).

     Kelly Bank provides traditional commercial and consumer banking services to its customers through two full service banking facilities, 16 drive-through lanes and ten ATMs located in San Antonio. In addition, Kelly Bank provides a specialized group of banking services to United States military officers (including retired military officers) stationed in the United States and throughout the world. The military banking focus of Kelly Bank evolved initially due to its proximity to Kelly Air Force Base. Subsequently, as its reputation developed, Kelly Bank expanded its focus to pursue business from officers serving in all branches of the United States armed forces and from non-military individuals and businesses in the local community in which Kelly Bank is located.

Approximately 48.95% of Kelly Bank's total deposits of $192.4 million as of December 31, 1995, consisted of deposits by United States military officers. Kelly Bank solicits potential military customers at the start of their careers, which involves solicitations at the military service academies and officer candidate and training schools. Specialized banking services include direct deposit of paychecks, loans subject to direct debit, the issuance of credit cards, the provision of toll-free telephone numbers to enable such customers to have access to Kelly Bank's customer service representatives from virtually any location worldwide and an automated telephone response system which permits offsite banking. The specialized banking services provided by Kelly Bank are also attractive to a number of other groups similar in certain respects to the military, including members of law enforcement organizations, airline pilots and others that travel extensively.

NONBANKING ACTIVITIES

     BLIC operates principally as a "captive" credit life, accident and health reinsurer. Mayflower National and Union Fidelity act as the principal conduits for BLIC, underwriting credit life insurance for installment loan customers of the Banks. These life insurance policies are subsequently ceded to BLIC. BLIC derives its income from insurance premiums which it assumes and investment income derived from policyholder reserves. In 1995, BLIC had net income of $89,960 on total insurance coverage in force of approximately $25 million.

COMPETITION

     The Banks encounter strong competition both in making loans and attracting deposits. The state of Texas permits statewide branch banking and statewide savings and loan branching. Moreover, the Banks compete with other commercial and savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and certain other nonfinancial institutions not only in the San Antonio metropolitan area, but also worldwide due to Kelly Bank's military customer base. The continued liberalization of the banking and securities industries may also increase competitive pressures on the Banks.

     Management believes the Banks are well positioned to compete successfully in their primary market area, although no assurances can be given in this regard. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. In particular, Groos Bank expects to encounter continued and increased competition in the indirect dealer paper market and Kelly Bank expects to encounter similar competitive pressures in the market for military customers. Management believes, however, that the Banks' long-term presence, local expertise and ongoing commitment to the community, as well as their commitment to quality and personalized banking services, are factors that contribute to the Banks' competitiveness.

REGULATION AND SUPERVISION

     Regulation of Benson. Benson is a bank holding company within the meaning of the Bank Holding Company Act and therefore is subject to regulation and supervision by the Federal Reserve Board. As such, Benson is required to file reports with and furnish such other information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act, and to subject itself to examination by the Federal Reserve Board.

     As a bank holding company, Benson is required to obtain approval prior to merging or consolidating with any other bank holding company, acquiring all or substantially all of the assets of any bank or acquiring ownership or control of shares of a bank or bank holding company if, after the acquisition, Benson would directly or indirectly own or control 5% or more of the voting shares of such bank or bank holding company.

     Benson is also prohibited from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except that it may engage in and may own shares of companies engaged in certain activities found by the Federal Reserve Board to be so closely related to banking or managing and controlling banks as to be a proper incident thereto.

     Under the Bank Holding Company Act and the Federal Reserve Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     Regulation of the Banks. The Banks are national banking associations and are therefore subject to regulation, supervision, and examination by the Office of the Comptroller of the Currency (the "OCC"). The Banks are also members of the Federal Reserve System and of the Federal Deposit Insurance Corporation (the "FDIC"). Requirements and restrictions under the laws of the United States include the requirement that reserves be maintained against deposits, restrictions on the nature and the amount of loans which can be made, restrictions on the business activities in which a bank may engage, restrictions on the payment of dividends to stockholders and minimum capital requirements.

     There are certain statutory limitations on the payment of dividends by national banks. For information concerning dividend restrictions imposed on national banks, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO
NORWEST -- Dividend Restrictions." At December 31, 1995, approximately $8,484,000 was available for declaration of dividends by the Banks to Benson without prior regulatory approval.

     The OCC is authorized by legislation to take various enforcement actions against any significantly undercapitalized national bank and any national bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the OCC. Based on their respective capital ratios as of December 31, 1995, Groos Bank and Kelly Bank were both classified as "well capitalized" under the applicable regulations.

     Current Regulatory Issues. In 1990, Benson entered into a Memorandum of Understanding (the "Memorandum") with the Federal Reserve Board which (i) imposed certain restrictions on Benson, and (ii) required Benson to present a plan to the Federal Reserve Board designed to increase Benson's capital and improve its ability to service its long-term indebtedness. Based upon Benson's net earnings in 1992, 1993 and 1994, and the substantial improvement in Benson's capital structure resulting from its initial public offering ("IPO") in October, 1994, the Memorandum was terminated on February 2, 1995.

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, Benson is required to maintain minimum Tier 1 and total capital to risk-adjusted assets ratios of 4% and 8%, respectively, and a minimum "leverage ratio" of 3%. At December 31, 1995 and 1994, Benson's Tier 1 and total capital to risk-adjusted assets ratios and its leverage ratio were as follows:

                                                                       DECEMBER 31
                                                                    -----------------
                                                                    1995        1994
                                                                    -----       -----
        Tier 1 to risk-adjusted assets............................  16.51%      15.27%
        Total capital to risk-adjusted assets.....................  17.54       16.87
        Leverage Ratio............................................  10.68       10.63

For a general discussion of the Federal Reserve Board's risk-based capital guidelines and the criteria applied to calculate the ratios, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING

TO NORWEST -- Capital Requirements." For information concerning similar risk-based capital ratios for the Banks, see "INFORMATION CONCERNING BENSON -- Capital Resources."

     Effective January 1, 1993, the FDIC imposed deposit premiums based on a risk-based assessment system, requiring the healthiest banks to pay $0.23 per $100 of insured deposits. The rates increased incrementally to a top rate of $0.31 per $100 of deposits for the weakest banks. Based on the risk category applicable to Groos Bank and Kelly Bank through June 1995, the premiums paid by each were $0.23 per $100 of deposits.

     In August, 1995, the FDIC voted to reduce significantly the deposit insurance premiums paid by institutions insured by the Bank Insurance Fund ("BIF") to a range of 4 to 31 basis points per $100 of deposits. On September 15, 1995, the FDIC refunded overpayments on insurance premiums for the months June through September, 1995, and the Banks were assessed a rate of 4 basis points per $100 of deposits for the fourth quarter of 1995.

     On November 14, 1995 the FDIC approved reducing the assessment rates applicable to BIF-insured institutions to a range of zero to 27 basis points from the previous range of 4 to 31 points. Deposit insurance premiums for Subgroup A institutions were reduced to zero beginning with the January 1, 1996 assessment period. Banks within the Subgroup A category will be required to pay $1,000 per semiannual period as mandated by statute. Both Groos Bank and Kelly Bank were within the Subgroup A category as of December 31, 1995. For a general discussion concerning the criteria applied by the FDIC to determine an institution's insurance premium assessment rate, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST -- FDIC Insurance."

     In December, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law by President Bush. FDICIA increased the regulatory burden on financial institutions and imposed substantial actual and incidental costs on the institutions and their customers. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST -- Federal Deposit Insurance Corporation Improvement Act of 1991."

     Regulation of the Insurance Company. BLIC, which provides life, accident and health insurance products principally to the Banks' installment loan customers, is subject to comprehensive regulation by the Department of Insurance in the State of Arizona, the state in which it is domiciled, and other states (including the State of Texas), in which it conducts business. These regulations are intended primarily for the protection of policyholders rather than for the benefit of Benson's investors.

     The National Association of Insurance Commissioners (the "NAIC") has adopted a "risk-based capital" requirement for the property and casualty insurance industry. "Risk-based capital" refers to the determination of the amount of statutory capital required for an insurer based on the risks assumed by the insurer rather than the amount of premiums written by the insurer. A formula that applies prescribed factors to the various risk elements in an insurer's business would be used to determine the minimum statutory capital requirement for the insurer. An insurer having less statutory capital than the formula calculates would be subject to varying degrees of regulatory intervention, depending on the level of capital inadequacy. As of December 31, 1995, BLIC had "risk-based capital" in excess of the required amounts established by the NAIC.

EMPLOYEES

     Benson and its subsidiaries had approximately 300 full-time equivalent employees as of December 31, 1995. None of the employees are represented by any collective bargaining agreement and management believes its employee relations are good. Benson and its subsidiaries are equal opportunity employers and provide equal employment opportunities to individuals without regard to race, sex, age, national origin, religion, veteran status or handicap.

PROPERTIES

     Benson's principal executive offices are located at 40 N.E. Loop 410, San Antonio, Texas, 78216. Kelly Bank owns both of its full service facilities, while Groos Bank leases two of its three full service facilities. One such lease is for Benson s principal offices located at 40 N. E. Loop 410 (the "North Star Lease"). The North Star Lease expires in 2005, subject to Groos Bank's option to renew such lease for two consecutive terms of five years each.

     On May 10, 1995 Groos Bank sold its banking facility located at 246 East Commerce Street in downtown San Antonio for an aggregate sale price of $3,772,000 (excluding equipment). In October, 1995, Groos Bank leased space in the One Alamo Center facility, also in downtown San Antonio, which provides approximately 4,100 square feet of retail space and approximately 10,950 square feet for drive-through lanes. The lease expires in ten years, subject to Groos Bank's option to renew such lease for two terms of five years each. Due to the sale of its 246 East Commerce facility and the execution of the One Alamo Center lease, Groos Bank was successful in reducing its occupancy by 28,900 square feet, thereby effectively reducing its occupancy expenses by approximately $256,000 in 1995 compared to 1994.

     Groos Bank has three full service banking facilities, 26 drive-through lanes and three ATMs; Kelly Bank has two full service banking facilities, 16 drive-through lanes and ten ATMs all located in San Antonio.

LEGAL PROCEEDINGS

     Benson and the Banks periodically are parties to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to the Banks' business. Management does not believe there is any proceeding, threatened or pending against Benson or the Banks which, if determined adversely, would have a materially adverse effect on the financial position or results of operations of Benson.

DESCRIPTION OF SECURITIES

     Benson's authorized capital stock consists of (1) 20,000,000 shares of Benson Common Stock, and (2) 7,000,000 shares of preferred stock, consisting of
(i) 200,000 shares of Preferred Stock, par value $100, of which 50,000 shares were designated as TCB Exchangeable Preferred Stock and 106,947 shares were designated as Benson Series C Preferred Stock, (ii) 1,000,000 shares of Series A Preferred Stock, $10 par value per share, (iii) 18,275 shares of Convertible Participating Preferred Stock, $2.50 par value per share, and (iv) 5,781,725 shares of preferred stock, par value $.10 per share (the "Preferred Stock"). At
the Record Date, there were outstanding        shares of Benson Common Stock and
86,947 shares of Benson Series C Preferred Stock. There were no outstanding shares of Series A Preferred Stock, TCB Exchangeable Preferred Stock or Convertible Participating Preferred Stock. The discussion below is not intended to be a complete description of the securities of Benson and is qualified in its entirety by reference to the relevant provisions of the laws and the documents discussed below.

     Benson Common Stock. Holders of shares of Benson Common Stock are entitled to one vote for each share owned of record on all matters to be voted upon by the shareholders. Holders of Benson Common Stock are entitled to share ratably in dividends and, in the event of a liquidation, dissolution or winding up of Benson, to share pro rata, after payment of all debts and other liabilities, all of the remaining assets of Benson available for distribution to its shareholders. The holders of shares of Benson Common Stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions applicable to such shares.

     Benson Series C Preferred Stock. The affirmative vote of two thirds of the Benson Series C Preferred Stock is required for any dissolution or any distributions in complete or partial liquidation, the sale or other disposition of all or substantially all of the assets of Benson and a merger or consolidation with any other corporation, unless each holder of shares of Benson Series C Preferred Stock immediately preceding such merger or consolidation receives or continues to hold in the surviving corporation the same number of shares, with substantially the same rights and preferences, as before the transaction. In addition, the Benson Series C Preferred Stock ranks senior to all classes of Benson Common Stock and to any other series of preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation. Holders of shares of Benson Series C Preferred Stock are entitled to receive semi-annual dividends at the rate of 7.5% of the par value per share. Each outstanding share of Benson Series C Preferred Stock shall be mandatorily redeemed on the tenth anniversary (October 3, 2004) of its date of issuance, for an amount, in cash, equal to the par value of such share; the shares are redeemable by Benson at any time at a redemption price payable in cash equal to the par value of each outstanding share, plus accrued and unpaid dividends. The shares of Benson Series C Preferred Stock are exchangeable at the option of Benson for Benson Series C Subordinated Notes at an exchange rate of $100.00 principal amount of Benson Series C Subordinated Notes for each share of Benson Series C Preferred Stock. Benson has granted to the holders of shares of Benson Series C Preferred Stock certain "demand" and "piggyback" registration rights with respect to such securities converted from or exchanged with the Benson Series C Preferred. Benson is required under the terms of the Merger Agreement to terminate these registration rights.

DIVIDENDS AND DIVIDEND POLICY

     Holders of Benson Common Stock are entitled to receive dividends when, as and if declared by the Benson Board out of funds legally available therefor. On June 8, 1995, the Benson Board declared special dividends of $0.10 and $0.03 on Benson Common Stock and Benson Participating Preferred Stock, respectively, payable to shareholders of record as of June 22, 1995. The dividends were paid to shareholders on July 6, 1995.

     Dividends or other distributions (other than in shares of Benson Common Stock or other securities ranking junior to the Benson Series C Preferred Stock as to the payment of dividends) may be paid on Benson Common Stock only if full dividends have been declared and paid on the shares of Benson Series C Preferred Stock. See "Regulation and Supervision -- Regulation of the Banks" and Notes J and M of the Notes to Consolidated Financial Statements of Benson.

     Benson's principal source of funds to pay dividends on the Benson Common Stock is the cash dividends Benson receives from the Banks. The payment of dividends by the Banks to Benson is subject to certain restrictions imposed by federal banking laws, regulations and authorities. In addition, the Merger Agreement restricts Benson's ability to pay dividends except for semi-annual dividends on Benson Series C Preferred Stock and except for certain cash dividends in the event the Effective Time of the Merger occurs after the record date for Norwest's regular third quarter dividend. The amount of dividends available for declaration at December 31, 1995, by the Banks, without prior regulatory approval, was approximately $8,484,000.

HOLDERS

     At April 18, 1996, Benson Common Stock and Benson Series C Preferred Stock were owned of record by approximately 186 and 1 shareholder(s), respectively. At April 18, 1996, Benson Common Stock was owned by approximately 736 beneficial shareholders.

SECURITY OWNERSHIP OF MANAGEMENT

     The table below sets forth the shares of Benson Common Stock beneficially owned by each director, each named executive officer of Benson, and by all directors and executive officers as a group, as of March 4, 1996.

                                                                 AMOUNT AND NATURE
                                                                   OF BENEFICIAL       PERCENT OF
                                                                     OWNERSHIP           COMMON
NAME AND ADDRESS(1)                                                (2)(3)(4)(5)          STOCK
- -------------------                                              -----------------     ----------
DIRECTORS:
Charles T. Barrett, Jr.........................................          1,000                *
Thomas M. Benson, Jr.(6).......................................      1,200,505            31.22%
John H. Fetterman, USN (Ret.)..................................            100                *
EXECUTIVE OFFICERS:
Bill W. McCandless.............................................         27,089                *
Greg A. Oveland................................................         35,796                *
R. Tom Roddy...................................................         44,537             1.16%
Shirley R. Yoakum..............................................          4,370                *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (7
  individuals).................................................      1,313,397            34.16%

- ---------------
 * Less than 1%

(1) Unless otherwise indicated, the address of each of the beneficial owners is Benson's principal executive offices.

(2) Unless otherwise indicated, Benson believes that all persons named in the table have sole investment and voting power over the shares of Benson Common Stock owned.

(3) Includes shares of Benson Common Stock issuable upon exercise of options granted under the 1992 Nonqualified Stock Option Plan and the 1994 Stock Option Plan, respectively, which are currently exercisable as follows:
    Thomas M. Benson, Jr., 22,819 and 10,000 shares; Bill W. McCandless, 8,557 and 2,250 shares; Greg A. Oveland, 11,409 and 2,250 shares; R. Tom Roddy, 14,262 and 4,000 shares; Shirley R. Yoakum, 0 and 160 shares; and all directors and executive officers as a group, 57,047 and 18,660 shares. The options granted in 1993 became fully exercisable following Benson's IPO. The options granted in 1995 are exercisable as follows: 20% at the grant date, and 20% thereafter at each anniversary date over the next four years. The 1995 options become fully exercisable upon change of control of Benson.

(4) Includes shares of Benson Common Stock allocated to respective accounts as participants in Benson's ESOP as of December 31, 1995, as to which the named person has voting power but not dispositive power, as follows: Thomas M. Benson, Jr., 887 shares; Bill W. McCandless, 4,189 shares; Greg A. Oveland, 5,031 shares; R. Tom Roddy, 4,200 shares; Shirley R. Yoakum, 1,999 shares.

(5) Includes shares of Benson Common Stock held in the Banks' 401(k) Profit Sharing Plans for the benefit of the named person, as to which the named person has sole dispositive power, but no voting power, as follows: Thomas
    M. Benson, Jr. 10 shares; Bill W. McCandless, 2,093 shares; Greg A. Oveland, 2,447 shares; R. Tom Roddy, 5,622 shares; Shirley R. Yoakum, 2,211 shares.

(6) Includes 94,126 shares of Benson Common Stock held by Benson Motors and 61,324 shares held by Bensco, corporations controlled by Thomas M. Benson, Jr. Also includes 1,153 shares held by Mr. Benson's wife, with respect to which Mr. Benson disclaims voting and dispositive power.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Results of Operations.

     Summary. The major components that affected Benson's 1995 net earnings as compared with its 1994 net earnings were as follows:

     - Average interest-earning assets increased $12,532,000 or 3.24%, to $399,703,000, with an increase in average yield to 8.12% from 7.74%.

     - Nonperforming assets which includes non-accrual loans, loans past due 90 days or more, and other real estate owned, decreased $3,084,000 to $4,844,000, representing a decrease of 38.90%.

     - Average loans increased $7,443,000 or 2.77% to $276,629,000, and the allowance for loan losses decreased 13.51% to $3,177,000 due to improved quality of the loan portfolio. The provision for loan losses was $1,130,000 in 1995 compared to $735,000 in 1994.

     - On January 31, 1995, Benson realized an extraordinary credit of $1,155,000, net of tax, as a result of the redemption of its $5,000,000 Exchangeable Redeemable Preferred Stock at a cost of $3,250,000.

     - Net interest income increased $1,261,000 or 6.38% to $21,042,000.

     - Other income, excluding securities transactions, increased $478,000 or 6.76% to $7,559,000. Other income represents service charges on deposits, trust fees and other operating income.

     - Other expenses decreased $768,000 or 3.74% to $19,751,000. Net operations of other real estate owned, included in other expenses, decreased significantly from $749,000 to $514,000, or 31.36%. Other components of other expenses include salaries, wages and benefits, occupancy and equipment expenses, and other operating expenses.

     - Income tax expense increased to $3,121,572 in 1995 from $1,103,575 in 1994, as a result of Benson's effective tax rate increase to 32.7% from 16.2% following utilization of all its tax net operating loss carryforwards.

     Net Earnings. Net earnings for 1995 were $6,413,064 compared with net earnings for 1994 of $5,710,035 representing an increase of $703,029 or 12.31%. The increase was primarily due to an increase of $1,261,660 or 6.38% in net interest income from 1994 to 1995, an increase of $549,191 or 35.94% in other income, a decrease of $305,697 or 12.51% in occupancy and equipment expenses, a decrease of $234,724 or 31.36% in net operations of other real estate and a decrease of $540,150 or 6.51% in other operating expenses, all of which was partially offset by an increase of $395,000 or 53.74% in the provision for loan losses, a decrease in investment securities gains of $115,463 or 64.15%, a loss of $199,605 on the sale of Groos Bank's downtown banking facility and an increase in federal income tax of $2,017,997 or 182.86%. Additionally, in 1995, Benson realized an extraordinary credit, net of tax, of $1,155,000 from the redemption of its $5,000,000 Exchangeable Redeemable Preferred Stock at a cost of $3,250,000.

     Net earnings for 1994 were $5,710,035 compared with net earnings of $6,528,170 for 1993, a decrease of $818,135 or 12.53%. The decline in net earnings for 1994 compared with 1993 resulted principally from an increase in the provision for loan losses of $455,000, a decrease in investment security gains of $434,799, the agreement by Benson in 1994 to pay $365,909 in settlement of a tax dispute with the Internal Revenue Service (the "IRS"), and the one time gain recognized in 1993 of $957,696 from the settlement of certain litigation stemming from construction defects at one of Kelly Bank's facilities, all of which was partially offset by a decrease of $1,009,357 in the costs of other real estate owned ("OREO"), an increase in net interest income of $735,073 and an extraordinary credit of $676,330, net of taxes of $350,000. All legal fees related to the 1993 litigation referred to above were incurred in years prior to 1993. The extraordinary credit was the result of the forgiveness of $1,026,330 of unpaid interest upon the conversion of a $5,000,000 note payable with an unaffiliated bank into Exchangeable Redeemable Preferred Stock. The aforementioned tax settlement related to certain federal income tax returns separately filed in 1985, 1986 and 1987 prior to the time the Banks, and certain other banks which were subsequently merged into the Banks, were included in Benson's consolidated federal income tax returns. The IRS disallowed portions of amortization charges relating to certain intangible assets referred to as "core deposits". See "-- Income Taxes".

     Net earnings for 1995, 1994, and 1993 include federal income tax expense (benefits) of approximately $3,121,572, $1,103,575 and ($498,400) respectively, reported in accordance with SFAS No. 109. Income tax expense for 1995 and 1994 includes the federal tax expense of $595,000 and $350,000 on each respective years' extraordinary credit. As of December 31, 1995, for federal income tax purposes, Benson had no net operating loss or general business credit carryforwards remaining. See "-- Income Taxes" and Note I of the Notes to Benson's Consolidated Financial Statements. See below for a discussion of the foregoing factors insofar as they affected earnings for the years ended 1995, 1994, and 1993.

     Net Interest Income. Net interest income, which constitutes one of the principal sources of income for the Banks, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The net yield on total interest-earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average interest-earning assets. The Banks' principal interest-earning assets are loans, taxable investment securities and federal funds sold.

     Net interest income was $21,042,339 for 1995, an increase of $1,261,660 or 6.38% compared with 1994, resulting principally from an increase in average interest-earning assets from $387,171,000 to $399,703,000, a substantial portion of which was comprised of loans (typically the highest yielding asset). The increase in net interest income was also attributable to a decrease in average interest-bearing liabilities of $19,224,000 or 5.71% from $336,441,000 to $317,217,000. In addition, the yield on average interest-earning assets increased by 38 basis points from 7.74% to 8.12% while the cost of average interest-bearing liabilities also increased by 57 basis points from 3.03% to 3.60% from 1994 to 1995. In total, Benson experienced an increase in net interest margin of 15 basis points from 5.11% in 1994 to 5.26% in 1995.

     Net interest income was $19,780,679 for 1994, an increase of $735,073 or 3.86% compared with 1993, resulting principally from an increase in average interest-earning assets from $367,346,000 to $387,171,000, a substantial portion of which was comprised of loans (typically the highest yielding asset). The increase in net interest income was also attributable to a decrease in average interest-bearing liabilities of $753,000 or 0.22% from $337,194,000 in 1993 to $336,441,000 in 1994. In addition, Benson experienced a decrease in the net interest margin of 7 basis points from 5.18% to 5.11% and a decrease in the net interest spread of 22 basis points from 4.93% to 4.71% from 1993 to 1994. The foregoing decreases resulted principally from the fact that the yield on interest-earning assets declined more than the cost of interest-bearing liabilities. The yield on interest-earning assets decreased 26 basis points to 7.74% from 8.00%, while the cost of interest-bearing liabilities decreased 4 basis points to 3.03% from 3.07% in 1994 compared to 1993.

     Benson's net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on interest-earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change." The table on the following page sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or paid on such amounts and the average rate earned or paid for the years ended 1995, 1994 and 1993. The table also sets forth the average rate earned on all interest-earning assets, the average rate paid on all interest-bearing liabilities, and the net yield on average interest-earning assets for the same periods.

                      AVERAGE BALANCES AND INTEREST RATES
                             (DOLLARS IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                               --------------------------------------------------------------------------------------------------
                                            1995                              1994                              1993
                               ------------------------------    ------------------------------    ------------------------------
                                           INTEREST                          INTEREST                          INTEREST
                               AVERAGE     INCOME/    AVERAGE    AVERAGE     INCOME/    AVERAGE    AVERAGE     INCOME/    AVERAGE
                               BALANCE     EXPENSE     RATE      BALANCE     EXPENSE     RATE      BALANCE     EXPENSE     RATE
                               --------    -------    -------    --------    -------    -------    --------    -------    -------
Interest-earning assets:
  Loans receivable, net(1)...  $276,629    $25,328      9.16%    $269,186    $23,882      8.87%    $243,455    $22,957      9.43%
  Investment securities(2):
    Taxable..................        --         --        --           --         --        --       74,064      4,448      6.01
    Taxable -- AFS(3)........    39,054      2,212      5.66       47,262      2,542      5.38           68         --        --
    Taxable -- HTM...........    36,304      2,100      5.78       28,234      1,528      5.41          218         --        --
    Mortgage-backed
      securities -- HTM......    22,447      1,353      6.03       23,183      1,247      5.38       19,842      1,095      5.52
    Non-taxable -- HTM.......       343         20      5.83          145         10      6.90          180         13      7.22
                               --------    -------     -----     --------    -------      ----     --------    -------      ----
    Total investment
      securities.............    98,148      5,685      5.79       98,824      5,327      5.39       94,372      5,556      5.89
Federal funds sold...........    24,443      1,424      5.83       18,666        757      4.06       29,067        858      2.95
Interest-earning deposits
  with banks.................       483         21      4.35          495         16      3.23          452         16      3.54
                               --------    -------     -----     --------    -------      ----     --------    -------      ----
    Total interest-earning
      assets.................   399,703     32,458      8.12      387,171     29,982      7.74      367,346     29,387      8.00
Noninterest-earning assets:
  Cash and due from banks....    27,487                            33,532                            37,145
  Other assets...............    38,192                            44,710                            46,638
                               --------                          --------                          --------
Total noninterest-earning
  assets.....................    65,679                            78,242                            83,783
                               --------                          --------                          --------
    Total assets.............  $465,382                          $465,413                          $451,129
                               ========                          ========                          ========
Interest-bearing liabilities:
  Deposits:
    Interest-bearing demand
      and NOW deposits.......  $100,876    $ 2,261      2.24%    $106,766    $ 2,322      2.17%    $101,012    $ 2,231      2.21%
    Savings deposits.........    49,532      1,335      2.70       57,635      1,454      2.52       55,742      1,551      2.78
    Money market deposits....    45,162      1,594      3.53       50,492      1,402      2.78       48,153      1,239      2.57
    Time deposits............   119,245      5,959      5.00      101,517      3,562      3.51      106,106      3,611      3.40
                               --------    -------     -----     --------    -------      ----     --------    -------      ----
    Total interest-bearing
      deposits...............   314,815     11,149      3.51      316,410      8,740      2.76      311,013      8,632      2.78
Borrowings...................     2,402        267     11.12       20,031      1,461      7.29       26,181      1,710      6.53
                               --------    -------     -----     --------    -------      ----     --------    -------      ----
    Total interest-bearing
      liabilities............   317,217     11,416      3.60      336,441     10,201      3.03      337,194     10,342      3.07
Exchangeable redeemable
  preferred stock............       411                             1,233                                --
Noninterest-bearing
  liabilities:
  Noninterest-bearing
    deposits.................    95,179                            97,131                            94,900
  Other liabilities..........     3,951                             4,446                             4,073
                               --------                          --------                          --------
Total noninterest-bearing
  liabilities................    99,130                           101,577                            98,973
Stockholders' equity.........    48,624                            26,162                            14,962
                               --------                          --------                          --------
    Total liabilities and
      stockholders' equity...  $465,382                          $465,413                          $451,129
                               ========                          ========                          ========
Net interest income..........              $21,042                           $19,781                           $19,045
                                           =======                           =======                           =======
Net interest spread(4).......                           4.52%                             4.71%                             4.93%
                                                       =====                              ====                              ====
Net interest margin(5).......                           5.26%                             5.11%                             5.18%
                                                       =====                              ====                              ====

- ---------------
(1) Non-accrual loans are included in the average balances used in calculating this table.

(2) Effective December 31, 1993, Benson elected early adoption of SFAS No. 115. See "-- Accounting Matters." This statement requires classification of investment securities into available for sale (AFS) and held to maturity
    (HTM).

(3) The yield on the AFS investment securities portfolio is based on the average market value of the securities.

(4) The net interest spread is the difference between the average rate on total interest-earning assets and interest-bearing liabilities.

(5) The net interest margin is net interest income divided by average interest-earning assets.

     The following table reflects the changes in net interest income stemming from changes in interest rates and from asset and liability volume, including mix. The change in interest attributable to both rate and volume has been allocated to the changes in the rate and the volume on a pro rata basis.

                  RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                           YEAR ENDED                        YEAR ENDED
                                        DECEMBER 31, 1995                 DECEMBER 31, 1994
                                          COMPARED WITH                     COMPARED WITH
                                        DECEMBER 31, 1994                 DECEMBER 31, 1993
                                 -------------------------------    -----------------------------
                                   INCREASE (DECREASE) DUE TO        INCREASE (DECREASE) DUE TO
                                 -------------------------------    -----------------------------
                                 VOLUME(1)     RATE      CHANGE     VOLUME(1)     RATE      CHANGE
                                 ---------    -------    -------    ---------    -------    -----
Interest earned on:
  Loans receivable, net(1).....   $   670     $   776    $ 1,446     $ 2,334     $(1,409)   $ 925
  Investment securities:(2)
     Taxable -- AFS............      (460)        130       (330)         43        (279)    (236)
     Taxable -- HTM............       461         111        572          25        (167)    (142)
     Mortgage-backed
       securities -- HTM.......       (40)        146        106         180         (28)     152
     Non-taxable -- HTM........        12          (2)        10          (2)         (1)      (3)
  Federal funds sold...........       277         390        667        (363)        262     (101)
  Interest-earning deposits....        --           5          5           1          (1)      --
                                  -------     -------    -------      ------     -------    -----
                                  $   920     $ 1,556    $ 2,476     $ 2,218     $(1,623)   $ 595
                                  =======     =======    =======      ======     =======    =====
Interest paid on:
  Interest-bearing demand and
     NOW deposits..............   $  (131)    $    70    $   (61)    $   126     $   (35)   $  91
  Savings deposits.............      (214)         95       (119)         51        (148)     (97)
  Money market accounts........      (159)        351        192          62         101      163
  Time deposits................       699       1,698      2,397        (159)        110      (49)
  Borrowings...................    (1,708)        514     (1,194)       (433)        184     (249)
                                  -------     -------    -------      ------     -------    -----
                                   (1,513)      2,728      1,215        (353)        212     (141)
                                  -------     -------    -------      ------     -------    -----
                                  $ 2,433     $(1,172)   $ 1,261     $ 2,571     $(1,835)   $ 736
                                  =======     =======    =======      ======     =======    =====

- ---------------
(1) Non-accrual loans are included in the average volumes used in calculating this table.

(2) SFAS No. 115 requires classification of investment securities into available for sale (AFS) and held to maturity (HTM).

     Provision for Loan Losses. Provisions for loan losses are charged to earnings to bring the total allowance for loan losses to a level deemed appropriate by management based on such factors as historical experience, the volume and type of lending conducted by the Banks, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectability of loans in the Banks' portfolios. On January 1, 1995, Benson adopted the provisions of Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards, No. 118 (SFAS 118), "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." These Statements require impairment on nonperforming loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable market price, or the fair value of the collateral if the loan is collateral dependent. The provision for loan losses for the year ended December 31, 1995 was determined in accordance with the requirements of the Statements, the adoption of which did not have a significant impact on Benson's financial position or its results of operations for the year then ended.

     The provision for loan losses for the year ended December 31, 1995 was $1,130,000 ($715,000 and $415,000 of which was attributable to Groos Bank and Kelly Bank, respectively), an increase of $395,000 compared with the provision for loan losses for 1994. The provision for loan losses of $735,000 in 1994 represented an increase of $455,000 compared with the provision for loan losses of $280,000 for 1993.

     Since the improvement in the economy of south central Texas is generally believed to have begun in 1991, recoveries with respect to nonperforming assets, especially in 1993, exceeded management's initial expectations. As a result of management's evaluation of existing economic conditions and discussions with representatives of the OCC and of its independent auditors, Groos Bank decreased its loan loss reserve by $1,000,000, thereby reducing that Bank's provision to $0 for 1993. In 1994, the Banks reestablished their accruals to the loan loss provision, but at levels reduced from periods prior to the reversal recorded in 1993.

     Noninterest Income. Noninterest income for 1995 was $7,623,800, an increase of $362,863 or 5.00% compared with noninterest income of $7,260,937 for 1994. The increase is partially due to the additional settlement of $120,000 recovered in arbitration in connection with the 1993 settlement of a lawsuit stemming from construction defects at one of Kelly Bank's banking facilities. Additionally, other income for 1995 was $693,000, an increase of $311,000 or 81.41% compared to $382,000 in 1994. The increase in other income is mainly due to the recoveries of $112,000 on investment securities written off in 1991 and of $49,000 of loan interest written off in prior years.

     Noninterest income for 1994 was $7,260,937, a decrease of $1,234,162 or 14.53% compared with noninterest income of $8,495,099 for 1993. This decrease is primarily the result of a decline in investment securities gains of $434,799, and the one time gain in 1993 of $957,676 resulting from the settlement of litigation described above.

     The following table sets forth the various categories of noninterest income for the years ended 1995, 1994 and 1993.

                               NONINTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                         YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------
                                           1995      % CHANGE      1994      % CHANGE      1993
                                          ------     --------     ------     --------     ------
Service charges on deposits.............  $4,404       (0.41)%    $4,422        4.32%     $4,239
Other service charges...................   1,156        5.96       1,091        8.67       1,004
Trust fees..............................   1,078       (4.69)      1,131        2.91       1,099
Legal settlement........................     120      100.00          --     (100.00)        958
Gain on sale of securities..............      65      (63.89)        180      (70.73)        615
Recovery on purchased loans(1)..........     108       96.36          55      (70.27)        185
Other income............................     693       81.41         382       (3.29)        395
                                          ------                  ------                  ------
          Total noninterest income......  $7,624       5.00%      $7,261      (14.53 )%   $8,495
                                          ======                  ======                  ======

- ---------------
(1) Represents proceeds realized in excess of the purchase price of loans acquired from a failed financial institution in 1988.

     Noninterest Expense. Noninterest expense was $19,751,503 for 1995, a decrease of $767,833 or 3.74% compared with noninterest expense of $20,519,336 for 1994. The decrease resulted primarily from a significant decline in FDIC and OCC assessments of $472,000, a decrease in occupancy expense of $404,000 and a decrease in net operations of other real estate of $235,000, all of which was partially offset by the loss on the sale of the Groos Bank downtown facility of $200,000 and by a net increase of $142,000 in all other noninterest expenses.

     Noninterest expense was $20,519,336 for 1994, a decrease of $711,599 or 3.35% compared with noninterest expense of $21,230,935 for 1993. This decrease resulted principally from a significant decline in the costs of OREO of $1,009,357, which was partially offset by a net increase in all other noninterest expenses of $297,758.

     Personnel expense, the largest category of noninterest expense, increased 1.26% to $9,137,505 for 1995 compared with $9,024,372 for 1994, which represented an increase of $234,766 or 2.67% compared with personnel expense of $8,789,606 for 1993.

     Occupancy expense was $901,000 for 1995, a decrease of $404,000 or 30.96% compared to $1,305,000 for 1994, which represented a decrease of $300,000 or 18.69% compared with occupancy expense of $1,605,000 for 1993. The decrease in occupancy expense in 1995 is partially attributable to the efficiencies realized by Groos Bank upon the sale of its downtown banking facility of approximately 33,000 square feet and its relocation to the leased downtown facility of approximately 4,100 square feet of retail space.

     Equipment expense was $1,238,000 for 1995, an increase of $98,000 or 8.60% compared with equipment expense of $1,140,000 for 1994, which represented an increase of $120,000 or 11.76% compared with equipment expense of $1,020,000 for 1993. The increases in equipment expense since 1993 were primarily attributable to equipment acquisitions and upgrades.

     Data processing expense was $1,390,000 for 1995, a decrease of $118,000 or 7.82% compared with data processing expense of $1,508,000 for 1994, which represented a decrease of $56,000 or 3.58% compared with data processing expense of $1,564,000 for 1993. Groos Bank and Kelly Bank outsource all of their data processing to Electronic Data Systems ("EDS"). The EDS contracts provide a fixed price schedule for specified services and allow the Banks to request additional or enhanced service as needed. The Banks renewed their contracts with EDS in 1994 on more favorable terms than the previous contracts. Increases in data processing expense may result from enhancements in the types of data processing services that the Banks may require from time to time. The new contracts expire in September, 2000.

     FDIC and the OCC's assessments were $597,000 in 1995, a decrease of $472,000 or 44.15% compared to $1,069,000 for 1994, which represented a decrease of $77,000 or 6.72% compared with $1,146,000 for 1993. The OCC's assessments are based on asset size and have been increasing yearly with asset growth. The significant decrease in assessments in 1995 is due to a refund, in September, 1995, of FDIC premiums for the June through September period. The overpayment refunds to the Banks were based on the newly reduced FDIC rates for well-capitalized, well-managed banks. Beginning with the January 1, 1996 assessment period, the Banks, based on their A-1 rating, will be required to pay only $1,000 per semiannual period as mandated by statute. In 1994, the FDIC assessments, which were based on deposit size and risk classification, decreased due to the improved risk classification of Groos Bank.

     Net OREO expense was $514,000 for 1995, a decrease of $235,000 or 31.36% compared with OREO expense of $749,000 for 1994, which represented a decrease of $1,009,000 or 57.45% compared with OREO expense of $1,758,000 for 1993.
Reductions in OREO expense since 1993 have resulted from Benson's successful efforts to dispose of other real estate owned.

     Noninterest expense has decreased steadily since 1993 as a result of management's continuing consolidation efforts. Additionally, in each of the past three fiscal years, the ratio of total noninterest expense to average assets has shown a progressive decrease to 4.24%, 4.41% and 4.71% in 1995, 1994 and 1993, respectively.

     The following table sets forth the various categories of noninterest expense for the years ended 1995, 1994, and 1993.

                              NONINTEREST EXPENSE

                                                         YEAR ENDED DECEMBER 31,
                                          -----------------------------------------------------
                                           1995     % CHANGE      1994     % CHANGE      1993
                                          -------   --------     -------   --------     -------
                                                         (DOLLARS IN THOUSANDS)
Personnel expense.......................  $ 9,138      1.26%     $ 9,024      2.66%     $ 8,790
Occupancy expense.......................      901    (30.96)       1,305    (18.69)       1,605
Equipment expense.......................    1,238      8.60        1,140     11.76        1,020
Credit card processing..................      288    (11.93)         327      7.21          305
Data processing.........................    1,390     (7.82)       1,508     (3.58)       1,564
FDIC and OCC assessments................      597    (44.15)       1,069     (6.72)       1,146
Insurance...............................      182    (17.27)         220     (7.56)         238
Legal and professional fees.............    1,210      0.58        1,203      2.21        1,177
Other real estate expenses, net.........      514    (31.36)         749    (57.39)       1,758
Office expenses.........................    1,461      5.03        1,391     (4.53)       1,457
Other expenses..........................    2,632      1.90        2,583     18.98        2,171
Loss on sale of building................      200    100.00           --        --           --
                                          -------   -------      -------   -------      -------
          Total noninterest expense.....  $19,751     (3.74)%    $20,519     (3.35)%    $21,231
                                          =======                =======                =======

     Income Taxes. Benson files a consolidated federal income tax return (excluding BLIC) on a calendar year basis. Consolidated returns have the effect of eliminating intercompany distributions, including dividends, from the computation of consolidated taxable income for the taxable year in which the distributions occur.

     In 1995, for federal income tax purposes, Benson fully utilized its remaining net operating loss and general business tax credit carryforwards. See
Note I of the Notes to Consolidated Financial Statements of Benson.

     In 1994, Benson and the IRS agreed to a settlement of all outstanding issues with respect to an examination of Benson's federal tax returns for the years 1985 through 1989. Benson recorded the settlement expense of $365,909 in the first quarter of 1994.

     Interest-Rate Sensitivity Management. Net interest income, which constitutes one of the principal sources of income for the Banks, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. The difference between Benson's interest-rate sensitive assets and interest-rate sensitive liabilities for a specified time-frame is referred to as "gap." Interest-rate sensitivity reflects the potential effect on net interest income of a movement in interest rates. A company is considered to be asset sensitive, or having a positive gap, when the amount of its interest-earning assets maturing or repricing within a given period exceeds the amount of its interest-bearing liabilities also maturing or repricing within that time period. Conversely, a company is considered to be liability sensitive, or having a negative gap, when the amount of its interest-bearing liabilities maturing or repricing within a given period exceeds the amount of its interest-earning assets also maturing or repricing within that time period. During a period of rising interest rates, a positive gap would tend to increase net interest income, while a negative gap would tend to affect adversely net interest income. During a period of falling interest rates, a positive gap would tend to affect adversely net interest income, while a negative gap would tend to increase net interest income.

     Management seeks to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. Each Bank maintains an Asset and Liability Committee (the

"ALCO Committees") which reviews, on a monthly basis, the maturity and repricing of its assets and liabilities. Groos Bank's and Kelly Bank's ALCO Committees have adopted the long-range objective of achieving and maintaining a cumulative ratio of interest-earning assets to interest-bearing liabilities of 0.75 to 1.25 and 0.60 to 1.30, respectively. On a consolidated basis, Benson's one year cumulative ratio of interest-earning assets to interest-bearing liabilities was 1.19:1 at December 31, 1995. Benson became asset sensitive during the last quarter of 1994 and remained asset sensitive throughout 1995, principally as a result of the retirement of all outstanding long-term debt subsequent to the consummation of its IPO.

     The following table sets forth the interest-rate sensitive assets and liabilities of Benson at December 31, 1995, which are expected to mature or are subject to repricing in each of the time periods indicated.

                 INTEREST-RATE SENSITIVE ASSETS AND LIABILITIES

                                                           TERM TO REPRICING AT DECEMBER 31, 1995
                                      --------------------------------------------------------------------------------
                                                             181 DAYS                               MORE
                                      90 DAYS     91-180       TO 1        1-3         3-5         THAN 5
                                      OR LESS      DAYS        YEAR       YEARS       YEARS         YEARS      TOTAL
                                      --------    -------    --------    --------    --------      -------    --------
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Interest-bearing deposits........   $    392    $   100    $     --    $     --    $     --      $    --    $    492
  Federal funds sold...............     44,650         --          --          --          --           --      44,650
  Investment securities............     16,378      4,639      16,671      32,805      14,677       12,134      97,304
  Loans............................     58,605     38,465      31,864      99,671      37,820        8,070     274,495
                                      --------    -------     -------    --------    --------      -------    --------
        Total interest-earning
          assets...................   $120,025    $43,204    $ 48,535    $132,476    $ 52,497      $20,204    $416,941
                                      ========    =======     =======    ========    ========      =======    ========
Interest-bearing liabilities:
  Interest-bearing demand and NOW
    accounts (1)...................   $     --    $    --    $ 15,064    $ 25,107    $ 40,170      $20,086    $100,427
  Savings deposits(1)..............         --         --       7,231      12,052      19,283        9,641      48,207
  Money market deposits............     45,203         --          --          --          --           --      45,203
  Time deposits....................     52,311     31,281      25,393      14,532       2,662           40     126,219
  Borrowed funds...................      1,004         --          --          --          --           --       1,004
                                      --------    -------     -------    --------    --------      -------    --------
        Total interest-bearing
          liabilities..............   $ 98,518    $31,281    $ 47,688    $ 51,691    $ 62,115      $29,767    $321,060
                                      ========    =======     =======    ========    ========      =======    ========
Interest sensitivity gap per
  period...........................   $ 21,507    $11,923    $    847    $ 80,785    $ (9,618)     $(9,563)   $ 95,881
                                      ========    =======     =======    ========    ========      =======    ========
Cumulative gap.....................   $ 21,507    $33,430    $ 34,277    $115,062    $105,444      $95,881    $ 95,881
                                      ========    =======     =======    ========    ========      =======    ========
Cumulative gap to total assets.....       4.52%      7.03%       7.21%      24.20%      22.18%       20.16%      20.16%
                                      ========    =======     =======    ========    ========      =======    ========
Cumulative ratio of
  interest-earning assets to
  interest-bearing liabilities.....     1.22:1     1.26:1      1.19:1      1.50:1      1.36:1       1.30:1      1.30:1

- ---------------

(1) The repricing analysis set forth in the table above with respect to interest-bearing demand and NOW accounts and savings deposits assumes, based upon management's historical experience, that such interest-bearing liabilities are generally insensitive to pricing changes.

  Analysis of Financial Condition.

     Loans and Asset Quality. Loans receivable as of December 31, 1995 were $274,495,135, representing a decrease of $13,698,745 or 4.75% from $288,193,880 at the end of 1994. The decrease is mainly attributable to a decrease of $9,895,752 in consumer loans (of which $7,265,068 represents a decrease in indirect dealer paper loans discussed further below), and a decrease of $4,030,315 in commercial loans. Management believes the increase in loans from $261,156,042 at the end of 1993 to $288,193,880 as of December 31, 1994, is
primarily attributable to increased loan demand resulting from the improving economy in the metropolitan San Antonio area and increased business development activities. The volume of Benson's loans declined in the three year period ended December 31, 1991, principally as a result of more stringent credit criteria adopted by the Banks during such period in response to the economic recession which affected south central Texas.

     Installment loans are attractive to the Banks because they typically have a shorter term and typically carry interest rates higher than those charged on other types of loans with similar maturities. A substantial portion of the Banks' loan portfolio is collateralized by liens on automobiles and other assets. As of December 31, 1995 and 1994, approximately $157,364,000 (57.33%) and $167,259,000 (58.04%), respectively, of Benson's total loan portfolio was comprised of consumer installment loans. As of such dates, consumer installment loans included approximately $78,415,000 (49.83%) and $85,680,000 (51.23%), respectively, in indirect dealer paper purchased from automobile dealerships. Of the total indirect dealer paper held at those dates, $39,864,000, (50.84%) and $48,557,000 (56.67%), respectively, was purchased from automobile dealerships owned by Mr. Thomas M. Benson, Jr., the principal shareholder of Benson, and approximately $38,551,000 (49.16%) and $37,123,000 (43.33%), respectively, consisted of indirect dealer paper purchased from other sources.

     Indirect dealer paper loans pose additional risks of collectibility when compared to more traditional types of loans such as residential mortgage loans. In many instances, the Banks are required to rely on the borrower's ability to repay since the collateral may be of reduced value at the time of collection. Historically, Benson has experienced a net charge-off rate on indirect dealer paper loans, as a percent of average outstanding loans of this type, of 1.30%, 1.28%, and 1.16% for the years ended December 31, 1995, 1994, and 1993, respectively.

     The Banks' indirect dealer paper programs are administered by a staff specially trained in evaluating and servicing this particular type of loan. Additionally, these loans are monitored on a daily basis enabling collection officers to identify overdue payments in a timely manner, on a dealer by dealer basis. The Banks' ongoing experience with indirect dealer paper underwriting and collection has resulted in delinquency rates of 3.18%, 3.11%, and 3.80% as of December 31, 1995, 1994, and 1993, respectively.

     The level of nonperforming loans is also relevant to the credit quality of a loan portfolio. As of December 31, 1995, 1994 and 1993, nonperforming loans amounted to approximately $1,766,000, $3,331,000 and $4,177,000 or 0.64%, 1.16%
and 1.60% of total loans and 0.37%, 0.72% and 0.90% of total assets, respectively.

     Loan concentrations are defined as amounts loaned to a number of borrowers engaged in similar activities or resident in the same geographic region, which would cause them to be similarly affected by economic or other conditions. Benson, on a routine basis, evaluates these concentrations for purposes of policing its concentrations and to make necessary adjustments in its lending practices that most clearly reflect current economic conditions, loan to deposit ratios and industry trends. As a result of the Banks' market focus, the Banks have significant concentrations of customers and assets in the metropolitan San Antonio area and in the United States military.

     The following table sets forth the composition of Benson's loan portfolio by type of loan on the dates indicated.

                            LOAN PORTFOLIO ANALYSIS

                                                          DECEMBER 31,
                                  ------------------------------------------------------------
                                    1995         1994         1993         1992         1991
                                  --------     --------     --------     --------     --------
                                                     (DOLLARS IN THOUSANDS)
                                                   Aggregate Principal Amount
Type of Loan:
  Commercial....................  $ 26,256     $ 30,286     $ 33,522     $ 29,192     $ 33,013
  Commercial real estate........    35,123       36,033       37,795       31,292       35,054
  Mortgage......................    27,455       27,058       27,158       29,596       30,477
  Construction..................     7,463        6,515        3,771        3,983        3,952
  Installment(1)................   157,364      167,259      138,158      138,018      137,763
  Credit card...................    16,390       16,511       15,570       10,606        8,025
  Other.........................     4,444        4,532        5,182        5,569        6,282
                                  --------     --------     --------     --------     --------
     Total......................  $274,495     $288,194     $261,156     $248,256     $254,566
                                  ========     ========     ========     ========     ========
                                                  Percentage of Loan Portfolio
Type of Loan:
  Commercial....................      9.56%       10.51%       12.84%       11.76%       12.97%
  Commercial real estate........     12.80        12.50        14.47        12.61        13.77
  Mortgage......................     10.00         9.39        10.40        11.92        11.97
  Construction..................      2.72         2.26         1.44         1.60         1.55
  Installment...................     57.33        58.04        52.90        55.60        54.12
  Credit card...................      5.97         5.73         5.96         4.27         3.15
  Other.........................      1.62         1.57         1.99         2.24         2.47
                                  --------     --------     --------     --------     --------
     Total......................    100.00%      100.00%      100.00%      100.00%      100.00%
                                  ========     ========     ========     ========     ========

- ---------------

(1) Installment paper includes indirect dealer paper in the amounts of $78,415,000, $85,680,000, $66,358,000, $57,657,000, and $51,091,000 at
    December 31, 1995, 1994, 1993, 1992 and 1991, respectively.

     The following table sets forth the maturities of loans outstanding (based upon contractual dates) as of December 31, 1995, and an analysis of sensitivities of loans due to changes in interest rates.

                    MATURITIES AND RATE SENSITIVITY OF LOANS
                             (DOLLARS IN THOUSANDS)

                                                    OVER 1 YEAR
                                                  THROUGH 5 YEARS       OVER 5 YEARS
                                                -------------------   -----------------
                                     ONE YEAR    FIXED     FLOATING   FIXED    FLOATING
                                     OR LESS      RATE       RATE      RATE      RATE      TOTAL
                                     --------   --------   --------   ------   --------   --------
Commercial.........................  $ 14,033   $  4,212   $  6,086   $  597    $ 1,328   $ 26,256
Commercial real estate.............    10,289     13,739      8,350      606      2,139     35,123
Mortgage...........................     4,791     12,756      2,687    6,201      1,020     27,455
Construction.......................     3,248        394      3,259       --        562      7,463
Installment........................    50,234    106,388        314      417         11    157,364
Credit card........................    16,390         --         --       --         --     16,390
Other..............................     4,444         --         --       --         --      4,444
                                     --------   --------    -------   ------     ------   --------
          Total....................  $103,429   $137,489   $ 20,696   $7,821    $ 5,060   $274,495
                                     ========   ========    =======   ======     ======   ========

     Nonperforming Assets. Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. The Banks will generally charge-off loans after 120 days of delinquency unless adequately collateralized and in the process of collection. A loan is considered in the process of collection if, based on a probable specific event, management believes that the loan will be repaid or brought current. Loans will not be returned to accrual status until future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

     Real estate acquired by the Banks as a result of foreclosure or by deed in lieu of foreclosure is classified as OREO. Such loans are reclassified to OREO and recorded at the lower of cost or fair market value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at that time. Further allowances for losses are recorded as charges to other expenses at the time management believes additional deterioration in value has occurred.

     The following table sets forth certain information with respect to the Banks' impaired loans, accruing loans which are contractually past due 90 days or more as to principal or interest, and OREO.

                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                          -----------------------------------------------------
                                           1995       1994       1993        1992        1991
                                          ------     ------     -------     -------     -------
Impaired loans..........................  $1,536     $2,853     $ 3,187     $ 3,474     $ 6,650
Accruing loans contractually past due
  90 days or more.......................     230        478         990         602         223
                                          ------     ------     -------     -------     -------
          Total impaired loans..........   1,766      3,331       4,177       4,076       6,873
OREO....................................   3,078      4,597       5,855      11,027      16,143
                                          ------     ------     -------     -------     -------
          Total nonperforming assets....  $4,844     $7,928     $10,032     $15,103     $23,016
                                          ======     ======     =======     =======     =======
Total nonperforming assets to total
  assets................................    1.02%      1.72%       2.17%       3.39%       5.38%

     Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of principal. Total cash collections on impaired loans during 1995 was approximately $1,282,000, all of which was credited to the principal balance outstanding on such loans. Interest that would have been accrued on impaired loans during 1995 was approximately $140,000. Interest income that would have been accrued on nonaccrual loans during 1994 and 1993 was approximately $240,000 and $234,000, respectively. Interest income recognized during 1995 on impaired loans was approximately $160,000.

     In the ordinary course of business, the Banks make loans to directors and other related parties. Loans to related parties, including companies in which they are principal owners, amounted to $5,817,000 at December 31, 1995, and $8,150,000 at December 31, 1994. Loans originated to such borrowers in 1995 and 1994 were approximately $77,000 and $2,955,000, respectively. Repayments on outstanding loans to such persons were approximately $2,410,000 and $4,498,000 in 1995 and 1994, respectively. During 1995 and 1994, Benson recovered approximately $130,000 and $0, respectively, of related party loans charged off in prior years and had no charge-offs on related party loans in either year.

     Management regularly reviews and monitors the loan portfolio in order to identify borrowers experiencing financial difficulties. Management believes that as of December 31, 1995, all such loans had been identified and included in the non-accrual or 90 days past due loan totals reflected in the above table. Management continues to emphasize maintaining a low level of nonperforming assets and returning nonperforming assets to an earning status.

     The following table sets forth a summary of OREO as of December 31, 1995.

                            OTHER REAL ESTATE OWNED
                             (DOLLARS IN THOUSANDS)

                                                                       NET BOOK
                                                        NUMBER OF      CARRYING      APPRAISED
                     DESCRIPTION                         PARCELS        VALUE          VALUE
- ------------------------------------------------------  ---------     ----------     ----------
1-4 family residential property.......................       1        $  321,972     $  375,000
Vacant land or unsold lots in subdivisions............      10         2,755,649      3,250,000
                                                            --
                                                                      ----------     ----------
          Totals......................................      11        $3,077,621     $3,625,000
                                                            ==        ==========     ==========

     Each property included in OREO is being marketed by the Banks. Based on current real estate market conditions, management believes that the future aggregate recoveries on disposals of OREO will exceed the net book carrying amount of such OREO as of December 31, 1995.

     Reductions in OREO since 1991 have resulted principally from Benson's successful efforts to dispose of such other real estate owned. During such period, Benson established a special assets group with principal responsibility for such disposal efforts. With the improvement in Benson's financial condition and the significant decrease in the amount of OREO property, the special assets group was disbanded in 1994. Currently, Benson markets its own OREO properties either through the efforts of its full-time facilities manager, or through the services of various local area realtors.

     Allowance for Loan Losses. In originating loans, the Banks recognize that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions, and regular review of delinquencies and its evaluation of loan portfolio quality. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realized value of the collateral for the loan. On January 1, 1995, Benson adopted the provisions of SFAS 114 and SFAS 118, and determined the provision for loan losses for 1995 in accordance with the requirements of these Statements. See "-- Provision for Loan Losses."

     Management continues to actively monitor the Banks' asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations. Based upon criteria consistently applied during the period 1991 to 1995, management has reduced the allowance for loan losses from $7,489,000 as of December 31, 1991 to $3,177,157 as of December 31, 1995. The allowance for loan losses as a percentage of nonperforming loans increased from 108.96% to 179.90% during the same period.

     The following table sets forth an analysis of the Banks' allowance for loan losses for the periods indicated.

                           ALLOWANCE FOR LOAN LOSSES

                                                               DECEMBER 31,
                                            ---------------------------------------------------
                                             1995       1994       1993       1992       1991
                                            ------     ------     ------     ------     -------
                                                          (DOLLARS IN THOUSANDS)
Beginning balance of allowance for loan
  losses..................................  $3,673     $4,310     $5,363     $7,489     $11,097
Loans charged-off:
  Commercial..............................     304        207        262      1,333       1,735
  Commercial real estate..................      11        183        486        900       1,359
  Mortgage................................      41         56        230        185         429
  Construction............................      --         --         --         11         518
  Installment.............................   1,791      1,468      1,449      1,588       1,837
  Credit card.............................     329        294        169        170         161
  Other...................................      --         --         --         41          --
                                            ------     ------     ------     ------     -------
Total loans charged-off...................   2,476      2,208      2,596      4,228       6,039
Recoveries of loans previously
  charged-off:
  Commercial..............................     254        265        513        306         499
  Commercial real estate..................      99        136        143         94          52
  Mortgage................................      30         45         72         43         215
  Construction............................       2         66         28         --          --
  Installment.............................     415        285        470        730         527
  Credit cards............................      50         39         37         26          13
                                            ------     ------     ------     ------     -------
Total recoveries..........................     850        836      1,263      1,199       1,306
                                            ------     ------     ------     ------     -------
Net loans charged-off.....................   1,626      1,372      1,333      3,029       4,733
Provision for loan losses.................   1,130        735        280        903       1,125
                                            ------     ------     ------     ------     -------
Balance at year-end.......................  $3,177     $3,673     $4,310     $5,363     $ 7,489
                                            ======     ======     ======     ======     =======
Net charge-offs during year to average
  loans...................................    0.59%      0.50%      0.54%      1.22%       1.78%
Allowance as a percentage of nonperforming
  loans...................................  179.90%    110.27%    103.18%    131.58%     108.96%

     The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of an allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                               DECEMBER 31,
                    --------------------------------------------------------------------------------------------------
                           1995                1994                1993                1992                1991
                    ------------------  ------------------  ------------------  ------------------  ------------------
                            PERCENT OF          PERCENT OF          PERCENT OF          PERCENT OF          PERCENT OF
                             LOANS IN            LOANS IN            LOANS IN            LOANS IN            LOANS IN
                             CATEGORY            CATEGORY            CATEGORY            CATEGORY            CATEGORY
                             TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL            TO TOTAL
                    AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS
                    ------  ----------  ------  ----------  ------  ----------  ------  ----------  ------  ----------
                                                          (DOLLARS IN THOUSANDS)
Commercial.........   228       9.56%   $ 488      10.51%   $ 467      12.84%   $ 732      11.76%   $1,212     12.97%
Commercial real
  estate...........   176      12.80      271      12.50      554      14.47      475      12.61      865      13.77
Mortgage...........   139      10.00       89       9.39      207      10.40      513      11.92      514      11.97
Construction.......    34       2.72       19       2.26       --       1.44       64       1.60      153       1.55
Installment(1)..... 1,740      58.95    1,698      59.61    1,620      54.89    1,636      57.81    1,148      56.59
Credit card........   358       5.97      168       5.73      183       5.96      126       4.30       67       3.15
Unallocated........   502         --      940         --    1,279         --    1,817         --    3,530         --
                    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
Total allowance for
  loan losses...... $3,177    100.00%   $3,673    100.00%   $4,310    100.00%   $5,363    100.00%   $7,489    100.00%
                    ======    ======    ======    ======    ======    ======    ======    ======    ======    ======

- ---------------
(1) For purposes of this table, "Other Loans" as categorized in the Loan Portfolio Analysis table have been included in Installment loans in computing the "Percent of Loans in Category to Total Loans" columns.

     Investment Activities. Benson's investments of $97,304,262 as of December 31, 1995, consisted primarily of United States Treasury securities, federal agency obligations, and mortgage-backed securities. The mortgage-backed securities represent an interest in a pool of underlying mortgages, and are all issued by United States government agencies. These securities may be more sensitive to changes in interest rates, and income derived from such securities may be adversely affected by prepayments of principal on the underlying mortgages.

     The following table sets forth the book value of Benson's investment portfolio as of the dates indicated. Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. Investment securities available for sale are stated at fair value in accordance with SFAS No. 115, "Accounting For Certain Investments in Debt and Equity Securities". See "-- Accounting Matters" and Note C of the Notes to Consolidated Financial Statements.

                        INVESTMENT PORTFOLIO COMPOSITION

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                               1995        1994        1993
                                                              -------     -------     -------
                                                                  (DOLLARS IN THOUSANDS)
Investment Securities:
  Available for sale:
     U.S. Treasury securities...............................  $34,387     $31,227     $64,502
     U.S. Government agencies...............................   14,309       4,903      11,304
     Other..................................................       --          --       3,970
                                                              -------     -------     -------
          Total available for sale..........................  $48,696     $36,130     $79,776
                                                              =======     =======     =======
  Held to maturity:
     U.S. Treasury securities...............................  $19,850     $27,740     $    --
     U.S. Government agencies...............................    5,507       6,878          --
     Mortgage-backed securities.............................   20,967      23,417      23,096
     State, county, and municipal...........................      574         140         180
     Other..................................................    1,710       1,670       1,633
                                                              -------     -------     -------
          Total held to maturity............................  $48,608     $59,845     $24,909
                                                              =======     =======     =======

- ---------------

     As permitted by the Financial Accounting Standards Board, in 1995 Benson transferred held to maturity investments with a carrying value of $11,983,080 to the available for sale category. The investments transferred had unrealized gains of $265,822 on the transfer date.

     In the second quarter of 1994, as a result of a change in its management and a consequent change in its investment strategy, Groos Bank adopted an investment policy which limits investment securities classified as available for sale to 25% to 50% of its total investment securities portfolio. Groos Bank transferred approximately $23,000,000 of U.S. Treasury securities and $8,000,000 of U.S. Government agencies previously classified as available for sale to held to maturity, effective as of April 1, 1994. Kelly Bank has not adopted formal guidelines with respect to the percentage of its investment securities that are required to be classified as available for sale or held to maturity.

     The following table sets forth the maturity distribution and weighted average yield of the investment portfolio of Benson as of December 31, 1995. The calculation of the weighted average yields is based on yield, weighted by the respective costs of the securities.

                  INVESTMENT PORTFOLIO -- MATURITY AND YIELDS
                               AVAILABLE FOR SALE

                                                                   DECEMBER 31, 1995
                                                   -------------------------------------------------
                                                   1 YEAR      1 YEAR TO     5 YEARS TO     AFTER 10
                                                   OR LESS      5 YEARS       10 YEARS       YEARS
                                                   -------     ---------     ----------     --------
                                                                (DOLLARS IN THOUSANDS)
Maturity Distribution:
  U.S. Treasury securities.......................  $13,013      $ 21,374       $   --         $ --
  U.S. Government agencies.......................      999         5,028        8,282           --
  Mortgage-backed securities.....................       --            --           --           --
  State, county and municipal (1)................       --            --           --           --
  Other..........................................       --            --           --           --
                                                   -------     ---------     ----------     --------
     Total.......................................  $14,012      $ 26,402       $8,282         $ --
                                                   ========     ========     ========       ======
Weighted Average Yield:
  U.S. Treasury securities.......................     4.83%         5.99%            %            %
  U.S. Government agencies.......................     5.61          6.92         7.32           --
  Mortgage-backed securities.....................       --            --           --           --
  State, county, and municipal(1)................       --            --           --           --
     Other.......................................       --            --           --           --

                  INVESTMENT PORTFOLIO -- MATURITY AND YIELDS
                                HELD TO MATURITY

                                                                   DECEMBER 31, 1995
                                                   -------------------------------------------------
                                                   1 YEAR      1 YEAR TO     5 YEARS TO     AFTER 10
                                                   OR LESS      5 YEARS       10 YEARS       YEARS
                                                   -------     ---------     ----------     --------
                                                                (DOLLARS IN THOUSANDS)
Maturity Distribution:
  U.S. Treasury securities.......................  $ 6,995      $ 12,855       $   --       $     --
  U.S. Government agencies.......................       --         3,508        1,999             --
  Mortgage-backed securities.....................       --         5,770           --         15,197
  State, county and municipal(1).................       15           110          399             50
  Other..........................................       --           250           25          1,435
                                                   -------     ---------     ----------     --------
     Total.......................................  $ 7,010      $ 22,493       $2,423       $ 16,682
                                                    ======      ========     ========       ========
Weighted Average Yield:
  U.S. Treasury securities.......................     5.28%         6.01%            %              %
  U.S. Government agencies.......................       --          6.28         7.18             --
  Mortgage-backed securities.....................       --          5.66           --           6.47
  State, county, and municipal(1)................     6.75          7.00         5.11           5.00
  Other..........................................       --          8.00         8.25           6.22

- ---------------
(1) The yields on the tax-exempt portfolio were not computed on a tax-equivalent basis as they are not material.

     Deposit Activities. Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans.

     Benson's average balance of total deposits was $409,994,000 for the year ended December 31, 1995, a decrease of $3,547,000 or 0.86% compared with the average balance of total deposits for the year ended 1994. Benson's average balance of total deposits was $413,541,000 for the year ended 1994, an increase of $7,628,000 or 1.88% compared with the average balance of total deposits of $405,913,000 for the year ended 1993. The following table sets forth the average balances and weighted average rates for the Banks' categories of deposits for the periods indicated.

                                AVERAGE DEPOSITS

                                                               YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------------------------------------
                                        1995                            1994                            1993
                            -----------------------------   -----------------------------   -----------------------------
                            AVERAGE   AVERAGE  % OF TOTAL   AVERAGE   AVERAGE  % OF TOTAL   AVERAGE   AVERAGE  % OF TOTAL
                            BALANCE    RATE     DEPOSITS    BALANCE    RATE     DEPOSITS    BALANCE    RATE     DEPOSITS
                            --------  -------  ----------   --------  -------  ----------   --------  -------  ----------
                                                               (DOLLARS IN THOUSANDS)
Noninterest-bearing demand
 deposits.................. $ 95,179      --%     23.21%    $ 97,131      --%     23.49%    $ 94,900      --%     23.38%
Interest-bearing demand
  deposits.................  100,876    2.24      24.60      106,766    2.17      25.82      101,012    2.21      24.89
                                                                                  13.94
Savings deposits...........   49,532    2.70      12.08       57,635    2.52     55,742                 2.78      13.73
Money market accounts......   45,162    3.53      11.02       50,492    2.78      12.21       48,153    2.57      11.86
Time deposits..............  119,245    5.00      29.09      101,517    3.51      24.54      106,106    3.40      26.14
                            --------  -------  ----------   --------  -------  ----------   --------  -------  ----------
Total...................... $409,994             100.00%    $413,541             100.00%    $405,913             100.00%
                            =========          ==========   =========          ==========   =========          ==========
Weighted average rate......             2.72%                           2.11%                           2.13%
                                      ========                        ========                        ========

     As of December 31, 1995, time deposits over $100,000 represented 7.28% of total deposits, compared with 5.37% of total deposits as of December 31, 1994 and 4.48% as of December 31, 1993. As of December 31, 1995, jumbo certificates in excess of $100,000 accounted for $30,633,000 of the Banks' deposits. Of this amount, $21,935,000 had a term of six months or less. The Banks do not have and do not solicit brokered deposits.

     The following table sets forth the amount of the Banks' certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 1995.

                       TIME DEPOSITS OF $100,000 OR MORE

                            MATURITY PERIOD                            (DOLLARS IN THOUSANDS)
    ----------------------------------------------------------------   ----------------------
    Three months or less............................................          $ 12,985
    Over three months through six months............................             8,950
    Over six months through twelve months...........................             6,115
    Over twelve months..............................................             2,583
                                                                               -------
              Totals................................................          $ 30,633
                                                                               =======

     Return on Equity and Assets. The following table sets forth Benson's performance ratios for the periods indicated.

                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                     1995      1994      1993
                                                                     -----     -----     -----
Return on average assets...........................................   1.38%     1.23%     1.45%
Return on average equity:
  Excluding exchangeable redeemable preferred stock(1).............  13.19     21.83     43.63
  Including exchangeable redeemable preferred stock(1).............  13.08     20.84        --
Dividend payout ratio(2)...........................................   6.62        --        --
Return on average common equity....................................  16.07     27.95     63.89
Average equity to average total assets:
  Excluding exchangeable redeemable preferred stock(1).............  10.45      5.62        --
  Including exchangeable redeemable preferred stock(1).............  10.54      5.89        --
Average common equity to average total assets......................   8.58      4.39      2.26
Efficiency ratio(3)................................................  69.06     76.39     78.85

- ---------------
(1) The exchangeable redeemable preferred stock was fully redeemed on January 31, 1995.

(2) On June 8, 1995, Benson declared a dividend of $0.10 on its common stock payable to shareholders of record as of June 22, 1995. The dividends were paid to shareholders on July 6, 1995.

(3) Represents the ratio of noninterest expense to the sum of net interest income and noninterest income, excluding investment security gains.

     Liquidity. Benson's principal source of funds consists of dividends received from the Banks, which derive their funds from deposits, interest and principal payments on loans and investment securities, sales of investment securities and borrowings. For the year ended December 31, 1995, Benson realized proceeds from sales and maturities of investment securities of $23,808,496, a net increase in deposits of $13,354,675, loan collections in excess of originations and advances of $11,665,539, and net cash provided by operating activities of $9,994,881. Funds were used to acquire $23,346,767 of investment securities and to fully redeem $5,000,000 Exchangeable Redeemable Preferred Stock at a cost of $3,250,000. Benson paid a total of $1,204,071 in dividends to common and preferred shareholders in 1995. The amount of dividends available for declaration by the Banks, without prior regulatory approval, is approximately $8,484,000 at December 31, 1995.

     For the year ended December 31, 1994, Benson realized proceeds from sales of investment securities and maturing investment securities of $56,076,389, net proceeds of $17,502,144 from its IPO and net cash provided by operating activities of $6,606,144. These proceeds were offset by a decrease in deposits during such period of $4,175,587. Funds were also used to acquire $50,273,833 of investment securities and for net loan originations of $28,795,889. Benson also repaid borrowings of $14,100,000 and redeemed $2,000,000 (20,000 shares of nonvoting Benson Series C) in preferred stock. Benson was previously prohibited from declaring dividends on its Common Stock by the terms of the Memorandum, without prior approval of the Federal Reserve Board. On February 2, 1995, Benson received notification by the Federal Reserve Board that the Memorandum was terminated.

     Asset liquidity is provided by cash and assets which are readily marketable, or which can be pledged, or which will mature in the near future. These include cash, federal funds sold and U.S. Government-backed securities. Benson's liquidity ratio, defined as cash, U.S. Government-backed securities, and federal funds sold as a percentage of deposits, was 39.6%, 32.2%, and 37.8% as of December 31, 1995, 1994 and 1993, respectively. Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing and noninterest-bearing deposit accounts in Benson's market area. The Banks do not have and do not solicit brokered deposits.

Federal funds purchased and short-term borrowings by the Banks are additional sources of liquidity. These sources of liquidity are short-term in nature and are used by the Banks as necessary to fund asset growth and meet short-term liquidity needs. As of December 31, 1995 and 1994, the Banks had no federal funds purchased, no borrowings from the Federal Reserve Board, and no borrowings on securities sold under repurchase agreements. As of December 31, 1995, the Banks' other borrowings were $1,003,718, consisting of balances in the U.S. Treasury tax and loan note option account of $514,249 and $489,469 in lease financing liability.

     In October, 1994, with proceeds from its IPO, Benson repaid $13,100,000 of outstanding indebtedness due to an unaffiliated bank. In connection therewith, Benson exchanged 50,000 shares of its $100 par value Exchangeable Redeemable Preferred Stock for a $5,000,000 note payable due to such unaffiliated bank, with unpaid interest of $1,026,330 being forgiven resulting in an extraordinary gain on forgiveness of debt of $676,330, net of taxes of $350,000. Benson also exchanged $6,000,000 principal amount of its subordinated notes and $4,694,680 of Series A Preferred Stock into Benson Series C nonvoting Preferred Stock. See Note B of the Notes to Consolidated Financial Statements.

     On January 31, 1995, all 50,000 outstanding shares of Exchangeable Redeemable Preferred Stock were fully redeemed by Benson for $3,250,000. The redemption was financed in part by a $2,250,000 prime interest rate loan, with an unaffiliated financial institution, which was paid in full on May 30, 1995. See Note J of Notes to Consolidated Financial Statements.

     Capital Resources. Total stockholders' equity as of December 31, 1995 was $51,262,969, an increase of $6,654,247 or 14.92% compared with stockholders' equity of $44,608,722 as of December 31, 1994. Of the total increase, $6,413,064 was from net earnings, and $1,270,357 was from increases in unrealized gains on securities. These increases were offset by dividends of $656,772 on outstanding preferred stock and $372,402 in dividends on outstanding Benson Common Stock. See "Consolidated Financial Statements -- Consolidated Statements of Changes in Stockholders Equity".

     Total stockholders' equity as of December 31, 1994 was $44,608,722, an increase of $24,681,073 or 123.85% compared with stockholders' equity of $19,927,649 as of December 31, 1993. Of the total increase, $17,502,144 is attributable to the sale of 1,750,000 common shares in the IPO, $6,000,000 is attributable to the exchange of debt for preferred stock and $5,710,035 was from net earnings for 1994. These increases were offset by $2,356,209 in unrealized depreciation on securities, $2,000,000 related to the redemption of Benson Series C Preferred Stock and $174,897 in dividends on outstanding preferred stock.

     The Federal Reserve Board has established certain minimum risk-based capital standards that apply to bank holding companies. As of December 31, 1995, Benson's Tier I risk-based capital ratio was 16.51%, its total risk-based capital ratio was 17.54% and its leverage ratio was 10.68%. As of December 31, 1994, Benson's Tier I risk-based capital ratio was 15.27%, its total risk-based capital ratio was 16.87% and its leverage ratio was 10.63%.

     The following table sets forth an analysis of Benson's and the Banks capital ratios.

                           RISK-BASED CAPITAL RATIOS

                                                              DECEMBER 31,
                                       ----------------------------------------------------------
                                                                           MINIMUM       WELL-
                                                                           CAPITAL    CAPITALIZED
                                         1995        1994        1993      RATIOS       RATIOS
                                       --------    --------    --------    -------    -----------
                                                         (DOLLARS IN THOUSANDS)
COMPANY:
  Tier I risk-based capital..........  $ 50,788    $ 48,953    $ 18,201
  Tier II risk-based capital.........     3,177       5,113       3,950
  Total capital......................    53,965      54,066      22,151
  Risk-weighted assets...............   307,592     320,581     304,001
CAPITAL RATIOS:
  Tier I risk-based capital..........     16.51%      15.27%       5.99%     4.00%        6.00%
  Total risk-based capital...........     17.54       16.87        7.29      8.00        10.00
  Leverage ratio (Tier I risk-based
     capital to adjusted total
     assets).........................     10.68       10.63        3.94      4.00         5.00
BANKS:
  Tier I capital:
     Groos Bank......................  $ 23,874    $ 20,827    $ 16,999
     Kelly Bank......................    19,311      17,010      14,603
  Tier II capital:
     Groos Bank......................     2,058       2,132       2,060
     Kelly Bank......................       877         993       1,162
  Total risk-based capital:
     Groos Bank......................    25,932      22,959      19,059
     Kelly Bank......................    20,188      18,003      15,765
  Risk-weighted assets:
     Groos Bank......................   164,364     169,992     163,660
     Kelly Bank......................   136,544     139,272     128,828
  Capital Ratios:
     Tier I risk-based capital:
       Groos Bank....................     14.53%      12.25%      10.39%     4.00%        6.00%
       Kelly Bank....................     14.14       12.21       11.34      4.00         6.00
Total risk-based capital:
  Groos Bank.........................     15.78       13.51       11.65      8.00        10.00
  Kelly Bank.........................     14.78       12.93       12.24      8.00        10.00
Leverage (Tier I risk-based capital
  to adjusted total assets):
  Groos Bank.........................      9.35        8.33        6.52      4.00         5.00
  Kelly Bank.........................      9.06        8.26        7.11      4.00         5.00

     Accounting Matters.

     Accounting for Loan Impairment. Effective January 1, 1995, Benson adopted SFAS 114 and SFAS 118. See "-- Provision for Loan Losses." The adoption of these statements did not have a significant impact on Benson's financial position nor on its results of operations for the year ended December 31, 1995.

     Accounting for Certain Investments in Debt and Equity Securities. In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", ("SFAS No. 115"). SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in one of three categories: (i) debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities", and are reported at amortized cost;
(ii) debt and securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Benson adopted SFAS No. 115 as of December 31, 1993. In 1995, as permitted by the Financial Accounting Standards Board, Benson transferred certain held to maturity investments to the available for sale category.

     Impact of Inflation, Changing Prices, Monetary Policies and Foreign Currencies. The financial statements and related financial data concerning Benson presented in this report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of Benson is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of the Banks, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on the Banks and their results of operations are not predictable.

     In December 1994, the Mexican peso was devalued by the Mexican government and as of the date of this Proxy Statement-Prospectus, remains at a floating rate. Despite the devaluation of the peso, however, deposits at the Banks from Mexican customers have remained stable. Management believes the devaluation and the current floating rate of the Mexican peso has not had, and based upon current circumstances, will not have any significant impact on the Banks.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

     Norwest Common Stock is listed on the NYSE and Benson Common Stock is traded on the Nasdaq National Market. The following table sets forth the high and low sales prices per share of the Norwest Common Stock as reported on the NYSE Composite Tape and Benson Common Stock as reported on the Nasdaq National Market, and the cash dividends paid on such Norwest Common Stock and Benson Common Stock, for the below quarterly periods, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes.

                                                     NORWEST                       BENSON
                                                   COMMON STOCK                 COMMON STOCK
                                           ----------------------------   -------------------------
                                            HIGH      LOW     DIVIDENDS   HIGH     LOW    DIVIDENDS
                                           -------   ------   ---------   -----   -----   ---------
1993
  First Quarter..........................  $26.000   20.625     0.145
  Second Quarter.........................   28.375   22.875
  Third Quarter..........................   28.000   25.625
  Fourth Quarter.........................   29.000   22.500     0.165
1994
  First Quarter..........................   27.375   22.250     0.185
  Second Quarter.........................   28.250   23.125     0.185
  Third Quarter(1).......................   27.500   24.750     0.185     12.62   11.50
  Fourth Quarter.........................   25.000   21.000     0.210     12.62    9.50
1995
  First Quarter..........................   26.250   22.625     0.210     11.98   11.43
  Second Quarter.........................   29.375   25.125     0.210     13.26   10.50
  Third Quarter..........................   32.750   26.875     0.240     18.68   13.43      0.10
  Fourth Quarter.........................   34.750   29.250     0.240     18.34   16.71
1996
  First Quarter..........................   37.125   30.500     0.240     20.00   18.50
  Second Quarter.........................
     (through             , 1996)

- ---------------
(1) From September 27, 1994, the date on which Benson Common Stock commenced trading on the Nasdaq National Market.

                       CERTAIN REGULATORY CONSIDERATIONS
                             PERTAINING TO NORWEST

GENERAL

     As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Under the Bank Holding Company Act, a bank holding company generally may not directly or indirectly acquire the ownership or control of more than 5% of the voting securities or all or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, a bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking activities, subject to certain exceptions. Various proposals are pending before Congress that would allow affiliations between a bank holding company and nonbank entities that are prohibited or restricted under current law. Whether Congress will adopt any of these proposals, and if so in what form, is not known at this time.

     Norwest's banking and savings association subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are primarily insured by the Bank Insurance Fund; deposits attributable to certain of Norwest's savings associations are insured by the Savings Association Insurance Fund (the "SAIF"). For that reason, such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS

     Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans that are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of December 31, 1995, aggregate dividends of at least $274.1 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

     Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. For that reason, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

     Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Federal law (12 U.S.C. sec.55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of most of its subsidiary banks, is subject to such provisions.

ACQUISITIONS

     Effective September 29, 1995, under the provisions of the Reigle-Neal Interstate Banking and Branching Act of 1994 (the "Reigle-Neal Act"), Norwest's banking subsidiaries are permitted to acquire banks located in any state in which the acquiring subsidiary bank is located (an intrastate merger). Effective June 1, 1997, Norwest's banking subsidiaries will be permitted to acquire a bank located in a state other than the state in which the acquiring subsidiary bank is located (an interstate merger) through merger, consolidation or purchase of assets and assumption of liabilities, unless the state in which either of the banks is located has opted out of the interstate banking provisions of the Reigle-Neal Act. An interstate merger may occur before June 1, 1997 if the states in which the merging banks are located have enacted a law authorizing interstate bank mergers.

     All of Norwest's acquisitions of banking institutions and other companies are subject to the prior approval of the Federal Reserve Board and any applicable federal or state regulatory authorities. In addition, under the provisions of the Reigle-Neal Act, bank mergers are subject to deposit concentration limits of 10% nationwide and 30% in any one state, unless it is Norwest's initial entry into the state.

CAPITAL REQUIREMENTS

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stockholders' equity, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. The risk-based guidelines also specify that all intangibles, including core deposit intangibles, as well as mortgage servicing rights ("MSRs") and purchased credit card relationships ("PCCRs"), be deducted from Tier 1 capital. The guidelines, however, grandfather identifiable assets (other than MSRs and PCCRs) acquired on or before February 19, 1992 and permit the inclusion of readily marketable MSRs and PCCRs in Tier 1 capital to the extent that (i) MSRs and PCCRs do not collectively exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, MSRs and PCCRs each are included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations.

     In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies that are substantially similar to the foregoing. At December 31, 1995, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.11% and 10.18%, respectively, and Norwest's leverage ratio was 5.65%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

     As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. None of Norwest, Benson or the Bank believes that these recent proposals and revisions to the capital guidelines will materially impact its operations.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

     In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions insured by the Federal Deposit Insurance Corporation (the "FDIC") that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it will be material.

     FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

     Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At December 31, 1995, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

FDIC INSURANCE

     Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     Deposits insured by the SAIF held by Norwest's bank subsidiaries as a result of savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the consolidation or merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. Management of Norwest does not anticipate that the impact of the proposed legislation will be material to Norwest; however, to provide for such a special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums.

DEPOSITOR PREFERENCE

     Under the FDIA, claims of holders of domestic deposits and certain claims of administrative expenses and employee compensation against an FDIC-insured depository institution have priority over other general unsecured claims against the institution in the "liquidation or other resolution" of the institution by a receiver.

                                    EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Benson Financial Corporation as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 included in this Proxy Statement-Prospectus have been audited by Grant Thornton LLP, independent certified public accountants as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

     A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At December 31, 1995, Mr. Stroup was the beneficial owner of 107,753 shares and held options to acquire 247,410 additional shares of Norwest Common Stock.

     Certain of the tax consequences of the Merger to Benson's shareholders will be passed upon for Benson by Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, 919 Third Avenue, New York, New York 10022.

                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of Benson desiring copies of such documents may contact Norwest or Benson, as appropriate, at the addresses or phone numbers indicated under "AVAILABLE INFORMATION."

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Benson Financial Corporation

     We have audited the accompanying consolidated balance sheets of Benson Financial Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Benson Financial Corporation and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Grant Thornton LLP
Dallas, Texas
February 8, 1996

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                     ASSETS

                                                                   1995             1994
                                                               ------------     ------------
Cash and due from banks......................................  $ 26,621,068     $ 25,521,393
Interest-bearing deposits with banks.........................       491,910          549,820
Federal funds sold...........................................    44,650,000       11,050,000
                                                               ------------     ------------
          Cash And Cash Equivalents..........................    71,762,978       37,121,213
Investment securities:
  Available for sale.........................................    48,695,719       36,130,466
  Held to maturity (market value of $48,795,740 and
     $57,375,239, respectively)..............................    48,608,543       59,844,569
Loans........................................................   271,317,978      284,520,489
Premises and equipment.......................................    26,173,376       29,862,637
Other real estate owned......................................     3,077,621        4,596,831
Accrued interest receivable..................................     3,095,055        2,774,097
Deferred income taxes........................................       389,000        2,900,000
Other assets.................................................     2,362,948        2,870,419
                                                               ------------     ------------
                                                               $475,483,218     $460,620,721
                                                               ============     ============
LIABILITIES
Deposits:
  Noninterest-bearing........................................  $100,875,206     $ 98,153,066
  Interest-bearing...........................................   320,056,656      309,424,121
                                                               ------------     ------------
                                                                420,931,862      407,577,187
Other borrowed funds.........................................     1,003,718          891,910
Accrued interest payable.....................................       784,714          567,541
Other liabilities............................................     1,499,955        1,975,361
                                                               ------------     ------------
          Total Liabilities..................................   424,220,249      411,011,999
COMMITMENTS AND CONTINGENCIES
EXCHANGEABLE REDEEMABLE PREFERRED STOCK......................                      5,000,000
STOCKHOLDERS' EQUITY
Preferred Stock..............................................     8,707,492        8,721,242
Common Stock, par value $.10 per share
  Authorized -- 20,000,000 shares
  Issued -- 3,724,500 shares in 1995 and 3,723,982 in 1994...       372,451          372,399
Surplus......................................................    37,668,133       37,654,435
Retained earnings (deficit)..................................     4,202,045       (1,181,845)
Unrealized gains (losses) on available for sale securities,
  net of taxes (benefit) of $161,165 in 1995 and ($500,000)
  in 1994....................................................       312,848         (957,509)
                                                               ------------     ------------
          Total Stockholder's Equity.........................    51,262,969       44,608,722
                                                               ------------     ------------
                                                               $475,483,218     $460,620,721
                                                               ============     ============

        The accompanying notes are an integral part of these statements.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                            YEARS ENDED DECEMBER 31,

                                                       1995           1994           1993
                                                    -----------    -----------    -----------
Interest income:
  Loans, including fees...........................  $25,328,404    $23,881,800    $22,957,021
  Investment securities:
     Taxable......................................    5,664,907      5,317,814      5,542,879
     Tax-exempt...................................       20,051         10,041         12,822
  Federal funds sold..............................    1,424,004        756,714        857,957
  Deposits in other institutions..................       20,809         15,575         16,518
                                                    -----------    -----------    -----------
          TOTAL INTEREST INCOME...................   32,458,175     29,981,944     29,387,197
Interest expense:
  Deposits........................................   11,149,231      8,740,111      8,631,960
  Notes payable...................................       56,219      1,348,948      1,615,798
  Other borrowed funds............................      210,386        112,206         93,833
                                                    -----------    -----------    -----------
          TOTAL INTEREST EXPENSE..................   11,415,836     10,201,265     10,341,591
                                                    -----------    -----------    -----------
            NET INTEREST INCOME...................   21,042,339     19,780,679     19,045,606
Provision for loan losses.........................    1,130,000        735,000        280,000
                                                    -----------    -----------    -----------
          NET INTEREST INCOME AFTER PROVISION FOR
            LOAN LOSSES...........................   19,912,339     19,045,679     18,765,606
Other income:
  Service charges on deposit accounts.............    4,404,174      4,422,345      4,239,186
  Trust fees......................................    1,078,007      1,130,701      1,099,460
  Gain on sale of securities......................       64,537        180,000        614,799
  Litigation settlement...........................                                    957,696
  Other operating income..........................    2,077,082      1,527,891      1,583,958
                                                    -----------    -----------    -----------
          TOTAL OTHER INCOME......................    7,623,800      7,260,937      8,495,099
Other expenses:
  Salaries, wages, and benefits...................    9,137,505      9,024,372      8,789,606
  Occupancy and equipment expenses................    2,138,593      2,444,290      2,625,655
  Other real estate operations, net...............      513,794        748,518      1,757,875
  Other operating expenses........................    7,762,006      8,302,156      8,057,799
  Loss on sale of building........................      199,605
                                                    -----------    -----------    -----------
          TOTAL OTHER EXPENSES....................   19,751,503     20,519,336     21,230,935
                                                    -----------    -----------    -----------
EARNINGS BEFORE INCOME TAXES AND EXTRAORDINARY
  CREDIT..........................................    7,784,636      5,787,280      6,029,770
Income tax expense (benefit)......................    2,526,572        753,575       (498,400)
                                                    -----------    -----------    -----------
INCOME BEFORE EXTRAORDINARY CREDIT................    5,258,064      5,033,705      6,528,170
Extraordinary credit, net of tax..................    1,155,000        676,330
                                                    -----------    -----------    -----------
          NET EARNINGS............................  $ 6,413,064    $ 5,710,035    $ 6,528,170
                                                    ===========    ===========    ===========
Earnings per common share:
  Before extraordinary credit.....................  $      1.21    $      1.96    $      3.26
  Extraordinary credit............................          .30            .27
                                                    -----------    -----------    -----------
     Earnings per share...........................  $      1.51    $      2.23    $      3.26
                                                    ===========    ===========    ===========
Weighted average number of common and common
  equivalent shares outstanding...................    3,811,605      2,484,914      2,001,270
                                                    ===========    ===========    ===========

        The accompanying notes are an integral part of these statements.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                                           NET
                                                                                         RETAINED      UNREALIZED
                                           PREFERRED       COMMON                        EARNINGS         GAINS
                                             STOCK          STOCK         SURPLUS       (DEFICIT)       (LOSSES)         TOTAL
                                          -----------    -----------    -----------    ------------    -----------    -----------
Balance at January 1, 1993..............  $ 4,746,617    $ 1,959,365    $18,513,498    $(13,245,153)   $              $11,974,327
  Change in common stock par value from
    $1 to $.10 per share................                  (1,763,428)     1,763,428
  Conversion of 2,500 preferred shares
    into
    238 common shares...................       (6,250)            24          6,226
  Sale of 38,660 common shares..........                       3,866         22,586                                        26,452
  Unrealized gains on available for sale
    securities..........................                                                                 1,398,700      1,398,700
  Net earnings for 1993.................                                                  6,528,170                     6,528,170
                                          -----------    -----------    -----------    ------------    -----------    -----------
Balance at December 31, 1993............    4,740,367        199,827     20,305,738      (6,716,983)     1,398,700     19,927,649
  Sale of 1,725,000 common shares in
    initial public offering, net of
    expenses, and exchange of debt for
    preferred stock.....................    6,000,000        172,500     17,329,644                                    23,502,144
  Redemption of preferred stock.........   (2,000,000)                                                                 (2,000,000)
  Conversion of 7,650 preferred shares
    into
    727 common shares...................      (19,125)            72         19,053
  Unrealized losses on available for
    sale securities, net of tax benefit
    of $500,000.........................                                                                (2,356,209)    (2,356,209)
  Dividends.............................                                                   (174,897)                     (174,897)
  Net earnings for 1994.................                                                  5,710,035                     5,710,035
                                          -----------    -----------    -----------    ------------    -----------    -----------
Balance at December 31, 1994............    8,721,242        372,399     37,654,435      (1,181,845)      (957,509)    44,608,722
  Conversion of 5,500 preferred shares
    into
    523 common shares...................      (13,750)            52         13,698
  Unrealized gains on available for sale
    securities, net of taxes of
    $661,165............................                                                                 1,270,357      1,270,357
  Dividends.............................                                                 (1,029,174)                   (1,029,174)
  Net earnings for 1995.................                                                  6,413,064                     6,413,064
                                          -----------    -----------    -----------    ------------    -----------    -----------
Balance at December 31, 1995............  $ 8,707,492    $   372,451    $37,668,133    $  4,202,045    $   312,848    $51,262,969
                                          ===========    ===========    ===========    ============    ===========    ===========

        The accompanying notes are an integral part of these statements.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31,

                                                               1995            1994            1993
                                                           ------------    ------------    ------------
OPERATING ACTIVITIES
  Net earnings...........................................  $  6,413,064    $  5,710,035    $  6,528,170
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
    Provision for loan losses............................     1,130,000         735,000         280,000
    Other loss provisions................................       277,988         731,329       1,477,179
    Depreciation.........................................     1,377,816       1,766,795       1,690,318
    Amortization.........................................       321,197         397,731         261,609
    Deferred income taxes................................     1,850,000         900,000        (500,000)
    Accretion of discounts...............................      (198,250)       (182,390)       (133,601)
    Loss on sale of other assets.........................       151,927
    Gain on sale of securities...........................       (64,537)       (180,000)       (614,799)
    Extraordinary credit, net of tax.....................    (1,155,000)       (676,330)
    Changes in operating assets and liabilities:
      Accrued interest receivable........................      (320,958)       (434,502)         27,526
      Accrued interest payable...........................       217,173      (1,545,357)        960,230
      Other, net.........................................        (5,539)       (616,167)        247,747
                                                           ------------    ------------    ------------
         Net Cash Provided By Operating Activities.......     9,994,881       6,606,144      10,224,379
INVESTING ACTIVITIES
  Proceeds from sales of securities:
    Available for sale...................................     3,005,788      19,014,371      19,091,477
  Proceeds from maturities of securities:
    Held to maturity.....................................    10,810,802      23,062,018
    Available for sale...................................     9,991,906      14,000,000      41,041,852
  Purchases of securities:
    Held to maturity.....................................   (11,477,565)    (28,334,649)
    Available for sale...................................   (11,869,202)    (21,939,184)    (79,322,147)
  Loan origination and advances, less loan collections...    11,665,539     (28,795,889)    (13,305,397)
  Proceeds from sales of other assets....................     5,150,387       1,112,621       2,768,884
  Purchases of other assets..............................    (1,342,675)     (1,065,189)     (1,445,491)
                                                           ------------    ------------    ------------
         Net Cash Provided (Used) By Investing
           Activities....................................    15,934,980     (22,945,901)    (31,170,822)
FINANCING ACTIVITIES
  Change in checking, NOW, savings, and money market
    deposits.............................................    (8,122,325)      3,173,049      (3,684,238)
  Change in time deposits................................    21,477,000      (7,348,636)     11,704,421
  Borrowings on notes payable............................     2,250,000
  Repayments of notes payable............................    (2,250,000)    (14,100,000)
  Net proceeds from initial public offering of stock.....                    17,502,144
  Redemption of preferred stock..........................                    (2,000,000)
  Redemption of exchangeable redeemable preferred
    stock................................................    (3,250,000)
  Other issuances of stock for cash......................                                        26,452
  Dividends..............................................    (1,204,071)
  Other, net.............................................      (188,700)       (668,907)        141,098
                                                           ------------    ------------    ------------
         Net Cash Provided (Used) By Financing
           Activities....................................     8,711,904      (3,442,350)      8,187,733
                                                           ------------    ------------    ------------
         Increase (Decrease) In Cash And Cash
           Equivalents...................................    34,641,765     (19,782,107)    (12,758,710)
Cash and cash equivalents at beginning of year...........    37,121,213      56,903,320      69,662,030
                                                           ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR.................  $ 71,762,978    $ 37,121,213    $ 56,903,320
                                                           ============    ============    ============

        The accompanying notes are an integral part of these statements.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Benson Financial Corporation and Subsidiaries (The Company) owns two banks, Groos Bank, N.A. and Kelly Field National Bank (the Banks) located in San Antonio, Texas. The Company's primary sources of revenues are from providing loans and services to customers and from investing funds received from depositors.

     A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows. The accounting principles followed by the Company and the methods of applying them are in conformity with both generally accepted accounting principles and prevailing practices of the banking industry.

     Basis of Presentation: The accompanying consolidated financial statements include the accounts of Benson Financial Corporation and its wholly owned subsidiaries Kelly Field National Bank (Kelly), Groos Bank, N.A. (Groos), and Bancshares Life Insurance Company (Bancshares Life). All significant intercompany accounts and transactions are eliminated in consolidation.

     Reclassifications: Certain amounts for 1994 and 1993 have been reclassified for comparative purposes.

     Investment Securities: As of December 31, 1993, the Company elected early adoption of Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities". In accordance with SFAS 115, the Company classifies investments as either held to maturity, when the Company has positive intent and ability to hold securities to maturity, or available for sale. Securities classified as held to maturity are reported at amortized cost. Securities classified as available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of tax.

     Realized gains and losses on sales of securities classified as available for sale and held to maturity are reported in earnings in the year of sale using the specific-identification method.

     Indirect Dealer Paper: Indirect dealer paper, representing vehicle loans purchased from various automobile dealerships, are included in loans. The loans are purchased at a discount from their contractual amounts. Discounts from contractual amounts are recognized in income over the life of the loan using the interest method. The Company does not pay premiums with respect to indirect dealer paper which it purchases.

     Allowance for Loan Losses: Loans are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Banks' past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. However, it is at least reasonably possible that this estimate may change in the near term based on unanticipated changes in the financial strength of borrowers or in values of the underlying collateral.

     Effective January 1, 1995, the Company adopted the provisions of Statement of Financial Accounting Standards No. 114 (SFAS 114), "Accounting by Creditors for Impairment of a Loan". The Statement requires impairment on nonperforming loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES market price, or fair value of collateral if the loan is collateral dependent. A loan is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. Adoption of SFAS 114 did not have a significant impact on financial position or results of operations.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, a federal regulatory agency, as an integral part of their examination process, periodically reviews the Banks' allowances for loan losses. Such agency may require the Banks to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

     Interest on Loans: Interest on commercial and real estate loans is credited to operations on a daily basis based upon the principal amount outstanding. Interest on installment loans is credited to income using a method that approximates the interest method.

     Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives: furniture and equipment, 2-5 years; buildings and improvements, 5-30 years.

     The cost of major additions and improvements is capitalized; expenditures for maintenance and repairs are expensed as incurred. When assets are sold, retired, or otherwise disposed of, cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in current operations.

     Other Real Estate Owned: Other real estate owned is comprised of properties acquired through foreclosure proceedings or acceptance of deeds in lieu of foreclosure. Foreclosed assets are initially recorded at fair value less estimated costs to sell (net fair value), establishing a new cost basis. Such determination is made on an individual asset basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of the carrying amount or net fair value. Changes in the valuation allowance are charged or credited to income.

     Federal Income Taxes: The Company and its subsidiaries, other than Bancshares Life, file a tax return on a consolidated basis. Deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided against net deferred tax assets when realization is doubtful.

     Off-Balance Sheet Financial Instruments: In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Employee Benefit Plans: The Company and its bank subsidiaries have 401(k) profit sharing plans and an Employee Stock Ownership Plan that cover substantially all employees. Contributions to the plans amounted to $287,500 in 1995, $247,000 in 1994, and $306,000 in 1993. The contributions are determined each year by the Boards of Directors.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

     Statements of Cash Flows: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest bearing deposits in other banks, and federal funds sold.

     Earnings Per Share: Earnings per common and common equivalent share are computed by dividing net earnings less current period preferred dividends by the weighted average number of common and common equivalent shares outstanding during each year. Common equivalent shares include the dilutive effect of outstanding stock options. The effect on earnings per share of the Participating Convertible Preferred Stock is insignificant.

     Reverse Stock Split: A reverse stock split of .2852325 common shares for each share of common stock issued and outstanding was effected immediately prior to the initial public offering. The consolidated financial statements and all references to share and per share data have been adjusted to reflect the split retroactively.

     Fair Value of Financial Instruments: The financial statements include estimated fair value information of financial instruments as required by Statement of Financial Accounting Standards No. 107 (SFAS 107). Such information is based on the requirements set forth in SFAS 107 and does not purport to represent the aggregate net fair value of the Company. Further, the fair value estimates are based on various assumptions, methodologies and subjective considerations which vary widely among different financial institutions and which are subject to change. The following methods and assumptions were used by the Company in estimating financial instrument fair values:

          Cash and Cash Equivalents: The balance sheet carrying amounts approximate the estimated fair values of such assets.

          Investment Securities: Fair values for investment securities are based on quoted market prices, if available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans: For variable rate loans that reprice frequently and entail no significant change in credit risk, fair values are based on the carrying values. The fair values of other loans are estimated based on discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

          Deposit Liabilities: The fair values estimated for demand deposits (interest and non-interest bearing accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values. Fair values of fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities. The carrying amount of accrued interest payable approximates its fair value.

NOTE B -- INITIAL PUBLIC OFFERING AND EXTRAORDINARY CREDITS

     In October, 1994, the Company consummated an initial public offering of 1,725,000 shares of its common stock at $11.50 per share, and received $17,502,144 in proceeds from the offering, net of underwriting discount and other expenses of $2,335,356. The Company applied $13,100,000 of the proceeds to extinguish outstanding notes payable to an unaffiliated bank and $750,000 to pay interest on subordinated debt. Concurrently with the public offering, a $5,000,000 note payable with an unaffiliated bank was converted to Exchangeable Redeemable Preferred Stock with unpaid interest of $1,026,330 being forgiven, resulting in an extraordinary credit on forgiveness of debt of

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

$676,330, net of federal income tax of $350,000, and subordinated capital notes of $6,000,000 and Series A Preferred Stock of $4,694,680 were converted to Series C nonvoting Preferred Stock.

     On January 31, 1995, all 50,000 outstanding shares of Exchangeable Redeemable Preferred Stock were fully redeemed by the Company for $3,250,000, resulting in an extraordinary credit in 1995 on the redemption of $1,155,000, net of federal income tax of $595,000.

NOTE C -- INVESTMENT SECURITIES

     Investment securities consisted of the following:

                                                      GROSS          GROSS        ESTIMATED
                                      AMORTIZED     UNREALIZED    UNREALIZED       MARKET
                                        COST          GAINS        (LOSSES)         VALUE
                                     -----------    ----------    -----------    -----------
    December 31, 1995:
      Available for sale:
         U.S. Treasury.............  $34,057,085     $ 392,034    $   (63,001)   $34,386,118
         U.S. Government
           agencies................   13,945,812       364,414           (625)    14,309,601
                                     -----------      --------      ---------    -----------
                                     $48,002,897     $ 756,448    $   (63,626)   $48,695,719
                                     ===========      ========      =========    ===========
      Held to maturity:
         U.S. Treasury.............  $19,850,115     $ 153,094    $    (1,022)   $20,002,187
         U.S. Government
           agencies................    5,506,665        78,486                     5,585,151
         Mortgage-backed...........   20,966,564        85,429       (139,988)    20,912,005
         State, county, and
           municipal...............      574,049        11,844           (646)       585,247
         Other.....................    1,711,150                                   1,711,150
                                     -----------      --------      ---------    -----------
                                     $48,608,543     $ 328,853    $  (141,656)   $48,795,740
                                     ===========      ========      =========    ===========
    December 31, 1994:
      Available for sale:
         U.S. Treasury.............  $32,293,355     $  19,427    $(1,085,441)   $31,227,341
         U.S. Government
           agencies................    4,990,203         6,984        (94,062)     4,903,125
                                     -----------      --------      ---------    -----------
                                     $37,283,558     $  26,411    $(1,179,503)   $36,130,466
                                     ===========      ========      =========    ===========
      Held to maturity:
         U.S. Treasury.............  $27,739,137     $            $  (957,584)   $26,781,553
         U.S. Government
           agencies................    6,878,073                     (316,198)     6,561,875
         Mortgage-backed...........   23,417,105         7,993     (1,207,085)    22,218,013
         State, county, and
           municipal...............      140,004         3,544                       143,548
         Other.....................    1,670,250                                   1,670,250
                                     -----------      --------      ---------    -----------
                                     $59,844,569     $  11,537    $(2,480,867)   $57,375,239
                                     ===========      ========      =========    ===========

     As permitted by the Financial Accounting Standards Board, in 1995 the Company transferred held to maturity investments with a carrying value of $11,983,080 to the available for sale category. The investments transferred had unrealized gains of $265,822 on the transfer date.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

     The amortized cost and estimated market value of investment securities at December 31, 1995 by contractual maturity date are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                              ESTIMATED
                                                              AMORTIZED        MARKET
                                                                COST            VALUE
                                                             -----------     -----------
    Available for sale:
      Due in one year or less..............................  $14,023,691     $14,012,359
      Due after one year through five years................   25,993,504      26,400,946
      Due after five years through ten years...............    7,985,702       8,282,414
                                                             -----------     -----------
                                                             $48,002,897     $48,695,719
                                                             ===========     ===========
    Held to maturity:
      Due in one year or less..............................  $ 7,009,726     $ 7,012,399
      Due after one year through five years................   16,723,356      16,917,311
      Due after five years through ten years...............    2,422,747       2,467,859
      Due after ten years..................................    1,486,150       1,486,166
      Mortgage-backed securities...........................   20,966,564      20,912,005
                                                             -----------     -----------
                                                             $48,608,543     $48,795,740
                                                             ===========     ===========

     Realized gains and losses were as follows for the years ended December 31:

                                                       1995         1994          1993
                                                      -------     ---------     --------
    Realized gains and losses:
      Available for sale:
         Gross gains on sales.......................  $64,537     $ 331,376
         Gross losses on sales......................       --      (151,376)
                                                      -------      --------
                                                      $64,537     $ 180,000
                                                      =======      ========
      Unclassified:
         Gross gains on sales.......................                            $632,946
         Gross losses on sales......................                             (18,147)
                                                                                --------
                                                                                $614,799
                                                                                ========

     Investment securities with a book and market value of approximately $14 million and $10 million at December 31, 1995 and 1994, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE D -- LOANS AND OTHER REAL ESTATE

     Loans, net of unearned discounts of $544,203 and $1,656,729, consisted of the following at December 31:

                                                               1995             1994
                                                           ------------     ------------
    Commercial...........................................  $ 26,255,635     $ 30,285,950
    Commercial real estate...............................    35,123,138       36,033,266
    Mortgage.............................................    27,454,858       27,057,759
    Construction.........................................     7,463,537        6,514,666
    Installment..........................................   157,363,478      167,259,230
    Credit card..........................................    16,390,082       16,510,714
    Other................................................     4,444,407        4,532,295
                                                           ------------     ------------
              Total loans................................   274,495,135      288,193,880
    Less allowance for loan losses.......................    (3,177,157)      (3,673,391)
                                                           ------------     ------------
      Net loans..........................................  $271,317,978     $284,520,489
                                                           ============     ============

Nonperforming assets consisted of the following at December 31:

                                                               1995             1994
                                                           ------------     ------------
    Impaired loans.......................................  $  1,766,270     $  3,330,975
    Other real estate....................................     3,077,621        4,596,831
                                                           ------------     ------------
                                                           $  4,843,891     $  7,927,806
                                                           ============     ============

NOTE D -- LOANS AND OTHER REAL ESTATE

     The carrying amounts and estimated fair values of performing loans, which includes other loans past due 90 days or more that are not nonaccrual, are as follows:

                                                              CARRYING          ESTIMATED
    PERFORMING LOANS                                           AMOUNT          FAIR VALUE
    ----------------                                       -------------     -------------
    December 31, 1995:
      Commercial.........................................  $  25,833,572     $  26,175,596
      Commercial real estate.............................     34,510,401        34,892,968
      Mortgage...........................................     27,080,383        27,204,041
      Construction.......................................      7,463,537         7,456,994
      Installment........................................    157,236,321       158,693,280
      Credit card........................................     16,390,082        16,390,082
      Other..............................................      4,444,263         4,444,407
                                                            ------------      ------------
                                                           $ 272,958,559     $ 275,257,368
                                                            ============      ============
    December 31, 1994:
      Commercial.........................................  $  28,732,451     $  29,052,005
      Commercial real estate.............................     35,265,018        35,608,232
      Mortgage...........................................     26,628,218        26,574,284
      Construction.......................................      6,507,055         6,478,086
      Installment........................................    167,165,356       167,925,123
      Credit card........................................     16,510,714        16,510,714
      Other..............................................      4,532,294         4,528,863
                                                            ------------      ------------
                                                           $ 285,341,106     $ 286,677,307
                                                            ============      ============

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

     Loan impairment is measured by estimating the expected future cash flows and discounting them at the respective effective interest rate or by valuing the underlying collateral. The recorded investment in these loans at December 31, 1995, and the valuation allowance for credit losses related to the loan impairment for the year then ended are as follows:

    Principal amount of impaired loans......................................  $1,766,270
    Less valuation allowance................................................    (186,000)
                                                                              ----------
                                                                              $1,580,270
                                                                              ==========

     The average recorded investment in impaired loans for the year ended December 31, 1995, was $1,773,417.

     With the adoption of SFAS 114 effective January 1, 1995, a valuation for credit losses related to impaired loans was established. The activity in the allowance is as follows:

    Valuation allowance at January 1, 1995..................................  $ 368,000
    Net charges to operations for impairment................................     96,000
    Transfers to performing loans...........................................   (278,000)
                                                                              ---------
    Valuation allowance at December 31, 1995................................  $ 186,000
                                                                              =========

     This valuation allowance is included in the allowance for loan losses on the balance sheet.

     Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of principal. Total cash collections on impaired loans during 1995 were approximately $1,282,000, all of which was credited to the principal balance outstanding on such loans. Interest that would have been accrued on impaired loans during 1995 was approximately $140,000. Interest income that would have been accrued on nonaccrual loans during 1994 and 1993 was approximately $240,000 and $234,000, respectively. Interest income recognized during 1995 on impaired loans was approximately $160,000.

     Other real estate of $3,077,621 and $4,596,831 at December 31, 1995 and 1994, respectively, is valued at the lower of fair value, minus estimated costs to sell (net fair value), or cost. Net fair value of other real estate was approximately $3,895,000 and $5,820,000 at December 31, 1995 and 1994
respectively. Management expects to dispose of a significant portion of its other real estate owned in 1996.

     In the ordinary course of business, the Banks make loans to directors and other related parties. Loans to related parties, including companies in which they are principal owners, amounted to $5,817,000 and $8,150,000 at December 31, 1995 and 1994, respectively. New loans to such borrowers were approximately $77,000 and $2,955,000 in 1995 and 1994, respectively. Repayments were approximately $2,410,000 and $4,498,000 in 1995 and 1994, respectively. During 1995, the Banks recovered approximately $130,000 of related party loans charged off in prior years, and had no charge-offs. During 1994, the Banks did not recover or charge-off any related party loans. In addition, the Banks purchase indirect dealer paper from automobile dealerships owned by the Company's Chairman. Loans purchased amounted to approximately $17,100,000 and $27,800,000 during 1995 and 1994, respectively, and the principal balances for all such purchased loans amounted to approximately $39,800,000 and $48,500,000 at December 31, 1995 and 1994, respectively.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

     The Banks extend credit on both a secured and unsecured basis to customers located in San Antonio, Texas and the surrounding area. Kelly also extends credit, primarily through installment loans, to active and retired military personnel and families located outside of the San Antonio area. Collateral on secured loans generally consists of real estate (commercial, residential, and agricultural), business inventories, receivables and equipment, vehicles, and liquid assets.

     Loan commitments (unfunded loans and unused lines of credit) are made to accommodate the financial needs of the banks' customers. Standby letters of credit are provided to certain customers and are conditional commitments by the banks to guarantee performance of a customer to a third party. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the banks' normal credit policies. A customer's credit worthiness is evaluated on a case by case basis and the amount of collateral obtained, if any, is based on management's credit evaluation of the customer. At December 31, 1995, unfunded loan commitments totaled $55,683,000 (credit card lines of $31,659,000, executive credit lines of $13,062,000, and home equity and commercial loans of $10,962,000), most of which expire in 1996. At December 31, 1995, commitments under standby letters of credit totaled $886,000. There is no material difference between the carrying amount and estimated fair value of these off-balance sheet items.

NOTE E -- ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses were as follows:

                                                   1995           1994           1993
                                                -----------    -----------    -----------
    Balance at January 1......................  $ 3,673,391    $ 4,310,324    $ 5,362,542
    Additions charged to operations...........    1,130,000        735,000        280,000
    Recoveries credited to the allowance......      850,390        836,553      1,262,737
    Losses charged to the allowance...........   (2,476,624)    (2,208,486)    (2,594,955)
                                                -----------    -----------    -----------
    Balance at December 31....................  $ 3,177,157    $ 3,673,391    $ 4,310,324
                                                ===========    ===========    ===========

NOTE F -- PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following at December 31:

                                                               1995             1994
                                                           ------------     ------------
    Land.................................................  $  8,030,148     $ 11,018,765
    Buildings and improvements...........................    27,756,386       29,810,540
    Furniture and equipment..............................     6,594,759        6,128,850
                                                           ------------     ------------
                                                             42,381,293       46,958,155
    Less accumulated depreciation........................   (16,207,917)     (17,095,518)
                                                           ------------     ------------
                                                           $ 26,173,376     $ 29,862,637
                                                           ============     ============

     The Banks also lease certain equipment and office space under short-term operating leases. Expenses and future obligations relating to operating leases are not significant.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE G -- DEPOSIT LIABILITIES

     The carrying amounts and estimated fair values of deposits consisted of the following at December 31:

                                                             ESTIMATED
                                                              CARRYING            FAIR
                                                               AMOUNT            VALUE
                                                           --------------     ------------
    December 31, 1995:
      Noninterest-bearing                                   $ 100,875,206     $100,875,206
      Interest-bearing                                        320,056,656      320,287,644
                                                             ------------     ------------
                                                            $ 420,931,862     $421,162,850
                                                             ============     ============
    December 31, 1994:
      Noninterest-bearing                                   $  98,153,066     $ 98,153,066
      Interest-bearing                                        309,424,121      309,107,847
                                                             ------------     ------------
                                                            $ 407,577,187     $407,260,913
                                                             ============     ============

     Interest bearing certificates of deposit of $100,000 or more amounted to $30,633,000 and $21,886,000 at December 31, 1995 and 1994, respectively.

NOTE H -- CASH FLOW DATA

     Cash payments for interest and taxes were as follows for the years ended December 31:

                                                   1995            1994           1993
                                                -----------     ----------     ----------
    Interest:
      Deposits................................  $10,932,058     $8,665,418     $8,645,978
      Notes payable and subordinated debt.....       56,219      1,942,668        547,717
      Other borrowed funds....................      210,386        112,206         93,833
    Taxes.....................................    1,360,000        203,575          1,600

     During 1995, 1994, and 1993, the Banks foreclosed on loans amounting to $406,972, $386,118 and $151,791, respectively, with the balances being recorded as other real estate upon foreclosure. The Banks also financed the sale of other real estate in the amount of $258,134, $464,126 and $1,922,146 in 1995, 1994 and
1993, respectively.

     During 1994, subordinated capital notes of $6,000,000 and Series A Preferred Stock of $4,694,680 were converted to Series C nonvoting Preferred Stock.

     During 1994, $5,000,000 of notes payable were converted to Exchangeable Redeemable Preferred Stock.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE I -- INCOME TAXES

     Deferred income taxes resulted from the following temporary differences and loss carryforwards at December 31:

                                                                   1995           1994
                                                                ----------     ----------
    Deferred tax assets:
      Allowance for loan losses...............................  $1,080,000     $1,250,000
      Other real estate owned.................................     629,000      1,065,000
      Loss and tax credit carryforwards.......................                  1,030,000
      Unrealized losses on available for sale securities......                    500,000
                                                                ----------     ----------
              Gross deferred tax asset........................   1,709,000      3,845,000
    Deferred tax liabilities:
      Premises and equipment..................................     348,000        886,000
      Deferred gain...........................................     595,000
      Unrealized gains on available for sale securities.......     161,000
      Other...................................................     216,000         59,000
                                                                ----------     ----------
              Gross deferred tax liability....................   1,320,000        945,000
                                                                ----------     ----------
    Net deferred tax asset....................................  $  389,000     $2,900,000
                                                                ==========     ==========

     Income tax expense (benefit) from continuing operations consisted of the following for the years ended December 31:

                                                       1995          1994         1993
                                                    ----------     --------     ---------
    Current.......................................  $1,271,572     $203,575     $   1,600
    Deferred......................................   1,255,000      550,000      (500,000)
                                                    ----------     --------     ---------
              Total income tax expense
                (benefit).........................  $2,526,572     $753,575     $(498,400)
                                                    ==========     ========     =========

     Income tax expense (benefit) for financial reporting purposes differs from the amount computed by applying the statutory federal income tax rate (34%) to the earnings before income taxes for the years ended December 31, as follows:

                                                    1995          1994           1993
                                                 ----------    -----------    -----------
    Expense at statutory rate..................  $2,646,776    $ 1,967,675    $ 2,050,121
    Tax effects of:
      Tax exempt interest......................      (6,802)        (7,710)       (17,055)
      Changes in valuation allowance...........                 (1,758,000)    (2,486,935)
      Settlement of prior years' tax
         examinations..........................                    548,866
      Other....................................    (113,402)         2,744        (44,531)
                                                 ----------    -----------    -----------
                                                 $2,526,572    $   753,575    $  (498,400)
                                                 ==========    ===========    ===========

     In 1991, the IRS initiated an examination of the Company's federal income tax returns for the years 1985 through 1989. As a result of such examinations, the IRS sought to disallow portions of amortization charges taken during the period 1985 through 1987. In 1994, the Company and the IRS agreed to a settlement of all outstanding issues with respect to the 1985 through 1989 federal income tax returns. As a result of the settlement, the Company paid the IRS $190,575 in federal income taxes, $175,334 in interest, and reduced its available net operating loss carryforward by $1,053,797, resulting in a deferred tax asset adjustment of $358,291.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE J -- PREFERRED STOCK

     Preferred Stock included in stockholders' equity consisted of the following at December 31:

                                                                   1995           1994
                                                                ----------     ----------
    Participating Convertible Preferred Stock, par value $2.50 per share:
      Authorized -- 18,275 shares
      Issued and outstanding -- 5,125 shares in 1995 and
         10,625 shares in 1994................................  $   12,792     $   26,542
    Series C Preferred Stock, par value $100 per share:
      Authorized -- 150,000 shares
      Issued and outstanding -- 86,947 shares.................   8,694,700      8,694,700
                                                                ----------     ----------
                                                                $8,707,492     $8,721,242
                                                                ==========     ==========

  Participating Convertible Preferred Stock

     Holders of nonvoting Participating Convertible Preferred Stock are entitled to receive dividends at a rate per share equal to one third the per share rate of any dividends declared and paid on Common Stock. Such stock may be converted into Common Stock at the election of the holder at a rate of 10.5177 shares for one share of Common Stock. The stock may be redeemed at par value at the election of the Company.

  Series C Preferred Stock

     The Series C Preferred Stock was issued simultaneously with the initial public offering to the majority shareholder of the Company in exchange for subordinated debt of $6,000,000 previously due the shareholder and $4,694,680 Series A Preferred Stock. $2,000,000 of the Series C Preferred Stock was subsequently redeemed.

     The Series C Preferred Stockholders are entitled to noncumulative dividends at a rate of 7.5%. Shares may not be redeemed if any shares of Exchangeable Redeemable Preferred Stock are outstanding.

  Exchangeable Redeemable Preferred Stock

     The Company has authorized 200,000 shares of Exchangeable Redeemable Preferred Stock, par value $100 per share. There were 50,000 outstanding shares at December 31, 1994, all of which were redeemed in 1995.

NOTE K -- STOCK OPTIONS

     The Company has two separate stock option plans at December 31, 1995:

     Old Stock Option Plan: The Company has a non-qualified Stock Option Plan that provided for the granting of options to officers and directors of the Company and its subsidiaries. A total of 99,831 shares of Common Stock have been reserved for the granting of options under this plan. In March 1993, options to purchase 99,831 shares of Common Stock at $5.26 per share were issued to certain officers and directors of the Company. Such options expire March 30, 2003, with earlier expiration in certain situations.

     1994 Incentive Stock Option Plan: The 1994 Incentive Stock Option Plan provides for the granting of options to officers and employees of the Company and its subsidiaries. A total of

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

350,000 shares of Common Stock have been reserved for granting of options under this plan. Awards under this plan may be made in the form of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock. The option exercise price shall be no less than the fair market value of a share of Common Stock on the date of grant. Generally, an option will not be exercisable less than one year after the date of grant and will become exercisable in equal installments on the first through fourth anniversaries of grant. Expiration of the options occur following termination of employment.

     During 1995, the Company granted options to certain directors, officers and employees allowing for the purchase of 105,000 shares of the Company's common stock. The options are exercisable at the fair market value of the Company's common stock on date of grant and expire upon termination of employment.

NOTE L -- CONTINGENCIES

     The Banks are defendants in various matters in litigation which have arisen in the normal course of conducting a commercial banking business. In the opinion of management the disposition of such pending litigation will not have a material effect on the Company's consolidated financial condition or results of operations.

NOTE M -- REGULATORY MATTERS

     On February 2, 1995 the Company received notification that the Memorandum of Understanding with the Federal Reserve Bank was terminated.

     The Company and the Banks are subject to various regulatory capital requirements administered by federal banking agencies. These capital requirements represent quantitative measures of the Company's and the Banks' assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting principles. The Company's and the Banks' capital classifications are also subject to qualitative judgements by the regulators about components, risk weighting, and other factors. Management believes that as of December 31, 1995, the Company and Banks exceeded the required capital requirements to which they are subject.

     The amount of dividends available for declaration by the Banks, without prior regulatory approval, is $8,484,270 at December 31, 1995.

NOTE N -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table provides summary information on the fair value of financial instruments and also references to the location in the financial statements where more detailed information can be obtained.

                                                  1995                            1994
                                      -----------------------------   -----------------------------
                                        CARRYING        ESTIMATED       CARRYING        ESTIMATED
                                        AMOUNT OF     FAIR VALUE OF     AMOUNT OF     FAIR VALUE OF
                                         ASSETS          ASSETS          ASSETS          ASSETS
                                      (LIABILITIES)   (LIABILITIES)   (LIABILITIES)   (LIABILITIES)
                                      -------------   -------------   -------------   -------------
    Cash and equivalents (Note A)...  $  71,762,978   $  71,762,978   $  37,121,213   $  37,121,213
    Investment securities (Note
      C)............................     97,304,262      97,491,459      95,975,035      93,505,705
    Performing loans (Note D).......    272,958,559     275,257,368     285,341,106     286,677,307
    Other real estate (Note D)......      3,077,621       3,625,000       4,596,831       5,820,000
    Deposits (Note G)...............   (420,931,862)   (421,162,850)   (407,577,187)   (407,260,913)

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE O -- MERGER WITH NORWEST CORPORATION

     On December 21, 1995, the Company and Norwest Corporation (Norwest) signed a definitive agreement pursuant to which the Company will merge with a subsidiary of Norwest.

     Under the terms of the Agreement, each share of the Company will be valued at $20 and will be exchanged for shares of common stock of Norwest. The Norwest stock will be valued at not less than $28.50 nor more than $36.50 per share, based on the average of closing prices on the New York Stock Exchange during the 10 trading days immediately prior to the meeting the Company's stockholders hold to vote on the Agreement. The Company has the right to terminate the transaction if the applicable value of the Norwest stock is less than $27.00 per share.

     The consummation of the Agreement is subject to the approval by the Company's stockholders and by certain federal and state regulatory authorities, and to certain other conditions. If successful, the Agreement is expected to be closed by May 31, 1996; however, there are no assurances the Agreement will be approved by all relevant parties. The Agreement may be terminated by mutual written consent of the companies or by either company if the merger is not consummated by August 31, 1996.

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE P -- CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

                            CONDENSED BALANCE SHEETS

                                     ASSETS

                                                                        DECEMBER 31,
                                                                 ---------------------------
                                                                    1995            1994
                                                                 -----------     -----------
Cash and due from banks........................................  $   344,170     $    21,328
Interest-bearing deposits......................................        6,434       1,443,959
Investment in subsidiaries:
  Kelly Field National Bank....................................   23,624,965      20,766,349
  Groos Bank, N.A..............................................   24,159,948      22,438,646
  Bancshares Life Insurance Company............................      616,977         527,017
                                                                 -----------     -----------
                                                                  48,401,890      43,732,012
Premises and equipment.........................................       42,166          19,518
Income taxes receivable........................................      520,067         542,700
Deferred income tax asset......................................                    1,016,047
Other assets...................................................    3,227,801       3,090,126
                                                                 -----------     -----------
                                                                 $52,542,528     $49,865,690
                                                                 ============    ============
                                        LIABILITIES
Deferred income tax liability..................................  $ 1,220,000     $
Other liabilities..............................................       59,559         256,968
                                                                 -----------     -----------
          Total Liabilities....................................    1,279,559         256,968
EXCHANGEABLE REDEEMABLE PREFERRED STOCK........................                    5,000,000
                                    STOCKHOLDERS' EQUITY
Preferred Stock................................................    8,707,492       8,721,242
Common Stock...................................................      372,451         372,399
Surplus........................................................   37,668,133      37,654,435
Retained earnings (deficit)....................................    4,202,045      (1,181,845)
Unrealized gains (losses) on securities........................      312,848        (957,509)
                                                                 -----------     -----------
          Total Stockholders' Equity...........................   51,262,969      44,608,722
                                                                 -----------     -----------
                                                                 $52,542,528     $49,865,690
                                                                 ============    ============

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

                        CONDENSED STATEMENTS OF EARNINGS

                                                             YEARS ENDED DECEMBER 31,
                                                     ----------------------------------------
                                                        1995           1994           1993
                                                     ----------     ----------     ----------
Income:
  Dividends from subsidiaries......................  $3,500,000     $              $2,500,000
  Equity in undistributed net earnings of
     subsidiaries..................................   3,185,342      7,323,465      4,460,204
  Other operating income...........................   1,110,780
  Interest income..................................      14,809         38,019          6,741
                                                     ----------     ----------     ----------
          TOTAL INCOME.............................   7,810,931      7,361,484      6,966,945
Expenses:
  Interest expense.................................      56,219      1,348,948      1,615,798
  Salaries and benefits............................   1,579,654        417,421         99,031
  Occupancy and equipment expenses.................     140,248        111,372        103,865
  Other operating expenses.........................     819,289        557,738        596,681
                                                     ----------     ----------     ----------
          TOTAL EXPENSES...........................   2,595,410      2,435,479      2,415,375
                                                     ----------     ----------     ----------
          EARNINGS (LOSS) BEFORE INCOME TAXES AND
            EXTRAORDINARY CREDIT...................   5,215,521      4,926,005      4,551,570
Income tax benefit.................................      42,543        107,700      1,976,600
Extraordinary credit, net of tax...................   1,155,000        676,330
                                                     ----------     ----------     ----------
          NET EARNINGS.............................  $6,413,064     $5,710,035     $6,528,170
                                                     ==========     ==========     ==========

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           YEARS ENDED DECEMBER 31,
                                                 --------------------------------------------
                                                    1995             1994            1993
                                                 -----------     ------------     -----------
OPERATING ACTIVITIES
  Net earnings...............................    $ 6,413,064     $  5,710,035     $ 6,528,170
  Adjustments to reconcile net earnings to
     net cash provided by operating
     activities:
     Depreciation............................        111,493          111,372         103,865
     Amortization............................         11,100           11,100          11,100
     Deferred income taxes...................      1,641,047        1,580,083        (330,000)
     Equity in undistributed net earnings of
       subsidiaries..........................     (3,185,342)      (7,323,465)     (4,460,204)
     Extraordinary credit, net of tax........     (1,155,000)        (676,330)
     Changes in operating assets and
       liabilities:
       Accrued interest payable..............                      (1,620,050)        974,248
       Other, net............................       (448,683)         634,472        (724,322)
                                                 -----------     ------------     -----------
  Net Cash Provided (Used) By Operating
     Activities..............................      3,387,679       (1,572,783)      2,102,857
INVESTING ACTIVITIES
  Investments in subsidiaries................                                      (1,000,000)
  Purchases of equipment.....................        (48,292)         (27,025)
                                                 -----------     ------------     -----------
  Net Cash (Used) By Investing Activities....        (48,292)         (27,025)     (1,000,000)
FINANCING ACTIVITIES
  Borrowings on notes payable................      2,250,000
  Payments on notes payable..................     (2,250,000)     (16,100,000)
  Net proceeds from initial public offering
     of stock................................                      17,502,144
  Other issuances of stock...................                                          26,452
  Redemption of preferred stock..............     (3,250,000)
  Dividends paid.............................     (1,204,070)
                                                 -----------     ------------     -----------
  Net Cash Provided (Used) By Financing
     Activities..............................     (4,454,070)       1,402,144          26,452
                                                 -----------     ------------     -----------
  Increase (Decrease) In Cash................     (1,114,683)        (197,664)      1,129,309
Cash at beginning of year....................      1,465,287        1,662,951         533,642
                                                 -----------     ------------     -----------
CASH AT END OF YEAR..........................    $   350,604     $  1,465,287     $ 1,662,951
                                                 ===========     ============     ===========

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE Q -- SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following quarterly information is unaudited. However, in the opinion of management, the information fairly presents the financial condition and results of operations for such periods.

              CONSOLIDATED EARNINGS AND EARNINGS PER COMMON SHARE
                                  (UNAUDITED)

                                                                        1995
                                                       ---------------------------------------
                                                        1ST        2ND        3RD        4TH
                                                       ------     ------     ------     ------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                        DATA)
Interest income......................................  $7,746     $8,063     $8,256     $8,393
Interest expense.....................................   2,579      2,822      2,995      3,020
                                                       ------     ------     ------     ------
          Net interest income........................   5,167      5,241      5,261      5,373
Provision for losses.................................     150        265        405        310
Noninterest income...................................   1,921      1,810      1,888      2,005
Noninterest expense..................................   5,049      5,112      4,555      5,035
                                                       ------     ------     ------     ------
          Net earnings before income tax and
            extraordinary credit.....................   1,889      1,674      2,189      2,033
Income tax expense...................................     528        576        737        686
Extraordinary credit, net of tax.....................   1,155
                                                       ------     ------     ------     ------
          Net earnings...............................  $2,516     $1,098     $1,452     $1,347
                                                       ======     ======     ======     ======
Earnings Per Common Share
Before extraordinary credit..........................  $ 0.32     $ 0.25     $ 0.33     $ 0.31
Extraordinary credit.................................    0.30
                                                       ------     ------     ------     ------
          Earnings per share.........................  $ 0.62     $ 0.25     $ 0.33     $ 0.31
                                                       ======     ======     ======     ======

                                                                        1994
                                                       ---------------------------------------
                                                        1ST        2ND        3RD        4TH
                                                       ------     ------     ------     ------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                        DATA)
Interest income......................................  $7,197     $7,377     $7,577     $7,831
Interest expense.....................................   2,503      2,585      2,718      2,395
                                                       ------     ------     ------     ------
          Net interest income........................   4,694      4,792      4,859      5,436
Provision for losses.................................     230        180        150        175
Noninterest income...................................   2,107      1,671      1,784      1,699
Noninterest expense..................................   5,287      4,990      4,965      5,277
                                                       ------     ------     ------     ------
          Net earnings before income tax and
            extraordinary credit.....................   1,284      1,293      1,528      1,683
Income tax expense (benefit).........................     228        (29)         3        552
Extraordinary credit, net of tax.....................      --         --         --        676
                                                       ------     ------     ------     ------
          Net earnings...............................  $1,056     $1,322     $1,525     $1,807
                                                       ======     ======     ======     ======
Earnings Per Common Share
Before extraordinary credit..........................  $ 0.53     $ 0.63     $ 0.74     $ 0.25
Extraordinary credit.................................      --         --         --        .18
                                                       ------     ------     ------     ------
          Earnings per share.........................  $ 0.53     $ 0.63     $ 0.74     $ 0.43
                                                       ======     ======     ======     ======

                 BENSON FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED BALANCE SHEETS -- SELECTED AVERAGES
                                  (UNAUDITED)

                                                                     1995
                                                 --------------------------------------------
                                                   1ST         2ND         3RD         4TH
                                                 --------    --------    --------    --------
                                                            (DOLLARS IN THOUSANDS)
Total assets...................................  $458,919    $461,257    $470,465    $470,887
Loans, net.....................................   282,343     278,159     274,461     271,553
Deposits.......................................   309,209     311,173     319,302     319,576
Stockholders' equity...........................    46,028      48,218      49,496      50,754

                                                                     1994
                                                 --------------------------------------------
                                                   1ST         2ND         3RD         4TH
                                                 --------    --------    --------    --------
                                                            (DOLLARS IN THOUSANDS)
Total assets...................................  $462,713    $463,062    $467,330    $467,498
Loans, net.....................................   257,684     259,327     272,869     281,933
Deposits.......................................   411,839     412,401     415,763     412,473
Stockholders' equity...........................    19,778      19,803      20,945      44,045

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 21st day of December, 1995, as amended, by and between BENSON FINANCIAL CORPORATION ("BENSON"), a Texas corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Benson (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Benson of the par value of $.10 per share ("Benson Common Stock") and Series C Preferred Stock, $100 par value per share ("Series C Preferred Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1 2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1. BASIC PLAN OF REORGANIZATION

     (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Benson pursuant to the Merger Agreement, with Benson as the surviving corporation, in which merger:

          (i) each share of Benson Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised and other than shares of Common Stock held in Benson's treasury) will be converted into and exchanged for the number of fully paid and nonassessable shares of Norwest Common Stock determined by dividing $20 by the Norwest Measurement Price (defined below) (the "Exchange Ratio");

          (ii) each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares of Series C Preferred Stock held in Benson's treasury), will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the "Redemption Price Per Share" by the Norwest Measurement Price. For purposes of the foregoing, the Redemption Price Per Share shall equal the par value per share plus accrued but unpaid dividends per share to the Effective Time of the Merger;

          (iii) the shares of Benson Common Stock subject to each unexercised 1994 Option (as defined in paragraph 4(p)) of the Agreement) having an exercise price that is less than the "Fair Market Value" (as defined below) per share of Benson Common Stock and whose holder shall have entered into an agreement with Benson pursuant to paragraph 4(p) hereof (the "Option Shares"), shall be converted into and exchanged for that number of fully paid and nonassessable shares of Norwest Common Stock determined as follows: (A) by dividing (1) the aggregate Fair Market Value of the Option Shares less the aggregate exercise price thereof by (2) the Fair Market Value of one share of Benson Common Stock and then (B) multiplying the number obtained as the result of such division by the Exchange Ratio; and

          (iv) all shares of Benson Common Stock owned by Benson or any subsidiary thereof, or by Norwest, or Merger Co. shall be canceled. Each share of Merger Co. common stock shall be converted into and exchanged by virtue of the Merger into shares of the surviving corporation.

     For purposes of the above, the term "Fair Market Value" with respect to Benson Common Stock shall mean $20. The "Norwest Average Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 10 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement and on which the vote referred to therein is taken. The "Norwest Measurement Price" means (i) the Norwest Average Price if such average is greater than $28.50 and less than $36.50, (ii) $28.50 if such average is equal to or less than $28.50, or (iii) $36.50 if such average is equal to or greater than $36.50.

     (b) At the Effective Time, each option granted by Benson to purchase shares of Benson Common Stock under Benson's 1992 Nonqualified Stock Option Plan ("1992 Plan") which is outstanding and unexercised immediately prior to thereto ("1992 Stock Options") shall be converted automatically into an option to purchase shares of Norwest Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the 1992 Plan and related original option agreement between Benson and a 1992 Stock Option holder, if granted thereunder);

          (i) The number of shares of Norwest Common stock to be subject to the new option shall be equal to the product of the number of shares of Benson Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of Norwest Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (ii) The exercise price per share of Norwest Common Stock under the new option shall be equal to the exercise price per share of Benson Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

     The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 22 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The shares of Norwest Common Stock which will be issued pursuant to this Agreement pursuant to a conversion of a share of Benson Common Stock with forfeiture restrictions under the 1992 Plan immediately prior to the Effective Time shall be subject to such restrictions and the terms of such plan and any related agreements as if such shares of Norwest Common Stock had remained shares of Benson Stock.

     (c) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then (i) the number of shares of Norwest Common Stock into which a share of Benson Common Stock or Series C Preferred Stock shall be converted pursuant to subparagraph
(a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Benson Common Stock or Series C Preferred Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Benson Common Stock or Series C Preferred Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger; and (ii) if a Norwest Common Stock Adjustment occurs between the date hereof and any date that the closing price of a share of Norwest Common Stock is used for purpose of this Agreement or the Merger Agreement, the closing price of a share of Norwest Common Stock for such purposes shall be the sum of the closing prices on the date of each such determination of the number of shares of Norwest Common Stock and/or securities, if any, (in each case as reported on the consolidated tape of the New York Stock Exchange on such date) issued with respect to one share of Norwest Common Stock as a result of the Norwest Common Stock Adjustment.

     (d) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Average Price.

     (e) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Texas within one (1) business day following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods and, subject to the terms and conditions of this Agreement, to use their reasonable best efforts to cause the Merger to be effective by May 31, 1996. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Minneapolis, Minnesota time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Benson pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF BENSON. Benson represents and warrants to Norwest as follows:

     (a) Organization and Authority. Benson is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Benson and the Benson Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Benson is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Benson has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

     (b) Benson's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Benson's subsidiaries as of the date hereof (individually a "Benson Subsidiary" and collectively the "Benson Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Benson. No equity security of any Benson Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Benson Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. sec. 55 (1982) and the Texas Business Corporation Act, all of such shares so owned by Benson are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Benson Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), Benson does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of Benson consists of 20,000,000 shares of Benson Common Stock, $.10 par value, of which as of the close of business on September 30, 1995, 3,724,406 shares were outstanding and no shares were held in the treasury, 18,275 shares of Convertible Participating Preferred Stock, $2.50 par value, of which as of the close of business on September 30, 1995, 6,125 shares were outstanding and no shares were held in the treasury ("Participating Preferred Stock"), 150,000 shares of Series C Preferred Stock of which 86,946.80 shares were outstanding and no shares were held in the treasury, 50,000 shares of TCB Exchangeable Preferred Stock, $100 par value, of which no shares were outstanding or held in the treasury, 1,000,000 shares of Series A Preferred Stock, $10.00 par value, of which no shares were outstanding or held in the treasury and 5,781,725 shares of preferred stock, $.10 par value undesignated as to series, of which no shares were outstanding or held in the treasury. The maximum number of shares of Benson Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Benson Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, were exercised is 3,929,820. All of the outstanding shares of capital stock of Benson have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Benson or any Benson Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Benson or any Benson Subsidiary. Since September 30, 1995, except as permitted or contemplated by this Agreement, no shares of Benson capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Benson or any Benson Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Benson.

     There are no cumulated and unpaid dividends with respect to the Participating Preferred Stock or Series C Preferred Stock. The Conversion Price is as defined in the "Restatement of Designated Rights and Preferences of Preferred Stock, Par Value $2.50" filed on September 26, 1990 at the Office of the Secretary of State of Texas. Except as stated on Schedule 2(c), there have been no adjustments to the Conversion Price for each share of Participating Preferred Stock.

     (d) Authorization. Benson has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Benson and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Benson. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Benson as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Benson enforceable against Benson in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Benson of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Benson with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Benson or any Benson Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Benson or any Benson Subsidiary is a party or by which it may be bound, or to which

Benson or any Benson Subsidiary or any of the properties or assets of Benson or any Benson Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Benson, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Benson or any Benson Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Benson of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) Benson Financial Statements. The consolidated balance sheets of Benson and Benson's Subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of earnings, shareholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by Grant Thornton LLP and included in Benson's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Benson 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated statements of financial condition of Benson and Benson's Subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of earnings, shareholders' equity and cash flows for the 9 months then ended included in Benson's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995 as filed with the SEC (collectively, the "Benson Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Benson and Benson's Subsidiaries at the dates and the consolidated results of operations and cash flows of Benson and Benson's Subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1990, Benson and each Benson Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Benson Reports". As of their respective dates, the Benson Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Benson Reports have been made available to Norwest by Benson.

     (g) Properties and Leases. Except as may be reflected in the Benson Financial Statements and except for any lien for current taxes not yet delinquent, Benson and each Benson Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Benson's consolidated balance sheet as of September 30, 1995 included in Benson's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Benson or any Benson Subsidiary pursuant to which Benson or such Benson Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Benson or such Benson Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Benson's and each Benson Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Benson and the Benson Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Benson and the Benson Subsidiaries for the fiscal year ended December 31, 1991, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on
Schedule 2(h), (i) neither Benson nor any Benson Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Benson or any Benson Subsidiary which has not been settled, resolved and fully satisfied. Each of Benson and the Benson Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1995, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Benson and the Benson Subsidiaries with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since December 31, 1994 there has been no change in the business, financial condition or results of operations of Benson or any Benson Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Benson and the Benson Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Benson nor any Benson Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Benson or such Benson Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii) any labor contract or agreement with any labor union;

          (iv) any contract containing covenants which limit the ability of Benson or any Benson Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Benson or any Benson Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease with annual rental payments aggregating $25,000 or more; or

          (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

          (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k) Litigation and Other Proceedings. Benson has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Benson with respect to loss contingencies as of December 31, 1994 in connection with the Benson financial statements included in the Benson 10-K, and (ii) a written list of legal and regulatory proceedings filed against Benson or any Benson Subsidiary since said date. Neither Benson nor any Benson Subsidiary is a party to any pending or, to the best knowledge of Benson, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Benson and the Benson Subsidiaries taken as a whole.

     (l) Insurance. Except as set forth on Schedule 2(l), Benson and each Benson Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Benson has owned such Benson Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Benson and each Benson Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Benson or such Benson Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Benson, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Benson and each Benson Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Benson nor any Benson Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Benson or any Benson Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Benson and the Benson Subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Benson or any Benson Subsidiary is pending or, to the best knowledge of Benson, threatened. Neither Benson nor any Benson Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Benson or such Benson Subsidiary. Employees of Benson and the Benson Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Benson no officer or director of Benson or any Benson Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Benson or any Benson Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Benson or any Benson Subsidiary to any present officer, director, employee or any affiliate or related interest of any such person and any loan to such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to a Benson Subsidiary's Board of Directors.

     (p) Benson Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Benson or any Benson Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), or with respect to which any material liability under ERISA otherwise exists or may be incurred by Benson or any Benson Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Benson or the Benson subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Benson knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Benson, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) with respect thereto, or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Benson, such Plan or trust, or any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said sections which would result in material liability to Benson and the Benson Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Benson or any Benson Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) Proxy Statement, etc. None of the information regarding Benson and the Benson Subsidiaries supplied or to be supplied by Benson for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Benson Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Benson's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Benson and the Benson Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Benson nor any Benson Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

     (s) Brokers and Finders. Except for Hoefer & Arnett, neither Benson nor any Benson Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Benson or any Benson Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t) Administration of Trust Accounts. Benson and each Benson Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Benson and the Benson Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Benson, any Benson Subsidiary, nor any director, officer or employee of Benson or any Benson Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Benson and the Benson Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u) No Defaults. Neither Benson nor any Benson Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Benson and the Benson Subsidiaries, taken as a whole. To the best of Benson's knowledge, all parties with whom Benson or any Benson Subsidiary has material leases, agreements or contracts or who owe to Benson or any Benson Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Benson Subsidiaries are in compliance therewith in all material respects.

     (v) Environmental Liability. Except with respect to the property described on Schedule 2(v), there is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Benson or any Benson Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Benson's knowledge, threatened against Benson or any Benson Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Benson and Benson's Subsidiaries taken as a whole; to the best of Benson's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Benson's knowledge neither Benson nor any Benson Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Benson has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property. No act or omission has occurred while Groos Bank National Association ("Groos Bank") owned the property described on Schedule 2(v) which would cause liability to attach to Groos Bank or Benson, or their successors or assigns, for investigation or remediation of any hazardous substance.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Benson as follows:

     (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest has furnished to Benson true and correct copies of its Certificate of Incorporation and By-laws, as amended, as of the date hereof. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of September 30, 1995, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. sec. 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1995, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value and 980,000 shares of Cumulative Tracking Preferred Stock, 13,311 shares of ESOP Cumulative Preferred Stock at $1,000 stated value and 33,732 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value were outstanding; (ii) 4,000,000 shares of Preferred Stock, without par value, of which on the close of business on September 30, 1995, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on September 30, 1995, 337,931,133 shares were outstanding and 4,768,328 shares were held in the treasury.

     (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by KPMG Peat Marwick, LLP and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1995 and the related unaudited consolidated statements of income and cash flows for the 9 months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1995, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1990, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of September 30, 1995 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest

Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i) Absence of Certain Changes. Since December 31, 1994, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and the Norwest Subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of September 30, 1995 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o) Norwest Benefit Plans.

          (i) As of December 15, 1995, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) or with respect to which any material liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, "DEFRA" and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as disclosed on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) with respect thereto, or violated any of the fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said sections which would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest or any of the Norwest Subsidiaries under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t) Administration of Trust Accounts. Norwest and each Norwest Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Norwest and the Norwest Subsidiaries taken as a whole on all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor. Neither Norwest, any Norwest Subsidiary, nor any director, officer, or employee of Norwest or any Norwest Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Norwest and the Norwest Subsidiaries taken as a whole.

     (u) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business and to enter into and perform its obligations under the Merger Agreement and the execution and delivery by Merger Co. of the Merger Agreement shall have been duly authorized by the Board of Directors and sole shareholder of Merger Co.

     4. COVENANTS OF BENSON. Benson covenants and agrees with Norwest as follows:

     (a) Maintain Corporate Existence; Conduct Business in Ordinary Course; Limitations on Loans; Compliance With Laws; Examination of Books and Records, Etc. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Benson, and each Benson Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent shall be deemed to have been given as to any loan approval request to which Norwest had made no response by the later of 72 hours or at the end of the third business day following receipt by Norwest of a request to consent), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $1,000,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Benson and each Benson Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Benson and the Benson Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business and upon reasonable notice to Benson. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Benson herein expressed.

     (b) No Amendment of Articles or Bylaws; No Stock or Debt Issuance; Limitations on Liens, Contracts, Investments, Plan Amendments and Investments, Dividends, Redemptions and Compensation; No Sale of Stock; Limitation on Sales of Assets. Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Benson and each Benson subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that Benson may issue shares of Benson Common Stock upon the exercise of outstanding stock options described in Schedule 4(b); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof or as otherwise provided in this paragraph 4(b); declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a Benson Subsidiary's Board of Directors in accordance with applicable law and regulation and except for semi annual dividends on the Series C Preferred Stock in an amount equal to 7.5% per annum consistent with past practices, provided, further, that if the Effective Date of the Merger is after the record date for Norwest's regular third quarter Norwest Common Stock dividend ("Norwest Record Date"), Benson may declare and pay a cash dividend on Benson Common Stock, payable immediately prior to the Closing Date, in an amount not to exceed the dividend shareholders of Benson would have received on Norwest Common Stock issued in connection with the Merger if the Effective Date of the Merger had occurred immediately prior to the Norwest Record Date; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Benson, except that, prior to the Effective Time of the Merger, Benson shall redeem all of the Participating Preferred Stock and may redeem up to 100% of the Series C Preferred Stock in accordance with the terms thereof; increase the compensation of any officers, directors or executive employees, except increases granted pursuant to existing compensation plans and practices and any year-end bonuses awarded in conformity with existing bonus award programs, plans and practices; sell or otherwise dispose of any shares of the capital stock of any Benson Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business. With respect to the Benson Financial Corporation Employee Stock Ownership Plan ("ESOP") and the Benson Financial Corporation Profit Sharing & 401(k) Plan ("401(k) Plan") as currently in effect, Benson may make contributions for 1995 and 1996 as follows: (1) $200,000 to the ESOP as of December 31, 1995, to be allocated to eligible ESOP participants in accordance with the terms of the ESOP; and (2) matching contributions under the 401(k) Plan equal to 50% of the first $2,000 in employee salary deferrals made by a participant to the 401(k) Plan in 1995 and pro rated through the Effective Date of the Merger in 1996, in accordance with the terms of the 401(k) Plan.

     (c) Shareholder Meetings. The Board of Directors of Benson will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Benson will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Texas Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Registration Statement. Benson will furnish or cause to be furnished to Norwest all the information concerning Benson and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Grant Thornton LLP to use such opinion in such Registration Statement.

     (e) Approvals. Benson will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Benson to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Opinions and Certificates. Benson will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Confidentiality. Benson will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Benson and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Benson's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Benson, in the public domain, or later acquired by Benson from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Exclusivity. Neither Benson, nor any Benson Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Benson or any Benson Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Benson or any Benson Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Benson or any Benson Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Benson or any Benson Subsidiary concerning any of the foregoing, Benson or such Benson Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Press Release. Benson shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Plans. Benson and each Benson Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, (A) all welfare benefit plans to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans under comparable Norwest plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and (B) all qualified retirement plans and non-qualified benefit plans and compensation arrangements as of the Effective Time, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger. With respect to the Benson ESOP, the Benson 401(k) Plan and the Benson Financial Corporation 1992 Stock Option Plans ("1992 Stock Option Plan"), as of the Effective Date of the Merger, Benson with full cooperation of Norwest shall take all action necessary and appropriate (a) to permit the trustees of the Benson ESOP and the Benson 401(k) Plan to substitute the equivalent Norwest Common Stock for Benson securities held by each such plan, and (b) to take all action necessary and appropriate to facilitate the substitution by Norwest of Norwest options on Norwest Common Stock for Benson options issued under the 1992 Stock Option Plan.

     (k) Pooling of Interests. Neither Benson nor any Benson Subsidiary shall take any action which with respect to Benson would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (l) Affiliate Letters. Benson shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Benson who may reasonably be deemed an "affiliate" of Benson within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Additional Accruals and Reserves. Benson shall establish such additional accruals and reserves as may be necessary to conform Benson's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Benson's business following the Merger and to provide for the costs and expenses relating to the consummation by Benson of the Merger and the other transactions contemplated by this Agreement.

     (n) Environment, Etc. Benson shall obtain, at its sole expense (unless otherwise agreed to by Norwest and Benson), Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four
(4) weeks and written reports shall be delivered to Norwest no later than eight
(8) weeks from the date of this Agreement. Benson shall obtain, at its sole expense (unless otherwise agreed to by Norwest and Benson), Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Benson shall obtain, at its sole expense (unless otherwise agreed to by Norwest and Benson), a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within four weeks of execution of the definitive agreement.

     (o) Title Insurance, Etc. Benson shall obtain, at its sole expense (unless otherwise agreed to by Norwest and Benson), commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

     (p) Option Plans. Benson shall take all action necessary to terminate its 1994 Stock Option Plan (the "1994 Option Plan") and to provide for the acceleration of the vesting rights of the options ("1994 Options") issued under the 1994 Option Plan to permit such 1994 Options to be immediately exercisable as provided in the 1994 Option Plan and to provide for the cancellation of any unexercised 1994 Options prior to the Effective Time of the Merger and shall obtain the written consent or acknowledgment of the holders of such 1994 Options to such termination in exchange for the exchange of such Options for shares of Norwest Common Stock as set forth in paragraph 1(a)(iv).

     (q) Employment Agreement. Benson shall use its best efforts to negotiate the employment agreement between Benson and R. Tom Roddy described on Schedule 4(q) ("Employment Agreement") to include the following provisions:

          (i) "Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment") would impose an excise tax liability on the Employee pursuant to Sections 1 and 4999 of the Code and its regulations, or any interest or penalties would be incurred by the Employee, then the cash payments due to the Employee from Employer pursuant to this Agreement shall be reduced to an amount such that no excise tax liability will be due pursuant to Section 1 and 4999 of the Code. All determinations to be required under this
     Section including whether an excise tax liability would exist upon payment and the necessary reduction in the cash payment to the Employee to avoid any such liability shall be made by Arthur Andersen & Co. or another "big six" accounting firm selected by the Employee within 5 days after the date of determination ("Accounting Firm") which shall provide detailed supporting calculations both to Employer and to the Employee within fifteen
     (15) business days of the date of determination, if applicable, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer."

          (ii) "In view of the importance of Employee to Employer during and after closing of the acquisition of Employer by Norwest Corporation and to facilitate the transition in connection therewith, unless Employee is terminated pursuant to Section 5 hereof, Employee shall be entitled to a bonus of $25,000 in the event Employee is employed by Employer until December 31, 1996."

     (r) Certain Property. Benson shall cause the property located at 7218 South W.W. White Road, Bexar County, Texas, known as the Old Southeast Landfill, also known as the Riley Landfill, and legally described on attached Schedule 2(v), (the "Property") to be completely conveyed and transferred by Groos Bank in compliance with the following:

          (i) The transferee/grantee shall not be affiliated with Groos Bank and/or Benson. The terms "affiliated" for purposes of this subsection shall mean any person or entity controlled by or under common control with Groos Bank or Benson.

          (ii) The transferee/grantee must give adequate consideration for the Property. The term "adequate consideration" for purposes of this subsection shall mean at least 70% of the current appraised market value of the Property as determined by a licensed M.A.I. appraiser.

          (iii) The transferee/grantee must be adequately capitalized with a minimum current net worth of at least $200,000, exclusive of the Property.

          (iv) The transferee/grantee must indemnify and hold Gross Bank, its successors and assigns, harmless from any claims, costs, damages or expenses arising from or related to the Property including, but not limited to, any investigation or remediation costs associated with any hazardous on, in or emanating from the Property. "Hazardous substance" as used herein shall mean any hazardous or toxic waste, chemicals or other substances, the generation or possession of which are governed by local, state and/or federal environmental laws, ordinances, decrees, regulations or statutes.

          (v) No act or omission will have occurred while Groos Bank owned the Property which would cause liability to attach to Groos Bank or Benson or, their successors or assigns, for investigation or remediation of any hazardous substance.

     (s) Registration Rights. Benson shall take all action necessary to terminate any registration or similar rights with respect to the Series C Preferred Stock.

     (t) Norwest Options. Benson shall take all action necessary and appropriate to facilitate the substitution by Norwest of options for Norwest Common Stock for options for Benson Common Stock issued under the 1992 Stock Option Plan.

     (u) Participating Preferred Stock. Benson shall redeem all of the Participating Preferred Stock prior to the mailing of the notice of shareholders' meeting referred to in paragraph 4(c) hereof.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Benson as follows:

     (a) Maintain Corporate Existence. From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Proxy Statement. Norwest will furnish to Benson all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Benson, or in any statement or application made by Benson to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) Registration Statement. As promptly as practicable after approval of the Merger by the Federal Reserve Board, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Benson pursuant to the

Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Benson shareholders, at the time of the Benson shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Benson or any Benson subsidiary for use in the Registration Statement or the Prospectus.

     (d) Stock Exchange Listings. Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) Shares to be Issued. The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Benson pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Benson pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Blue Sky. Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Corporate and Other Approvals. Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Benson to obtain all such approvals and consents required by Benson.

     (h) Confidentiality. Norwest will hold in confidence all documents and information concerning Benson and Benson's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Benson (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Benson.

     (i) Filing of Documents. Norwest will file any documents or agreements required to be filed in connection with the Merger under the Texas Business Corporation Act.

     (j) Opinions and Certificates. Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Press Release. Norwest shall consult with Benson as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Notice of Approvals. Norwest shall give Benson notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) Examination of Books and Records. For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Benson and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Benson or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (n) D & O Coverage. For a period of three years after the Effective Time of the Merger, Norwest shall use all reasonable efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Benson (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(n), any amount in excess of 150% of the amount of the annual payments paid as of the date hereof by Benson (the "Maximum Amount") and provided further that, prior to the Effective Time, Benson shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to the Maximum Amount.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF BENSON. The obligation of Benson to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
Benson:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) Benson shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Benson required for approval of a plan of merger in accordance with the provisions of Benson's Articles of Incorporation and the Texas Business Corporation Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Benson pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Benson shall have received an opinion, dated the Closing Date, of counsel to Benson, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Benson Common Stock and Series C Preferred Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Benson will be the same as the basis of Benson Common Stock and Series C Preferred Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Benson will include the holding period of the Benson Common Stock and Series C Preferred Stock, provided such shares were held as a capital asset as of the Effective Time of the Merger.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Prior to the mailing of the Proxy Statement for the meeting referred to in paragraph 4(c), Benson and the Board of Directors of Benson shall have received an opinion of its financial advisor addressed to Benson and the Board of Directors of Benson, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as Benson deems appropriate or necessary, to the effect that the consideration to be received by stockholder of Benson pursuant to the Merger is fair from a financial point of view. Benson shall promptly provide a copy of such opinion to Norwest upon receipt.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Benson and the Benson Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Benson shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Benson required for Appraisal of a plan of merger in accordance with the provisions of Benson's Articles of Incorporation and the Texas Business Corporation Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Benson, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Benson or any Benson Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Benson and each Benson Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Benson's or such subsidiary's business required for the consummation of the Merger, and Benson and each Benson Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) The Merger shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from Grant Thornton LLP an opinion to the effect that the activities of Benson would not preclude the Merger from being accounted for as a pooling of interests.

     (i) At any time since the date hereof the total number of shares of Benson Common Stock outstanding and Series C Preferred Stock and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Benson Common Stock) of all warrants, options, conversion rights (including equity securities convertible into Benson Common Stock), phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 3,929,820 in the case of Benson Common Stock and 86,946.80 of Series C Preferred Stock.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Benson a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Benson included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Benson;

          (ii) the amounts reported in the interim quarterly financial statements of Benson agree with the general ledger of Benson;

          (iii) the annual and quarterly financial statements of Benson and the Benson Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from September 30, 1995 (or, if later, since the date of the most recent unaudited consolidated financial statements of Benson and the Benson Subsidiaries as may be included in the Registration Statement) to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Benson and the Benson Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Benson and the Benson Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Benson and the Benson Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Benson and the Benson Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Benson included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Benson and the Benson Subsidiaries considered as a whole shall not have sustained since December 31, 1994 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Benson or any Benson Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Benson and its subsidiaries taken as a whole.

     (n) Since September 30, 1995, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Benson and the Benson Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (o) Benson shall have terminated the 1994 Option Plan and all outstanding 1994 Options shall have been exercised or converted as required in paragraph 4(p).

     (p) The amount owing on the loans identified on Schedule 7(p) shall have been paid in full or shall have been sold or transferred for fair market value as determined by an independent loan appraisal.

     (q) The Employment Agreement shall have been amended as provided in paragraph 4(q).

     (r) Benson shall have taken the actions required by paragraph 4(r).

     (s) Benson shall have taken the actions required by paragraph 4(s).

     (t) Benson shall have taken the actions required by paragraph 4(t).

     (u) Benson shall have taken the actions required by paragraph 4(u).

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Benson or any Benson Subsidiary as of the Effective Date of the Merger ("Benson Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Benson employee (and to the extent any employee welfare plan of Norwest covers dependents, the eligible dependents of such Benson employees) shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (with full credit for years of past service to Benson and the Benson Subsidiaries, to the extent credited under the respective employee welfare benefit plans of Benson and the Benson Subsidiaries, but not subject to any pre-existing conditions or exclusions except for the Norwest Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger; provided, however, that until the effective date of coverage for Benson Employees under the Norwest employee welfare benefit plans listed below, the employee welfare benefit plans of Benson, as in effect prior to the Effective Date of the Merger, shall be maintained for the benefit of Benson Employees on the terms and conditions previously in effect, including with respect to employer contributions, to ensure that no gap in coverage occurs:

        Medical Plan
        Dental Plan
        Vision Plan
        Short Term Disability Plan
        Long Term Disability Plan
        Long Term Care Plan
        Flexible Benefits Plan
        Basic Group Life Insurance Plan
        Group Universal Life Insurance Plan
        Dependent Group Life Insurance Plan
        Business Travel Accident Insurance Plan
        Accidental Death and Dismemberment Plan
        Severance Pay Plan
        Vacation Program

     For the purpose of determining each Benson Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by a Benson Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Norwest shall credit each Benson Employee for the year during which coverage under any Norwest Medical or Dental "indemnity" Plan begins, with any deductibles (but not office co-pays) previously incurred during calendar year 1996 under a Benson indemnity medical or dental plan. After the Effective Date of the Merger, Benson Employees will be subject to Norwest's Vacation Program in accordance with the terms of that Program, with full credit for years of past service to Benson and the Benson Subsidiaries. For purposes of the Short Term Disability Plan and Severance Policy, Benson Employees will receive full credit for years of past service with Benson and the Benson Subsidiaries. A Benson Employee who is not a participant in a Benson employee welfare plan at the time such plan is terminated or ceases to exist shall be subject to the eligibility (crediting service with Benson as service with Norwest) requirements of the applicable Norwest employee welfare plan. Benson Employees shall not be entitled to past service credit with regard to retiree medical benefits.

     (b) Employee Retirement Benefit Plans. Each Benson Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Benson and the Benson Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

     Each Benson Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9. TERMINATION OF AGREEMENT.

     (a) This Agreement may be terminated at any time prior to the Time of
Filing:

          (i) by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by August 31, 1996 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by Benson or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iv) by Benson, within one business day after the meeting of shareholders referred to in paragraph 4(c) if the Norwest Average Price is less than $27.00.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Benson and Benson Subsidiaries shall be borne by Benson, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

        If to Norwest:

             Norwest Corporation
             Sixth and Marquette
             Minneapolis, Minnesota 55479-1026
             Attention: Secretary

        If to Benson:

             Benson Financial Corporation
             40 N.E. Loop 410
             San Antonio, TX 78216
             Attention: R. Tom Roddy

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Benson shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORWEST CORPORATION                           BENSON FINANCIAL CORPORATION

By: s/s  JOHN E. GANOE                        By: s/s  R. TOM RODDY
    -------------------------                     ----------------------------
    John E. Ganoe                                 R. Tom Roddy
    Its: Executive Vice President                 Its: President

                                   APPENDIX B

                    OPINION OF HOEFER & ARNETT INCORPORATED

            , 1996

Members of the Board of Directors
Benson Financial Corporation
40 N.E. Loop 410
San Antonio, TX 78216

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Benson Financial Corporation ("Benson") of the consideration to be received by such common shareholders pursuant to the Agreement and Plan of Reorganization, dated December 21, 1995 between Benson and Norwest Corporation ("Norwest") as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, a wholly-owned subsidiary of Norwest will merge with and into Benson and Benson will become a wholly-owned subsidiary of Norwest, and each holder of Benson common shares will receive Norwest common shares based on the Exchange Ratio (as defined in the Merger Agreement).

     We have acted for Benson and for its Board of Directors as financial advisor in connection with this transaction and will receive a fee for our services. We have previously provided investment banking and financial advisory services to Benson. On October 3, 1994 we completed an initial public offering of securities for Benson and we currently are a market maker in Benson common shares.

     In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement (ii) Annual Reports to Shareholders of Benson and Norwest for the years ended December 31, 1993 and 1994 and an annual report on Form 10-K for Norwest for the year ended December 31, 1994; (iii) Quarterly Reports on Form 10-Q of Norwest and Benson for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (iv) certain other publicly available financial and other information concerning Benson and Norwest and the trading markets for the publicly traded securities of Benson and Norwest; (v) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believe relevant to our inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of Benson or a committee thereof in connection with this business combination with Norwest. We have held discussions with senior management of Benson and of Norwest concerning their past and current operations, financial condition and prospects.

     We have reviewed with senior management of Benson earnings projections for 1996 through 2000 for Benson as a stand-alone entity, assuming the Merger does not occur, prepared by Hoefer & Arnett. We reviewed earnings projections prepared by several independent research analysts of major wall street investment firms through the year 1997 for Norwest as a stand-alone entity, assuming the Merger does not occur. Certain pro forma financial projections for the years 1996 through 2000 for the combined entity were derived by us based partially upon the projections discussed above, as well as our own assessment of general economic, market and financial conditions.

     In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Benson as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts, projections and projected operating cost savings reflect the best currently available estimates and judgments of the applicable managements. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowances for loan losses for Benson and Norwest are adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Benson or Norwest, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the Merger will have the tax, accounting and legal effects (including, without limitation, that the Merger will be accounted for as a pooling-of-interests) described in the Merger Agreement and assumed the accuracy of the disclosures set forth in the Merger Agreement. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Benson common shares of the consideration pursuant to the Merger Agreement and does not address Benson's underlying business decision to proceed with the Merger.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Benson and Norwest, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Benson and for Norwest; (ii) the assets and liabilities of Benson and Norwest, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     It is understood that this letter is for the information of the Board of Directors of Benson. This letter does not constitute a recommendation to the Board of Directors of Benson or to any shareholder of Benson with respect to any approval of the Merger.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the consideration to be received by the Benson common shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to such common shareholders.

                                          Very truly yours,

                                          HOEFER & ARNETT INCORPORATED

                                   APPENDIX C

                         TEXAS BUSINESS CORPORATION ACT
                          ARTICLES 5.11, 5.12 AND 5.13

ART. 5.11  RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
           ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

Act 1995, 54th Leg., p.239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1957,
55th Leg., p. 111, ch. 54 Section 10; Acts 1973, 63rd Leg., p. 1508, ch. 545,
Section 36, eff. Aug. 27, 1972; Acts 1989, 71st Leg, ch. 301, Section 34, eff. Aug 28, 1989; Acts 1991, 72nd Leg., ch. 901, Section 32, Aug. 26, 1991.

ART. 5.12  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACCOUNTS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholders. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number of class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety
(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, making for a finding and determination of the fair market value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the address therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgement of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civile Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholders elected to dissent was effected to the date of such judgement, to the shareholder entitled to payment. The judgment shall be payable to the holders of uncertified shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger, and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Acts 1955, 54th Leg., p.239, ch. 64, eff. Sept. 6, 1966. Amended by Acts 1967, 60th Leg., p. 1721, ch. 657, Section 12, eff. June 17, 1967; Acts 1968, 68th
Leg., p. 3570, ch. 442, Section 9, eff. Sept. 1, 1983; Acts 1967, 70th Leg., ch.
98, Section 27, eff. Aug. 31, 1987; Acts 1989, 71st Leg., ch. 801, Section 35,
eff. Aug. 28, 1989; Acts 1983, 73rd Leg., ch. 215, Section 2.16, eff. Sept. 1,
1983.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder exempt the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Article
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original demand for payment of the fair value thereof.
     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16 the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Acts 1966, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg. p.1723, ch. 657, Section 13, eff. June 17, 1967; Acts 1963, 68th Leg.
p. 2573, ch. 442, Section 10, eff. Sept. 1, 1968; Acts 1993, 73rd Leg., ch. 215,
Section 2.17, eff. Sept. 1, 1996.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits:       Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1,
                3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4.1 and 4.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the
                Securities and Exchange Commission under File No. 1-2979.
  2.1      --   Agreement and Plan of Reorganization dated December 21, 1995 between Benson
                Financial Corporation and Norwest Corporation (included in Proxy Statement-
                Prospectus as Appendix A).
  3.1      --   Restated Certificate of Incorporation, as amended (incorporated by reference to
                Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993 and
                Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995).
  3.1.1    --   Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP
                Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to
                Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).
  3.1.2    --   Certificate of Designations of Powers, Preferences, and Rights of Norwest
                Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to
                Norwest's Current Report on Form 8-K dated January 9, 1995).
  3.1.3    --   Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995
                ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit
                4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31,
                1995).
  3.1.4    --   Certificate Eliminating the Certificate of Designations with respect to the
                Cumulative Convertible Preferred Stock, Series B (incorporated by reference to
                Exhibit 3(a) to Norwest's Current Report on Form 8-K dated November 1, 1995).
  3.1.5    --   Certificate Eliminating the Certificate of Designations with respect to the
                10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 3 to
                Norwest's Current Report on Form 8-K dated February 20, 1996, as amended pursuant to Form 8-K/A dated February 21, 1996).
  3.1.6    --   Certificate of Designations with respect to the 1996 ESOP Cumulative Convertible
                Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current
                Report on Form 8-K dated February 26, 1996).
  3.2      --   By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's
                Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).
  4        --   Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and
                Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).
  4.1      --   Certificate of Adjustment, dated July 21, 1989, to Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).
  4.2      --   Certificate of Adjustment, dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).
  5        --   Opinion of Stanley S. Stroup, counsel to Norwest.
  8        --   Form of Opinion of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel.

 23.1      --   Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).
 23.2      --   Consent of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel.
 23.3      --   Consent of KPMG Peat Marwick LLP.
 23.4      --   Consent of Grant Thornton LLP.
 23.5      --   Consent of Hoeffer & Arnett Incorporated.
 24        --   Powers of Attorney.
 99        --   Form of proxy for Special Meeting of Shareholders of Benson Financial
                Corporation.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of
Minnesota, on             , 1996.

                                          NORWEST CORPORATION

                                          By: /s/   RICHARD M. KOVACEVICH
                                            ------------------------------------
                                                   Richard M. Kovacevich
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, the
Registration Statement has been signed on             , 1996 by the following
persons in the capacities indicated:

                                            President and Chief Executive Officer (Principal
       /s/ RICHARD M. KOVACEVICH              Executive Officer)
- ------------------------------------------
           Richard M. Kovacevich
                                            Executive Vice President and Chief Financial
       /s/ JOHN T. THORNTON                 Officer
- ------------------------------------------    (Principal Financial Officer)
           John T. Thornton
                                            Senior Vice President and Controller (Principal
      /s/  MICHAEL A. GRAF                  Accounting Officer)
- ------------------------------------------
           Michael A. Graf

DAVID A. CHRISTENSEN        )
GERALD J. FORD              )
PIERSON M. GRIEVE           )
CHARLES M. HARPER           )
WILLIAM A. HODDER           )
LLOYD P. JOHNSON            )
REATHA CLARK KING           )         A majority of the Board of Directors*
RICHARD M. KOVACEVICH       )
RICHARD S. LEVITT           )
RICHARD D. McCORMICK        )
CYNTHIA H. MILLIGAN         )
IAN M. ROLLAND              )
MICHAEL W. WRIGHT           )
- ---------------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                          /s/     RICHARD M. KOVACEVICH
                                          --------------------------------------
                                                  Richard M. Kovacevich
                                                     Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT                                                                             FORM OF
NUMBER                                   DESCRIPTION*                                FILING
- ------       -------------------------------------------------------------------- ------------
 2.1     --  Agreement and Plan of Reorganization dated December 21, 1995 between
             Benson Financial Corporation and Norwest Corporation (included in
             Proxy Statement-Prospectus as Appendix A)...........................
 3.1     --  Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K
             dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on
             Form 8-K dated July 3, 1995)........................................
 3.1.1   --  Certificate of Designations of Powers, Preferences, and Rights of
             Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q
             for the quarter ended March 31, 1994)...............................
 3.1.2   --  Certificate of Designations of Powers, Preferences, and Rights of
             Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated
             January 9, 1995)....................................................
 3.1.3   --  Certificate of Designations of Powers, Preferences, and Rights of
             Norwest 1995 ESOP Cumulative Convertible Preferred Stock
             (incorporated by reference to Exhibit 4 to Norwest's Quarterly
             Report on Form 10-Q for the quarter ended March 31, 1995)...........
 3.1.4   --  Certificate Eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B
             (incorporated by reference to Exhibit 3(a) to Norwest's Current
             Report on Form 8-K dated November 1, 1995)..........................
 3.1.5   --  Certificate Eliminating the Certificate of Designations with respect to the 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February
             20, 1996, as amended pursuant to Form 8-K/A dated February 21,
             1996)...............................................................
 3.1.6   --  Certificate of Designations with respect to the 1996 ESOP Cumulative
             Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26, 1996)....
 3.2     --  By-Laws, as amended (incorporated by reference to Exhibit 4(c) to
             Norwest's Quarterly Report on Form 10-Q for the quarter ended March
             31, 1991)...........................................................
 4       --  Rights Agreement, dated as of November 22, 1988, between Norwest
             Corporation and Citibank, N.A. (incorporated by reference to Exhibit
             1 to Norwest's Form 8-A dated December 6, 1988).....................
 4.1     --  Certificate of Adjustment, dated July 21, 1989, to Rights Agreement
             (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated
             July 21, 1989)......................................................
 4.2     --  Certificate of Adjustment, dated June 28, 1993, to Rights Agreement
             (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993)................................................
 5       --  Opinion of Stanley S. Stroup, counsel to Norwest....................  Electronic
                                                                                  Transmission

EXHIBIT                                                                             FORM OF
NUMBER                                   DESCRIPTION*                                FILING
- ------       -------------------------------------------------------------------- ------------
 8       --  Form of Opinion of Kramer, Levin, Naftalis, Nessen, Kamin &
             Frankel.............................................................  Electronic
                                                                                  Transmission
23.1     --  Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).....................................................
23.2     --  Consent of Kramer, Levin, Naftalis, Nessen, Kamin & Frankel.........  Electronic
                                                                                  Transmission
23.3     --  Consent of KPMG Peat Marwick LLP....................................  Electronic
                                                                                  Transmission
23.4     --  Consent of Grant Thornton LLP.......................................  Electronic
                                                                                  Transmission
23.5     --  Consent of Hoefer & Arnett Incorporated.............................  Electronic
                                                                                  Transmission
24       --  Powers of Attorney..................................................  Electronic
                                                                                  Transmission
99       --  Form of proxy for Special Meeting of Shareholders of
             Benson Financial Corporation........................................  Electronic
                                                                                  Transmission

- ---------------
* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4.1 and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.